    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1999

                                                  REGISTRATION NUMBER 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                            PETROQUEST ENERGY, INC.
               (Exact Name of Registrant as Specified in Charter)

            DELAWARE                             1311                            98-0115468
 (State or Other Jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 Incorporation or Organization)       Classification Code Number)          Identification Number)

                           625 E. KALISTE SALOOM ROAD
                           LAFAYETTE, LOUISIANA 70508
                                 (318) 232-7028
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                             ---------------------

                               CHARLES T. GOODSON
                            CHIEF EXECUTIVE OFFICER
                            PETROQUEST ENERGY, INC.
                           625 E. KALISTE SALOOM ROAD
                           LAFAYETTE, LOUISIANA 70508
                                 (318) 232-7028
      (Name, address, including zip code, and telephone number, including area code, of registrant's agent for service)

                             ---------------------

                                   Copies to:

                                ROBERT G. REEDY
                            PORTER & HEDGES, L.L.P.
                                 700 LOUISIANA
                           HOUSTON, TEXAS 77002-2764
                                 (713) 226-0674
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                                    AMOUNT         PROPOSED MAXIMUM      PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                   TO BE           OFFERING PRICE          AGGREGATE           AMOUNT OF
         SECURITIES TO BE REGISTERED              REGISTERED         PER SHARE(1)         OFFERING PRICE     REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------

Common stock, par value $.001 per share......     5,000,000             $1.734             $ 8,670,000            $2,411
-----------------------------------------------------------------------------------------------------------------------------
Common stock, par value $.001 per share(2)...     3,000,000             $1.734             $ 5,202,000            $1,447
-----------------------------------------------------------------------------------------------------------------------------
TOTAL........................................     8,000,000               --               $13,872,000            $3,858
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(c), the registration fee for these shares is calculated based upon the average of the high and low prices per share of the common stock reported by the OTC Bulletin Board on October 25, 1999, or $1.734 per share.

(2) Issuable upon exercise of warrants for that number of shares at an estimated exercise price of $1.25 per share.

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED OCTOBER   , 1999

PROSPECTUS

                                8,000,000 SHARES

                               [PETROQUEST LOGO]

                            PETROQUEST ENERGY, INC.

                                  COMMON STOCK

     The selling stockholders identified in this prospectus are offering

     - up to 5,000,000 shares of our common stock which are currently issued and outstanding and

     - up to 3,000,000 shares of our common stock issuable upon the exercise of outstanding warrants to purchase shares of our common stock.

     We are not offering any shares of our common stock for sale under this prospectus and we will not receive any of the proceeds from the sale of shares by the selling shareholders under this prospectus. However, we will receive approximately $3,750,000 if the warrants representing shares of our common stock in this offering are exercised.

     Our common stock is traded on the Nasdaq Over-The-Counter Bulletin Board under the symbol "PQUE" and on the Toronto Stock Exchange under the symbol "PQU." The last reported sale price for our common stock on the OTC Bulletin Board on October 25, 1999 was $1.75. The last reported sales price for our common stock on the Toronto Stock Exchange on October 22, 1999 was $2.30.

                             ---------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
           SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is October   , 1999

                               TABLE OF CONTENTS

Summary.....................................................    3
Risk Factors................................................    7
Use of Proceeds.............................................   13
Capitalization..............................................   13
Price Range of Our Common Stock.............................   14
Dividend Policy.............................................   14
Selected Financial Data.....................................   15
Selected Operating and Reserve Data.........................   16
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   17
Business....................................................   23
Management..................................................   32
Certain Relationships and Related Transactions..............   40
Principal Stockholders......................................   44
Selling Stockholders........................................   46
Plan of Distribution........................................   48
Description of Our Capital Stock............................   50
Shares Eligible for Future Sale.............................   54
Legal Matters...............................................   55
Experts.....................................................   55
Where You Can Find More Information.........................   55
Index to Financial Statements...............................  F-1

                             ---------------------

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                             ---------------------

                                    SUMMARY

     This summary highlights selected information from this prospectus and may not contain all the information that may be important to you. You should read the entire prospectus, especially "Risk Factors" and the financial data and related notes, before deciding to invest in our common stock.

                            PETROQUEST ENERGY, INC.

     We are an independent oil and gas company engaged in the generation, exploration, development, acquisition and operation of oil and gas properties onshore and offshore in the Gulf Coast Region. We and our predecessors have been active in this area since 1986. Our business strategy is to increase production, cash flow and reserves through generation, exploration, development and acquisition of properties located in the Gulf Coast Region.

     We conduct our exploration and development activities onshore and offshore in the Gulf Coast Region. We have an inventory of projects and prospects that are in varying stages of readiness for drilling. In the near term, exploration and development will be focused on three areas:

     - the Turtle Bayou Field,

     - the Valentine Field, and

     - High Island Block 494 in Federal outer continental shelf waters of the Gulf of Mexico.

     TURTLE BAYOU FIELD. The Turtle Bayou Field is located in Terrebonne Parish, Louisiana approximately 75 miles southwest of New Orleans. It is within the Houma Embayment, an area comprising ten significant fields that have produced total reserves of more than six trillion cubic feet of gas equivalent.

     We have a significant interest in this field and have produced more than 40 billion cubic feet of gas equivalent. We drilled our first well after the new 3-D was evaluated in late 1998. It was completed as a gas well with first production in December 1998, producing at a rate of 3.4 MMcf per day. The second well was drilled in the third quarter of 1999 and began producing in October 1999.

     VALENTINE FIELD. The Valentine Field, also located in the Houma Embayment, approximately 30 miles east of Turtle Bayou Field and approximately 45 miles south of New Orleans, Louisiana, has produced to date more than one trillion cubic feet of gas equivalent. We began this project in 1993. We and a major oil and gas company acquired an 86 square mile 3-D survey in November 1998. We bought the oil and gas company's interest in this field in August 1999. We are in the process of evaluating this data and currently have a 35% to 50% working interest in these prospects.

     HIGH ISLAND BLOCK 494. We acquired a 1/3 interest in this property in 1996, and the remaining 2/3 interest in late 1998. We sold approximately 58% of this prospect and drilled the C-1 well in December 1998 and January 1999. The well tested at 20.3 million cubic feet of natural gas per day. Production in this well began in July 1999, and it is producing at a rate of 15 MMcf per day as of August 1999. We are the operators of this well. Our year-end reserve report did not include reserves for this discovery since it was logged and tested after December 31, 1998.

                              MERGER WITH AMERICAN

     On September 1, 1998, we completed the transaction to merge our wholly owned subsidiary, Optima Energy (U.S.) Corporation, with American Explorer, L.L.C. We also converted from a Canadian corporation to a Delaware corporation and changed our name from Optima Petroleum Corporation to "PetroQuest Energy, Inc."

     Under the terms of the merger, we acquired 100% of the ownership interests of American in exchange for 7,335,001 shares of our common stock and 1,667,001 contingent stock issue rights. The shares of common stock and the contingent stock issue rights were issued to the former owners of American, who became our officers and directors or their affiliates after the merger. The contingent stock issue rights entitle the holders to receive 1,667,001 shares of our common stock if the trading price of our common stock is $5.00 or higher for 20 consecutive trading days on or before September 1, 2001.

     As part of the merger, a seven-member board of directors was elected consisting of two of our then existing directors and five persons designated by the owners of American. In addition, our management was replaced with the management of American. The Canadian offices were closed and our headquarters was moved to 625 E. Kaliste Saloom Road, Suite 400, Lafayette, Louisiana 70508. Our telephone number is (318) 232-7028.

                              RECENT DEVELOPMENTS

     August 1999 Private Placement. In August 1999, we completed a private placement of 5 million units to accredited investors at a purchase price of $1.00 per unit for a total consideration of $5,000,000 before fees and expenses. Each unit sold in the private placement consisted of one share of our common stock and one warrant to purchase one-half of a share of our common stock. Each warrant is exercisable at any time for a period of four years after the date of issuance to purchase one-half of a share of our common stock at a purchase price of $1.25 per share. We also issued warrants to purchase 500,000 shares of our common stock to the placement agents of the units. The warrants received by the placement agents of the units are exercisable at any time for a period of five years after the date of issuance to purchase one share of our common stock at an initial purchase price of $1.25 per share. We agreed to file this registration statement covering the resale of the shares of our common stock underlying the units and the placement agent warrants within 60 days of the private placement closing.

                             SUMMARY FINANCIAL DATA

     The summary financial data presented below as of and for the years ended December 31, 1996, 1997 and 1998 were derived from our audited consolidated financial statements contained in our annual report on Form 10-K. The summary financial operating data as of and for the six months ended June 30, 1998 and 1999, and the balance sheet data as of June 30, 1999, were derived from the unaudited consolidated financial statements contained in our quarterly report on Form 10-Q. The following data is not necessarily indicative of our future results. All amounts are stated in U.S. dollars unless otherwise indicated.

                                                                             SIX MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,          JUNE 30,
                                              ----------------------------   -----------------
                                                1998      1997      1996      1999      1998
                                              --------   -------   -------   -------   -------
                                                    (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenues....................................  $  3,377   $ 4,145   $ 7,982   $ 2,778   $ 1,235
Net income (loss)...........................  $(16,240)  $(2,914)  $   169   $(1,258)  $(1,015)
Earnings (loss) per share...................  $  (1.20)  $ (0.26)  $  0.01   $ (0.06)  $ (0.09)
Oil and gas properties, net.................  $ 17,423   $12,862   $24,909   $19,838   $13,012
Total assets................................  $ 20,066   $20,163   $29,641   $22,511   $19,149
Long-term debt..............................  $  1,300   $   100   $ 4,488   $ 2,999   $   100
Stockholders' equity........................  $ 13,336   $18,740   $22,314   $12,112   $26,601

                       SUMMARY OPERATING AND RESERVE DATA

     The following table sets forth certain operating data from our oil and gas operations for the years ended December 31, 1998, 1997 and 1996 and for the six months ended June 30, 1998 and 1999, and reserve data for the year ended December 31, 1998:

                                                                         SIX MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,                JUNE 30,
                                ------------------------------------   ---------------------
                                   1998         1997         1996         1999        1998
                                ----------   ----------   ----------   ----------   --------
PRODUCTION DATA:
  Oil (Bbls)..................      83,637      105,562      125,756       42,394     42,730
  Gas (Mcf)...................   1,049,247      677,300    2,991,219    1,070,304    213,164
  Total Production (Mcfe).....   1,551,063    1,310,672    3,745,755    1,324,668    469,544
TOTAL SALES:
  Total Oil sales.............  $1,069,570   $2,116,193   $2,720,643   $  560,188   $590,615
  Total gas sales.............   2,173,620    1,848,069    5,243,085    2,150,274    516,768
AVERAGE SALES PRICES PER UNIT:
  Oil (per Bbl)...............  $    12.79   $    20.04   $    21.63   $    13.21   $  13.84
  Gas (per Mcf)...............        2.07         2.73         1.75         2.01       2.42
  Per Mcfe....................        2.09         3.02         2.13         2.15       2.36

                                                                  DECEMBER 31, 1998
                                                              -------------------------
                                                              OIL (MBBLS)   GAS (MMCFS)
                                                              -----------   -----------
ESTIMATED RESERVE DATA:
Proved developed............................................      275          7,722
Proved undeveloped..........................................      229          2,839
Total proved................................................      504         10,561

     Our independent reserve engineers, Ryder Scott Company, prepared the estimates of proved reserves for 1998. Estimated reserves were prepared in accordance with Securities and Exchange Commission regulations regarding disclosure of oil and gas reserve information. We have not filed any reports with other federal agencies which contain an estimate of total proved net oil and gas reserves.

                                  THE OFFERING

Common Stock...............  8,000,000 shares

Dividends..................  We have never declared or paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future.

Voting Rights..............  The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to vote of stockholders.

Use of Proceeds............  We will not receive any proceeds from the sale of our common stock offered by the selling
                             stockholders. The net proceeds from the exercise of any warrant is anticipated to be used to repay indebtedness and for general corporate purposes. See "Use of Proceeds" (page 13).

OTC Bulletin Board and
Toronto Stock Exchange
  Symbols for our common
  stock(1).................  PQUE (OTCBB); PQU (TSE)

Common Stock Outstanding
  Prior to Offering(2).....  23,577,347
---------------

(1) Effective May 5, 1999, our common stock was delisted from quotation on The NASDAQ Stock Market for failure to satisfy NASDAQ's revised listing and maintenance standards including a minimum bid price of $1.00 per share. Our common stock was immediately eligible for listing on the Over-the-Counter Bulletin Board under the symbol "PQUE." Our common stock's listing on the Toronto Stock Exchange was not affected and continues to trade on that exchange under the symbol "PQU."

(2) The information concerning our outstanding common stock above is as of September 30, 1999 and does not include:

      - 1,060,300 shares of our common stock issuable on the exercise of outstanding options,

      - 3,000,000 shares of our common stock issuable on the exercise of outstanding warrants issued in the August 1999 private placement, or

      - 1,667,001 shares of our common stock underlying contingent stock issue rights issued in the merger with American.

      See "Capitalization" (page 13) for a more detailed description of the amount of our securities which are currently issued and outstanding.

                             ---------------------

                                  RISK FACTORS

                             ---------------------

     INVESTING IN OUR THE COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

                             ---------------------

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. Prospective investors should carefully consider the following factors before investing.

WE MAY NOT BE ABLE TO REPLACE OUR RESERVES OR GENERATE CASH FLOWS IF WE ARE UNABLE TO RAISE CAPITAL.

     We make, and will continue to make, substantial capital expenditures for the exploration, acquisition and production of oil and gas reserves. Historically, we have financed these expenditures primarily with cash generated by operations and proceeds from bank borrowings. If our revenues or our borrowing base decrease as a result of lower oil and gas prices, operating difficulties or declines in reserves, we may have limited ability to expend the capital necessary to undertake or complete future drilling programs. Additional debt or equity financing or cash generated by operations may not be available to meet these requirements.

OUR FUTURE SUCCESS DEPENDS UPON OUR ABILITY TO FIND, DEVELOP AND ACQUIRE ADDITIONAL OIL AND GAS RESERVES THAT ARE ECONOMICALLY RECOVERABLE.

     As is generally the case in the Gulf Coast region, many of our producing properties are characterized by a high initial production rate, followed by a steep decline in production. As a result, we must locate and develop or acquire new oil and gas reserves to replace those being depleted by production. We must do this even during periods of low oil and gas prices when it is difficult to raise the capital necessary to finance activities. Without successful exploration or acquisition activities, our reserves and revenues will decline rapidly. We may not be able to find and develop or acquire additional reserves at an acceptable cost or have necessary financing for these activities.

OIL AND GAS PRICES ARE VOLATILE AND A SUBSTANTIAL AND EXTENDED DECLINE IN THE PRICE OF OIL AND GAS WOULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     Our revenues, profitability and future growth and the carrying value of our oil and gas properties depend to a large degree on prevailing oil and gas prices. Our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms also substantially depends upon oil and gas prices. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply and demand for oil and gas, uncertainties within the market and a variety of other factors beyond our control. These factors include:

     - weather conditions in the United States;

     - the condition of the United States economy;

     - the action of the Organization of Petroleum Exporting Countries;

     - governmental regulation;

     - political stability in the Middle East and elsewhere;

     - the foreign supply of oil and gas;

     - the price of foreign imports; and

     - the availability of alternate fuel sources.

Any substantial and extended decline in oil or gas prices would have an adverse effect on the carrying value of our proved reserves, borrowing capacity, revenues, profitability and cash flows from operations.

FACTORS BEYOND OUR CONTROL AFFECT OUR ABILITY TO MARKET OIL AND GAS.

     Our ability to market oil and gas from our wells depends upon several factors beyond our control. These factors include:

     - the level of domestic production and imports of oil and gas;

     - the proximity of gas production to gas pipelines;

     - the availability of pipeline capacity;

     - the demand for oil and gas by utilities and other end users;

     - the availability of alternate fuel sources;

     - the effect of inclement weather;

     - state and federal regulation of oil and gas marketing; and

     - federal regulation of gas sold or transported in interstate commerce.

If these factors were to change dramatically, our ability to market oil and gas or obtain favorable prices for our oil and gas could be adversely affected.

OPERATING HAZARDS INCLUDING THOSE PECULIAR TO THE MARINE ENVIRONMENT MAY ADVERSELY AFFECT OUR ABILITY TO CONDUCT BUSINESS.

     Our operations are subject to risks inherent in the oil and gas industry, such as:

     - blowouts,

     - cratering,

     - explosions,

     - uncontrollable flows of oil, gas or well fluids,

     - fires,

     - pollution and

     - other environmental risks.

These risks could result in substantial losses to us from injury and loss of life, damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. Our offshore operations are also subject to a variety of operating risks peculiar to the marine environment, such as hurricanes or other adverse weather conditions and more extensive governmental regulation. These regulations may, in certain circumstances, impose strict liability for pollution damage or result in the interruption or termination of operations.

LOSSES AND LIABILITIES FROM UNINSURED OR UNDERINSURED DRILLING AND OPERATING ACTIVITIES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND OPERATIONS.

     We maintain several types of insurance to cover our operations, including maritime employer's liability and comprehensive general liability. Amounts over base coverages are provided by primary and excess umbrella liability policies with maximum limits of $35 million. We also maintain operator's extra expense coverage, which covers the control of drilled or producing wells as well as redrilling expenses and pollution coverage for wells out of control.

     We may not be able to maintain adequate insurance in the future at rates we consider reasonable or losses may exceed the maximum limits under our insurance policies. If a significant event that is not fully insured or indemnified occurs, it could materially and adversely affect our financial condition and results of operations.

YOU SHOULD NOT PLACE UNDUE RELIANCE ON RESERVE INFORMATION BECAUSE RESERVE INFORMATION REPRESENTS ESTIMATES.

     This prospectus contains estimates of oil and gas reserves, and the future net cash flows attributable to those reserves, prepared by the Ryder Scott Company, our independent petroleum and geological engineers. There are numerous uncertainties inherent in estimating quantities of proved reserves and cash flows from such reserves, including factors beyond our control and the control of Ryder Scott. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of an estimate of quantities of reserves, or of cash flows attributable to these reserves, is a function of:

     - the available data;

     - assumptions regarding future oil and gas prices;

     - expenditures for future development and exploitation activities; and

     - engineering and geological interpretation and judgment.

Reserves and future cash flows may also be subject to material downward or upward revisions based upon production history, development and exploitation activities and oil and gas prices. Actual future production, revenue, taxes, development expenditures, operating expenses, quantities of recoverable reserves and the value of cash flows from those reserves may vary significantly from the assumptions and estimates in this prospectus. In addition, reserve engineers may make different estimates of reserves and cash flows based on the same available data. In calculating reserves on a Mcfe basis, oil was converted to gas equivalent at the ratio of six Mcf of gas to one Bbl of oil. While this ratio approximates the energy equivalency of gas to oil on a Btu basis, it may not represent the relative prices received by us from the sale of our oil and gas production.

     The estimated quantities of proved reserves and the discounted present value of future net cash flows attributable to those reserves included in this prospectus were prepared by Ryder Scott in accordance with the rules of the Securities and Exchange Commission, and are not intended to represent the fair market value of such reserves.

OUR MANAGEMENT CONTROLS A SIGNIFICANT PERCENTAGE OF OUR OUTSTANDING COMMON STOCK AND THEIR INTERESTS MAY CONFLICT WITH THOSE OF OUR STOCKHOLDERS.

     Our directors and executive officers and their affiliates beneficially own about 40.2% of our outstanding common stock at September 30, 1999. If these persons were to act in concert, they will, as a practicable matter, be able to effectively control the company's affairs, including the election of the entire board of directors and, subject to Delaware law applicable to related party transactions, any matter submitted to a vote of the stockholders. This concentration of ownership could also have the effect of delaying or preventing a change in control of or otherwise discouraging a potential acquiror from attempting to obtain control of us. This could have a material adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the then prevailing market prices for their shares of common stock. See "Management" (page 32) and "Principal Stockholders" (page 44).

WE FACE STRONG COMPETITION FROM LARGER OIL AND GAS COMPANIES THAT MAY NEGATIVELY AFFECT OUR ABILITY TO CARRY ON OPERATIONS.

     We operate in the highly competitive areas of oil and gas exploration, development and production. Factors which affect our ability to successfully compete in the marketplace include:

     - the availability of funds and information relating to a property;

     - the standards established by us for the minimum projected return on investment;

     - the availability of alternate fuel sources; and

     - the intermediate transportation of gas.

Our competitors include major integrated oil companies, substantial independent energy companies, affiliates of major interstate and intrastate pipelines and national and local gas gatherers, many of which possess greater financial and other resources than we do.

COMPLIANCE WITH ENVIRONMENTAL AND OTHER GOVERNMENT REGULATIONS COULD BE COSTLY AND COULD NEGATIVELY IMPACT PRODUCTION.

     Our operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may:

     - require the acquisition of a permit before drilling commences,

     - restrict the types, quantities and concentration of various substances that can be released into the environment from drilling and production activities,

     - limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas,

     - require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells, and

     - impose substantial liabilities for pollution resulting from our operations.

     The recent trend toward stricter standards in environmental legislation and regulation is likely to continue. The enactment of stricter legislation or the adoption of stricter regulation could have a significant impact on our operating costs, as well as on the oil and gas industry in general.

     Our operations could result in liability for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. We could also be liable for environmental damages caused by previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred which could have a material adverse effect on our financial condition and results of operations. We maintain insurance coverage for our operations, including limited coverage for sudden and accidental environmental damages, but we do not believe that insurance coverage for environmental damages that occur over time or complete coverage for sudden and accidental environmental damages is available at a reasonable cost. Accordingly, we may be subject to liability or may lose the privilege to continue exploration or production activities upon substantial portions of our properties if certain environmental damages occur.

     The Oil Pollution Act of 1990 imposes a variety of regulations on "responsible parties" related to the prevention of oil spills. The implementation of new, or the modification of existing, environmental laws or regulations, including regulations promulgated pursuant to the Oil Pollution Act of 1990, could have a material adverse impact on us.

THE LACK OF TRADING VOLUME AND THE DELISTING OF OUR COMMON STOCK COULD ADVERSELY AFFECT THE PREVAILING MARKET FOR OUR COMMON STOCK.

     Historically, there has been limited trading volume for our common stock. Effective May 5, 1999, our common stock was delisted from quotation on The NASDAQ Stock Market for failure to comply with NASDAQ's listing and maintenance standards including a minimum bid price of $1.00 per share. Our common stock was immediately eligible for listing on the Over-the-Counter Bulletin Board, subject to applicable rules. Our common stock's listing on the Toronto Stock Exchange was not affected. Analysts may not provide coverage with respect to our common stock. These factors may affect the liquidity of our common stock and a significant market may not develop for our common stock.

SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK MAY ADVERSELY AFFECT OUR STOCK PRICE AND MAKE FUTURE OFFERINGS TO RAISE MORE CAPITAL DIFFICULT.

     Sales of a large number of shares of our common stock in the market after this offering or the perception that sales may occur could adversely affect the trading price of our common stock. Assuming the exercise of warrants issued in the August 1999 private placement, we would have had approximately 26.6 million shares of our common stock outstanding as of September 30, 1999. Of these shares, approximately 18,068,000 are freely tradeable with the remaining constituting "restricted securities" within the meaning of Rule 144 adopted under the Securities Act. These restricted securities may be resold publicly only following their effective registration under the Securities Act, or based upon an available exemption from the registration requirements of that Act, such as Rule 144. Under Rule 144, those shares will be eligible for resale, subject to certain volume limitations and other requirements. The holders of a substantial number of those restricted shares have registration rights granted in the August 1999 private placement and the merger with American.

     At September 30, 1999, we have options outstanding to purchase 1,060,300 shares of our common stock. These options were granted under our 1998 incentive plan. We have registered all the shares subject to options granted under our 1998 incentive plan under the Securities Act for public resale. See
"Management -- Incentive Plan" (page 39).

     We may issue additional restricted securities or register additional shares of common stock under the Securities Act in the future for its use in connection with future acquisitions. Pursuant to Securities Act Rule 145, the volume limitations and certain other requirements of Rule 144 would apply to resales of these shares by affiliates of the businesses that we acquire for a period of one year from the date of their acquisition, but otherwise these shares would be freely tradable by persons not affiliated with us unless we contractually restrict their resale.

     The availability for sale, or sale, of the shares of common stock eligible for future sale could adversely affect the market price of our common stock. See "Shares Eligible for Future Sale" (page 54).

WE MAY ISSUE SHARES OF PREFERRED STOCK WITH GREATER RIGHTS THAN OUR COMMON
STOCK.

     Our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from you. Any preferred stock that is issued may rank ahead of our common stock in terms of dividends priority and liquidation premiums and may have greater voting rights than our common stock. See "Description of Capital Stock -- Preferred Stock" (page 50).

PROVISIONS IN OUR CORPORATE DOCUMENTS AND DELAWARE LAW COULD DELAY OR PREVENT A CHANGE IN CONTROL OF OUR COMPANY, EVEN IF THAT CHANGE WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Certain provisions of our certificate of incorporation and bylaws may delay, discourage, prevent or render more difficult an attempt to obtain control of our company, whether through a tender offer, business combination, proxy contest or otherwise. These provisions include:

     - the charter authorization of "blank check" preferred stock;

     - a limitation on the removal of directors only for cause, and then only on approval of holders of two-thirds of the outstanding voting stock; and

     - a restriction on the ability of stockholders to take actions by written consent.

YOU SHOULD NOT PLACE UNDUE RELIANCE ON FORWARD-LOOKING INFORMATION.

     This prospectus includes "forward looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this prospectus, including without limitation statements under the "Summary," and "Business and Properties" regarding increases in oil and gas production, our financial position, oil and gas reserve estimates, business strategy and other plans and objectives for future operations, are forward-looking statements. These expectations may not prove to be correct. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary from one another. Results of drilling, testing and production subsequent to the date of an estimate may also justify revisions of such estimates and such revisions, if significant, would change the schedule of any further production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered. Additional important factors that could cause actual results to differ materially from our expectations are disclosed under these "Risk Factors" and elsewhere in this prospectus. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, our actual results and plans for 1999 and beyond could differ materially from those expressed in the forward-looking statements. All such forward-looking statements are expressly qualified in their entirety by such factors.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of our common stock by the selling stockholders pursuant to this prospectus. The net proceeds from the exercise of any warrant is anticipated to be used to repay indebtedness and for general corporate purpose.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 1999. You should read our capitalization information set forth below in conjunction with our consolidated financial statements and notes included elsewhere in this prospectus.

                                                                 JUNE 30,
                                                                   1999
                                                               ------------
                                                               (AMOUNTS IN
                                                                THOUSANDS)
Accounts payable and current maturities of long-term
obligations.................................................     $  2,935
Accounts payable to be refinanced...........................     $    499
Long-term obligations, less current maturities..............        3,250
                                                                 --------
          Total Debt........................................     $  6,684
                                                                 ========
STOCKHOLDERS' EQUITY:
  Common stock, par value $.001 per share; 75,000,000 shares authorized; 18,537,347 shares issued and
     outstanding(1).........................................           19
  Additional paid-in capital................................       43,829
  Retained earnings (deficit)...............................      (31,736)
                                                                 --------
          Total stockholders' equity........................       12,112
                                                                 --------
          Total capitalization..............................     $ 18,796
                                                                 ========

---------------

(1) Does not include:

     - 1,060,300 shares of our common stock issuable on exercise of outstanding options,

     - 40,000 shares of our common stock issued after June 30, 1999 on the exercise of outstanding options,

     - 5,000,000 shares of our common stock issued in the August 1999 private placement,

     - 3,000,000 shares of our common stock issuable on exercise of outstanding warrants issued in the August 1999 private placement, or

     - 1,667,001 shares of our common stock underlying contingent stock issue rights issued in the merger with American.

                        PRICE RANGE OF OUR COMMON STOCK

COMMON STOCK TRADING

     Our common stock is currently traded on the Over-the-Counter Bulletin Board under the symbol "PQUE" and on the Toronto Stock Exchange under the symbol "PQU." Our common stock formerly was listed on The NASDAQ Stock Market under the symbol "PQUE," however, effective May 5, 1999, our common stock was delisted from quotation on The NASDAQ Stock Market for failure to satisfy NASDAQ's listing and maintenance standards including a minimum bid price of $1.00 per share. At September 30, 1999, there were approximately 974 common stockholders of record. We urge you to obtain current market quotations before making any decision to invest in our common stock. The following table lists high and low sales prices per share for the calendar quarters indicated (rounded to the nearest cent):

                                                        THE NASDAQ STOCK
                                                          MARKET/OTCBB      TORONTO STOCK EXCHANGE
                                                       ------------------   ----------------------
                                                        HIGH        LOW       HIGH          LOW
                                                       (US $)      (US $)   (CND $)       (CND $)
                                                       ------      ------   --------      --------
1997
  First Quarter......................................   3.06        2.13      4.10          2.95
  Second Quarter.....................................   2.56        2.00      3.50          2.75
  Third Quarter......................................   2.13        1.38      3.25          2.00
  Fourth Quarter.....................................   2.31        1.50      3.85          1.50
1998
  First Quarter......................................   1.69        1.00      2.50          1.41
  Second Quarter.....................................   1.69        0.88      2.25          1.35
  Third Quarter......................................   1.25        0.63      1.50          1.50
  Fourth Quarter.....................................   1.13        0.56      1.55          1.00
1999
  First Quarter......................................   1.03        0.66      1.25          0.75
  Second Quarter
     (through May 5 for NASDAQ and TSE)..............   0.81        0.63      0.90          0.75
     (May 6 through June 30 for OTCBB and TSE).......   1.16        0.69      1.65          0.75
  Third Quarter......................................   1.69        0.91      2.50          1.20
  Fourth Quarter (through October 25, 1999)..........   1.81        1.63      3.00          2.25

                                DIVIDEND POLICY

     We have never paid cash dividends and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain earnings to finance the expansion of our business. Any future dividends will be at the discretion of the board of directors after taking into account various factors, including:

     - our financial condition,

     - our results of operations,

     - our cash flows from operations,

     - our current and anticipated cash needs and expansion plans,

     - the income tax laws then in effect,

     - the requirements of Delaware law, and

     - the restrictions imposed by our future credit facilities.

Our existing credit facility requires compliance with various loan covenants, including restrictions on the payment of dividends.

                            SELECTED FINANCIAL DATA

     The selected financial data presented below as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 have been derived from our audited consolidated financial statements. The selected financial operating data as of and for the six months ended June 30, 1998 and 1999, and the balance sheet data as of June 30, 1999, have been derived from unaudited consolidated financial statements. In the opinion of management, this unaudited interim financial data contains all adjustments necessary to present fairly the six months ended June 30, 1998 and 1999. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and their related notes included under this prospectus. The following data is not necessarily indicative of our future results. All amounts are stated in U.S. dollars unless otherwise indicated.

                                                                                SIX MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,                     JUNE 30,
                           --------------------------------------------------   -----------------
                             1998        1997      1996      1995      1994      1999      1998
                           ---------   --------   -------   -------   -------   -------   -------
                             (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenues.................  $   3,377   $  4,145   $ 7,982   $ 3,888   $ 2,448   $ 2,778   $ 1,235
Net income (loss)........  $ (16,240)  $ (2,914)  $   169   $(2,002)  $(3,157)  $(1,258)  $(1,015)
Earnings (loss) per
  share..................  $   (1.20)  $  (0.26)  $  0.01   $ (0.22)  $ (0.41)  $ (0.06)  $ (0.09)
Oil and gas properties,
  net....................  $  17,423   $ 12,862   $24,909   $23,396   $15,880   $19,838   $13,012
Total assets.............  $  20,066   $ 20,163   $29,641   $27,558   $17,687   $22,511   $19,149
Long-term debt...........  $   1,300   $    100   $ 4,488   $ 5,418   $ 1,319   $ 2,999   $   100
Stockholders' equity.....  $  13,336   $ 18,740   $22,314   $20,360   $14,865   $12,112   $26,601

                      SELECTED OPERATING AND RESERVE DATA

     The following table sets forth certain operating data with respect to our oil and gas operations for the years ended December 31, 1998, 1997 and 1996 and for the six months ended June 30, 1998 and 1999, and reserve data for the year ended December 31, 1998:

                                                                             SIX MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                JUNE 30,
                                    ------------------------------------   ---------------------
                                       1998         1997         1996         1999        1998
                                    ----------   ----------   ----------   ----------   --------
PRODUCTION DATA:
  Oil (Bbls)......................      83,637      105,562      125,756       42,394     42,730
  Gas (Mcf).......................   1,049,247      677,300    2,991,219    1,070,304    213,164
  Total Production (Mcfe).........   1,551,063    1,310,672    3,745,755    1,324,668    469,544
TOTAL SALES:
  Total Oil sales.................  $1,069,570   $2,116,193   $2,720,643   $  560,188   $590,615
  Total gas sales.................   2,173,620    1,848,069    5,243,085    2,150,274    516,768
AVERAGE SALES PRICES PER UNIT:
  Oil (per Bbl)...................  $    12.79   $    20.04   $    21.63   $    13.21   $  13.84
  Gas (per Mcf)...................        2.07         2.73         1.75         2.01       2.42
  Per Mcfe........................        2.09         3.02         2.13         2.15       2.36

                                                                  DECEMBER 31, 1998
                                                              -------------------------
                                                              OIL (MBBLS)   GAS (MMCFS)
                                                              -----------   -----------
ESTIMATED RESERVE DATA:
Proved developed............................................      275          7,722
Proved undeveloped..........................................      229          2,839
Total proved................................................      504         10,561

     Our independent reserve engineers, Ryder Scott Company, prepared the estimates of proved reserves for 1998. Estimated reserves were prepared in accordance with Securities and Exchange Commission regulations regarding disclosure of oil and gas reserve information. We have not filed any reports with other federal agencies which contain an estimate of total proved net oil and gas reserves.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

     PetroQuest Energy, Inc. is an independent oil and gas company engaged in the development, exploration, acquisition and operation of oil and gas properties onshore and offshore in the Gulf Coast Region. We and our predecessors have been active in this area since 1986, which gives us extensive geophysical, technical and operational expertise in this area. Our business strategy is to increase production, cash flow and reserves through exploration, development and acquisition of properties located in the Gulf Coast Region.

MERGER WITH AMERICAN EXPLORER, L.L.C.

     On September 1, 1998, we completed the transaction to merge our wholly owned subsidiary Optima Energy (U.S.) Corporation with American Explorer, L.L.C. Concurrent with the transaction, we became a Delaware corporation and converted each share of Optima common stock into one share of our common stock and changed our name from Optima Petroleum Corporation to "PetroQuest Energy, Inc."

     In the transaction, American merged with us in exchange for 7,335,001 shares of our common stock, issued to the three former members of American, representing about 40% of the post-acquisition shares outstanding. Additionally, we issued 1,667,001 contingent stock rights exchangeable for common shares should the market share price of our common stock exceed $5 per share for 20 consecutive trading days during the three year term of the rights. The rights terminate on September 1, 2001.

     The transaction was treated as a purchase for accounting purposes. No value was assigned to the contingent stock rights. The purchase price of approximately $10.6 million was allocated to the assets and liabilities based on estimated fair value. The operating results of American have been consolidated in our statement of operations since September 1, 1998.

NEW ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued Standard Financial Accounting Standards No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and display of comprehensive income in the financial statements. Comprehensive income is the total of net income and all other non-owner changes in equity. SFAS No. 131 requires that companies disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance. SFAS Nos. 130 and 131 were effective for 1998. We adopted these standards in 1998 with no effect on our financial statements, financial position or results of operations.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The statement establishes accounting and reporting standards that require every derivative instrument, including certain derivative instruments embedded in other contracts, to be recorded in the balance sheet as either an asset or liability measured at its fair value.

     SFAS No. 133 is effective for fiscal years beginning after June 15, 2000 and must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the company's election, before January 1, 1998).

     Because we do not currently use derivative instruments, the adoption of SFAS No. 133 will not impact our financial statements.

RESULTS OF OPERATIONS

     The following table sets forth certain operating information with respect to our oil and gas operations for the years ended December 31, 1998, 1997 and 1996 and the six-months ended June 30, 1999 and 1998.

                                                                             SIX MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                JUNE 30,
                                    ------------------------------------   ---------------------
                                       1998         1997         1996         1999        1998
                                    ----------   ----------   ----------   ----------   --------
PRODUCTION DATA:
  Oil (Bbls)......................      83,637      105,562      125,756       42,394     42,730
  Gas (Mcf).......................   1,049,247      677,300    2,991,219    1,070,304    213,164
  Total Production (Mcfe).........   1,551,063    1,310,672    3,745,755    1,324,668    469,544
TOTAL SALES:
  Total Oil sales.................  $1,069,570   $2,116,193   $2,720,643   $  560,188   $590,615
  Total gas sales.................   2,173,620    1,848,069    5,243,085    2,150,274    516,768
AVERAGE SALES PRICES PER UNIT:
  Oil (per Bbl)...................  $    12.79   $    20.04   $    21.63   $    13.21   $  13.84
  Gas (per Mcf)...................        2.07         2.73         1.75         2.01       2.42
  Per Mcfe........................        2.09         3.02         2.13         2.15       2.36

  Comparison of Six Months Ended June 30, 1999 and 1998

     Net Loss. Net loss for the six months ended June 30, 1999 was $1,258,000 as compared to net loss of $1,015,000 for the first six months of 1998. The increase in the loss for the second quarter is due primarily to the exchange gain recognized in 1998. There was little Canadian activity in 1999, resulting in nominal exchange activity.

     Production Volumes. On a thousand cubic feet equivalent (Mcfe) basis, the production volumes for the six months ended 1999 increased 182% over the comparable 1998 period. This is due to the merger with American and the addition of the CL&F #12 in the Turtle Bayou Field. The CL&F #12 discovery occurred in the fourth quarter of 1998 and commenced production in December 1998. The properties previously owned by American produced 693,000 Mcfe for the six months ended June 30, 1999. The CL&F #12 produced 207,000 Mcfe for the six months ended June 30, 1999.

     Oil and Gas Sales. For the first six months of 1999, oil and gas sales increased 147% to $2,738,000, compared to oil and gas revenues of $1,107,000 during the comparable 1998 period. These increases were caused by the production increases discussed above. Stated on a Mcfe basis, unit prices received during the first six months of 1999 were 13% lower than the prices received during the comparable 1998 period.

     Lease Operating Expenses. Operating expenses for the six months ended June 30, 1999 increased to $975,000 from $396,000 during the six months ended June 30, 1998 due primarily to the merger with American and the addition of the related properties. On a Mcfe basis, operating expenses decreased from $.84 per Mcfe for the first six months in 1998 to $ .74 for the same period in 1999.

     General and Administrative Expenses. General and administrative expenses increased $713,000 to $1,309,000 for the first six months in 1999 from $596,000 for the comparable 1998 period. The 1999 amount includes $598,000 which was capitalized as related directly to our acquisition, exploration and development efforts. Total general and administrative costs increased in 1999 due to the additional staffing levels related to the generation and operation of properties.

     Interest Expense. Interest expense increased due to the addition of the debt associated with the merger with American and the addition of the non-recourse financing associated with the completion, flow line and facility cost of High Island Block 494 property.

     Depreciation, Depletion and Amortization. Depreciation, depletion and amortization expense for the six months ended June 30, 1999 increased 49% from the 1998 period. This resulted from the additions to property cost on the balance sheet for the American properties. On a Mcfe basis, which reflects the changes in production, the depreciation, depletion and amortization rate for the first six months of 1999 was $1.52 per Mcfe compared to $2.88 per Mcfe for the same period in 1998.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997.

     Oil and Gas Revenues. Oil and gas revenue decreased from $3,964,000 in 1997 to $3,263,000 in 1998 or a decrease of 18%. This decrease was the result of both a decrease in oil production volumes and product prices for both oil and gas. Oil production volumes decreased as a result of normal depletion of our oil properties partially offset by the additions of the American properties. Gas production increased due to the addition of American. Product prices declined 30% on an Mcfe basis from 1997 to 1998, reflecting decreased product prices for both oil and gas.

     Lease Operating Expenses. Lease operating expenses increased from $735,000 in 1997 to $1,349,000 in 1998. This is due to the addition of the American properties at September 1, 1998 and several large workovers performed during 1998. This was partially offset by a decrease in the number of producing properties in 1998.

     Depreciation, Depletion and Amortization. Depreciation, depletion and amortization, before the full cost ceiling write-downs in each year, did not change significantly from $3,133,000 in 1997 to $2,801,000 in 1998. On a Mcfe basis, the depreciation, depletion and amortization rate for 1998 was $1.81 per Mcfe compared to $2.39 per Mcfe for 1997.

     Full Cost Ceiling Write-Down. The full cost ceiling write-down in 1998 of $13,431,000 was primarily attributable to cost in excess of net book value recorded in the merger with American and significant declines in oil and gas prices in 1998.

     General and Administrative Expenses. General and administrative expenses increased from $1,222,000 in 1997 to $1,779,000 in 1998. The increase is primarily related to non-recurring costs of $450,000 associated with closing our Vancouver office and termination of Canadian consultants and employees.

     Interest Expense. Interest expense decreased due to a lower outstanding debt during 1998 compared to 1997.

COMPARISON OF THE RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996.

     We reported a loss for 1997 of $2,914,000 as compared to earnings of $169,000 in 1996. The decline of $3,083,000 is due to a combination of production volume declines, a $1,820,000 full cost ceiling test write-down of U.S. oil and gas properties and a $740,000 provision for revenue dispute. The 79% reduction in natural gas volume from 2,991,000 Mcf in 1996 to 677,000 mcf was primarily due to the sale of Canadian petroleum and natural gas assets effective January 1, 1997. Canadian operations represented between 55% to 60% total entity production over the previous 12 to 18 months. Although oil production was also impacted by the Canadian asset sale, new production at Back Ridge, Louisiana resulted in only a 16% decline in oil production volume. Oil prices declined in 1997 by 7% whereas natural gas prices were 56% higher than 1996.

     Operating Expense. Oil and natural gas operating expenses decreased from $1,209,000 in 1996 to $735,000 in 1997. On a Mcfe basis, operating expenses increased to $0.56 as compared to $0.32 in 1996. The increase is due to workovers at Valentine and declining gas productivity at Lake Boeuf.

     Interest Expense. Proceeds from the sale of Canadian assets were utilized to pay off the Canadian bank loan. Additionally, we reduced our U.S. bank loan to $100,000 in 1997. As a result, the interest and bank charges fell to $136,000 in 1997 as compared to $502,000 a year earlier.

     Depletion, Depreciation and Amortization. Depletion and depreciation decreased to $3,133,000 in 1997 from $4,202,000 in 1996 or 25%. On a Mcfe basis in 1997, the expense was $2.39 per Mcfe versus $1.12 per Mcfe in 1996.

     General and Administrative Expense. General and administrative expense did not change significantly from 1996 to 1997.

     Full Cost Ceiling Write-Down. Under the full cost method of accounting, we are required to meet certain ceiling tests in respect of the carrying value of petroleum and natural gas interests on the balance sheet as of December 31, 1997. A ceiling test write-down of $1,820,000 of petroleum and natural gas interests was reflected in the consolidated statements of operations.

LIQUIDITY AND CAPITAL RESOURCES

     Working Capital and Cash Flow. Working capital (before considering the current portion of debt) decreased from $0.1 million deficit at December 31, 1998 to a deficit of $1.6 million at June 30, 1999. This was caused primarily by funds expended for principal payments on debt and oil and gas properties.

     We have borrowed the maximum amount under our reducing revolving line of credit. The borrowing base of this facility is set to be redetermined on September 1, 1999. Currently, the line will reduce $250,000 per month. The next redetermination is scheduled for September 1, 1999. Interest under the loan is payable monthly at prime plus 1/2% (8 1/4% at June 30, 1999).

     On April 21, 1999, we entered into a loan agreement for non-recourse financing to fund completion, flow line and facility costs of our High Island Block 494 property. Interest is payable at 12% and the lender receives a 2 1/2% overriding royalty interest in the property which serves as security for the loan. For the first three production months, all of the cash flow from the property will be dedicated to payment of principal and interest on the loan. Subsequently, 85% of the cash flow from the property, assuming certain production levels, will be dedicated to debt service. The well began producing during the first part of July 1999. At June 30, 1999, $449,446 of vendor payables related to the completion, flow line, and facilities of the well at High Island 494 are classified as long-term since they were subsequently funded through this facility.

     For the first six months of 1999, net cash flow from operations before working capital changes increased from $340,000 in 1998 to $754,000 in 1999. This was the result of the addition of the American properties and the CL&F #12 discovery in the Turtle Bayou Field.

     In August 1999, we completed a private placement of 5 million units at a purchase price of $1.00 per unit for a total consideration of $5,000,000 before fees and expenses. The proceeds from the private placement will be used for drilling and exploration costs, delay rentals on oil and gas leases, and working capital and general corporate purposes. Each unit sold in the private placement consists of one share of our common stock and one warrant exercisable to purchase one-half a share of our common stock. Each warrant is exercisable at any time through the fourth year after issuance to purchase one-half of a share of our common stock at an initial purchase price of $1.25 per share.

     Management believes the funds received from the private placement will be sufficient in the near term to fund exploration activities, operations and debt service. Future activities will depend on the success of current exploration and potential additional financing which may be obtained including the sale of additional equity and debt securities and additional bank financing. Additional financing may not be available on acceptable terms, if at all.

     Year 2000 Compliance. During 1998, our executive management and board of directors implemented a program to identify, evaluate and address our year 2000 risks to ensure that all its information technology systems and non-information technology systems will be able to process dates from and after January 1, 2000 without critical systems failure. In addition to evaluating its own systems, we will also assess the year 2000 risks associated with its significant customers and suppliers.

     We are currently evaluating our information technology systems for year 2000 compliance. As part of this evaluation, we have contracted third-party consultants to assist in the identification and replacement of non-compliant information technology systems. During 1998, we began modification of our information technology systems for year 2000 compliance. The modifications are planned to be completed in the third quarter of 1999.

     The non-information technology systems are currently being assessed to determine which systems would be affected by year 2000 issues. Once assessment is complete, any necessary replacements or modifications will be performed. Management believes that any non-information technology issues are minor and will be corrected by third quarter of 1999.

     The assessment of third parties has the primary purpose of determining any disruptions in operations due to non-compliance by an outside organization. This was determined by contacting our suppliers and customers to determine their level of year 2000 compliance and the steps they are taking towards compliance. These assessment and corrective measures are scheduled for completion during the third quarter of 1999.

     Total costs incurred to-date and estimated remaining costs for consultants software and hardware applications for year 2000 compliance are approximately $35,000. We do not separately account for the internal costs incurred for our year 2000 compliance efforts. The costs of these projects and the dates on which we plan to complete modifications and replacements are based on managements' best estimates, the estimates of third-party specialists assisting us, the modification plans of third-parties and other factors. These estimates may not be achieved and actual results could differ materially from those plans.

     Based on preliminary risk assessments, we believe the most likely year 2000 related failure would be a temporary disruption in certain materials and services provided by third-parties, which would not be expected to have a material adverse effect on our financial condition or results of operations. If during our assessment it is determined that a year 2000 related failure would have a material adverse effect on us, contingency plans will be developed. We cannot assure you that we will not be materially adversely affected by year 2000 problems.

FULL COST CEILING WRITE-DOWN

     We use the full cost method of accounting for investment in oil and natural gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and natural gas reserves are capitalized into a "full cost pool" (the pool) as incurred, and the properties in the pool are depleted and charged to operations using the units of production method based on the ratio of current production to total proved future production. Additionally, the cost in excess of the net book value of the assets and liabilities acquired in the merger with American of $7.9 million, discussed above, is recorded in the pool at December 31, 1998, and is subject to depletion or write down. To the extent that costs capitalized in the pool (net of accumulated depreciation, depletion and amortization) exceed the present value (using a 10% discount rate) of estimated future net cash flow from proved oil and natural gas reserves, and the lower of cost and fair value of unproved properties, excess costs are charged to operations.

     Once incurred, a write-down of oil and natural gas properties is not reversible at a later date even if oil or natural gas prices increase. We were required to write-down our asset base in 1998 due primarily to the cost in excess of net book value recorded in the merger with American and significant declines in oil prices during 1998.

ACCOUNTANTS

     On December 16, 1998, our board of directors replaced KPMG as our principal accountant with Arthur Andersen LLP. Arthur Andersen was the principal accountant for American Explorer, L.L.C., which we acquired on September 1, 1998.

     KPMG's report on our financial statements for each of the last two fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified to uncertainty, audit scope, or accounting principles. During our two most recent fiscal years and subsequent interim periods preceding the replacement of KPMG, there were no disagreements with KPMG on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure. We have authorized KPMG to respond fully to any inquiries by Arthur Andersen.

MARKET RISK

     Our indebtedness under our line of credit is variable rate financing. We believe that our exposure to market risk relating to interest rate risk is not material. We believe that our business operations are not exposed to market risks relating to foreign currency exchange risk or equity price risk.

     Price Risk. Our revenues are derived from the sale of our crude oil and natural gas production. Based on projected annual sales volumes for the remaining six months of 1999, a 10% decline in the prices received from our crude oil and natural gas production would have about a $450,000 impact on our revenues.

                                    BUSINESS

GENERAL

     We are an independent oil and gas company engaged in the generation, exploration, development, acquisition and operation of oil and gas properties onshore and offshore in the Gulf Coast Region. We and our predecessors have been active in this area since 1986. Our business strategy is to increase production, cash flow and reserves through generation, exploration, development and acquisition of properties located in the Gulf Coast Region.

     On September 1, 1998, we completed the transaction to merge our wholly owned subsidiary, Optima Energy (U.S.) Corporation, with American Explorer, L.L.C. We also converted from a Canadian corporation to a Delaware corporation and changed our name from Optima Petroleum Corporation to "PetroQuest Energy, Inc."

     Under the terms of the merger, we acquired 100% of the ownership interests of American in exchange for 7,335,001 shares of our common stock and 1,667,001 contingent stock issue rights. The shares of common stock and the contingent stock issue rights were issued to the former owners of American, who became our officers and directors or their affiliates after the merger. The contingent stock issue rights entitle the holders to receive 1,667,001 shares of our common stock if the trading price of our common stock is $5.00 or higher for 20 consecutive trading days on or before September 1, 2001.

     Under the merger, a seven-member board of directors was elected consisting of two of our then existing directors and five persons designated by the owners of American. In addition, our management was replaced with the management of American. The Canadian offices were closed and our headquarters was moved to 625
E. Kaliste Saloom Road, Suite 400, Lafayette, Louisiana 70508. Our telephone number is (318) 232-7028.

EXPLORATION AND DEVELOPMENT ACTIVITIES

     We currently conduct our exploration and development onshore and offshore in the Gulf Coast Region. Through the merger with American, we have an inventory of projects and prospects that are in varying stages of readiness for drilling. In the near term, exploration and development will be focused on three areas:

     - the Turtle Bayou Field,

     - the Valentine Field, and

     - High Island Block 494 in Federal outer continental shelf waters of the Gulf of Mexico.

     TURTLE BAYOU FIELD. The Turtle Bayou Field is located in Terrebonne Parish, Louisiana approximately 75 miles southwest of New Orleans. It is within the western portion of the Houma Embayment, a large structural down-warping of the continental shelf where a thick sequence of sand and shale was deposited during middle Miocene time. Within the Houma Embayment are ten significant fields that have produced total reserves of more than six trillion cubic feet of gas equivalent. These fields have seen recent 3-D seismic activity, resulting in renewed drilling and increased production.

     We have significant interest in this field and have produced to date more than 40 billion cubic feet of gas equivalent. The previous exploration and development was based on an existing 2-D and a 3-D seismic survey acquired in 1993. A new 3-D survey that was shot by Gecko-Prakla/Schlumberger in 1998 indicated numerous untested fault blocks and up-dip reserves. We drilled our first well after the new 3-D was evaluated in late 1998. It was completed as a gas well with first production in December 1998, producing at a rate of 3.4 MMcf per day. The second well was drilled in the third quarter of 1999 and began producing in October 1999.

     VALENTINE FIELD. The Valentine Field, also located in the Houma Embayment, approximately 30 miles east of Turtle Bayou Field and approximately 45 miles south of New Orleans, Louisiana, has to date produced in excess of one trillion cubic feet of gas equivalent. We began this project in 1993. Due to various landowner and partner problems, only three 2-D seismic lines were ever shot over this south Louisiana salt dome structure and thus virtually no deep exploration ever occurred. We and our partner, a major oil and gas company, acquired an 86 square mile 3-D survey that was delivered on November 1, 1998 and we are in the process of evaluating the data. We bought our partner's interest in this field in August 1999. We currently have a 35% to 50% working interest in these prospects.

     HIGH ISLAND BLOCK 494. We acquired a 1/3 interest in this property in 1996 and the remaining 2/3 interest in late 1998. We sold approximately 58% of this prospect and drilled the C-1 well in December 1998 and January 1999. It was drilled to a total vertical depth of 8,800 feet and encountered 207 feet of gross hydrocarbon column with 80 feet of natural gas pay in the objective Cris.
S. Sand. The well tested at 20.3 million cubic feet of natural gas per day. Production in this well began in July 1999 and it is producing at a rate of 15 MMcf per day as of August 1999. We are the operators of this well. Our year-end reserve report did not include reserves for this discovery since it was logged and tested after December 31, 1998.

MARKETS

     Our ability to market oil and gas from our wells depends upon numerous factors beyond the Company's control, including the following:

     - the extent of domestic production and imports of oil and gas;

     - the proximity of the gas production to gas pipelines;

     - the availability of capacity in such pipelines;

     - the demand for oil and gas by utilities and other end users;

     - the availability of alternative fuel sources;

     - the effects of inclement weather;

     - state and federal regulation of oil and gas production; and

     - federal regulation of gas sold or transported in interstate commerce.

We cannot assure you that we will be able to market all of the oil or gas we produce or that we can obtain favorable prices for our oil and gas production.

     Because of the uncertainties affecting the supply and demand for oil, gas and refined petroleum products, we are unable to predict future oil and gas prices and demand or the overall effect such prices and demand will have on us. The following companies purchased at lease 10% of our total production for the periods indicated:

                                                          PERCENTAGE OF TOTAL PRODUCTION
                                                       ------------------------------------
                                                          YEAR ENDED       SIX MONTHS ENDED
                                                       DECEMBER 31, 1998    JUNE 30, 1999
                                                       -----------------   ----------------
Creole Gas Co........................................         18%                25%
El Paso Energy Marketing Co..........................         17%                15%
The Meridian Resource & Exploration Co...............         16%                15%

We do not believe that the loss of any of our oil purchasers would have a material adverse effect on our operations. Since all of our gas sales are on the spot market, the loss of one or more gas purchasers should not materially and adversely affect our financial condition. Our marketing of oil and gas can be affected by a number of factors which are beyond our control, the exact effects of which cannot be accurately predicted.

PROPERTIES

     Our oil and gas properties are located onshore and offshore in the Gulf Coast Region. At December 31, 1998, our estimated proved reserves totaled 504 thousand barrels of oil and 10.6 billion cubic feet of natural gas, with pre-tax present value of the estimated future net revenues of $11.7 million based on constant prices in effect at year-end and a discount factor of 10%. Gas constituted approximately 78% of our total estimated proved reserves and approximately 69% of our reserves are proved developed reserves. At December 31, 1998, we operated 18 wells representing approximately 56% of the total discounted cash flow attributable to estimated proved reserves.

SIGNIFICANT PROPERTIES

     Valentine Field, Lafourche Parish, LA. The Valentine Field has to date produced in excess of one trillion cubic feet of gas equivalent. We began this project in 1993. Due to various landowner and partner problems, only three 2-D seismic lines were shot over this south Louisiana salt dome structure, and thus, virtually no deep exploration ever occurred. We and a major oil and gas company, acquired an 86 square mile 3-D survey in November 1998. We bought the oil and gas company's interest in this field in August 1999. We are in the process of evaluating the data and have a 35% to 50% working interest in these prospects as
of             .

     Turtle Bayou Field, Terrebonne Parish, LA. We have participated in the drilling of ten wells in Turtle Bayou Field. As of August 31, 1999, there are 6 producing wells in the field in which we hold a working interest. Collectively, the 6 producing wells averaged 6,800 Mcf of natural gas and 65 barrels of condensate per day for the month of August 1999. Our working interest varies between 46.19% and 16.98% with a weighted average working interest of 38.34%.

     We shot and acquired a 3-D regional seismic survey shot in 1998 which incorporates the Turtle Bayou Field. At the present time, three prospects with multiple objectives have been identified. The first two wells have been completed and the third well is expected to begin drilling in the fourth quarter of 1999.

     Bully Camp Field, Lafourche Parish, LA. We acquired a 100% working interest in this property in 1993. In August 1999, six wells in this field were producing at a combined rate of 1,380 MMcf of gas per day and 150 barrels of oil per day.

     Meridian Resources Joint Venture, LA. Under the master participation agreement with Meridian Resource Corporation dated October 1, 1993, we have evaluated ten prospect areas, of which five have been drilled, four rejected after geological and geophysical review and one prospect at Stella to be drilled at a later date not yet determined. At August 31, 1999, drilling resulted in five currently producing wells at a combined rate of 2,850 barrels of oil per day and 5,900 Mcf of gas per day. Our working interest averages 8% in these wells.

     Brazos Block 446, Texas Offshore State Waters. We acquired a 44% working interest in this property in early 1997. During 1998, the platform was refurbished, a compressor installed and a well acidized resulting in production increases of 1,000 Mcf of gas per day. At August 1999, production was approximately 3,500 Mcf of gas per day from one well.

     Galveston Block 303, Federal Outer Continental Shelf Waters. We generated and drilled the discovery well on this property in 1996. We have a 21.875% working interest in this field. In addition to drilling and completing three wells, one well and a production platform were acquired. The initial phase of exploration and development of this field has been completed. At August 1999, production was 3,125 Mcf per day from three wells.

     High Island Block 494, Federal Outer Continental Shelf Waters. We and our partners acquired a 1/3 interest in this property in 1996 and the remaining 2/3 interest in late 1998. We sold approximately 58% of this prospect and drilled the C-1 well in December 1998 and January 1999. The well encountered 207 feet of gross hydrocarbon column with 80 feet of net natural gas pay. The well tested at
20.3 Mcf of natural gas per day. Since the well was logged and tested subsequent to year end, it has not been included in our December 31, 1998 reserve report. Production to the sales line began in July 1999 with production in August 1999 averaging 15 MMcf of gas per day.

OIL AND GAS RESERVES

     The following table sets forth certain information about our estimated proved reserves at December 31, 1998.

                                                                      OIL (MBbls)   GAS (MMcfs)
                                                                      -----------   -----------
Proved developed:.........................................                275           7722
Proved undeveloped:.......................................                229           2839
Total proved:.............................................                504          10561
Estimated pre-tax future net cash flows (000's)...........  $14,750
Discounted pre-tax future net cash flows (000's)..........  $11,676

     Our independent reserve engineers, Ryder Scott Company, prepared the estimates of proved reserves and future net cash flows, and present value thereof, attributable to such proved reserves for 1998. Reserves were estimated using oil and gas prices and production and development costs in effect at December 31, 1998 without escalation, and were otherwise prepared in accordance with Securities and Exchange Commission regulations regarding disclosure of oil and gas reserve information. The average product prices used in developing the above estimates were $9.84 per Bbl of oil and $2.00 per MMBtu of gas. Because of the high btu content of our Gulf Coast gas, this equates to an average price realized of approximately $2.25 per Mcf.

     We have not filed any reports with other federal agencies which contain an estimate of total proved net oil and gas reserves.

OIL AND GAS DRILLING ACTIVITY

     The following table sets forth the wells we drilled and completed during the periods indicated. All the wells in 1997 and 1998 were drilled in the continental United States. Wells drilled in 1996 include both the United States and Canada.

                                                                YEARS ENDED DECEMBER 31,
                                                        -----------------------------------------
                                                           1998           1997           1996
                                                        -----------   ------------   ------------
                                                        GROSS   NET   GROSS   NET    GROSS   NET
                                                        -----   ---   -----   ----   -----   ----
Exploration:
  Productive..........................................    2     .74     4     0.72     5      0.6
  Non-Productive......................................   --     --      2     0.33     6     1.28
                                                         --     ---    --     ----    --     ----
          Total.......................................    2     .74     6     1.05    11     1.88
                                                         ==     ===    ==     ====    ==     ====
Development:
  Productive..........................................   --     --      2     0.33     2     0.23
  Non-Productive......................................   --     --     --       --    --       --
                                                         --     ---    --     ----    --     ----
          Total.......................................   --     --     --     0.33     2     0.23
                                                         ==     ===    ==     ====    ==     ====

     We owned working interests in 36 gross, 15.3 net, producing oil and gas wells at December 31, 1998.

LEASEHOLD ACREAGE

     The following table shows our approximate developed and undeveloped, gross and net, leasehold acreage as of August 31, 1999:

                                                             LEASEHOLD ACREAGE
                                                      --------------------------------
                                                        DEVELOPED        UNDEVELOPED
                                                      --------------   ---------------
                                                      GROSS     NET    GROSS     NET
                                                      ------   -----   ------   ------
Mississippi (leasehold onshore).....................      --      --   10,298    6,866
Louisiana (leasehold onshore).......................   8,069   2,268   10,945    5,987
Louisiana (offshore) Federal........................      --      --   18,521   12,126
Texas (offshore) State..............................   1,440     660       --       --
Texas (offshore) Federal............................  11,520   3,679       --       --
                                                      ------   -----   ------   ------
          Total.....................................  21,029   6,607   39,764   24,979
                                                      ======   =====   ======   ======

     At September 1999, we had 7,409 gross acres and 6,946 net acres under option in Louisiana and 809 gross acres and 539 net acres under option in Mississippi.

TITLE TO PROPERTIES

     We believe that the title to our oil and gas properties is good and defensible based on with standards generally accepted in the oil and gas industry, subject to such exceptions which, in our opinion, are not so material as to detract substantially from the use or value of those properties. Our properties are typically subject, in one degree or another, to one or more of the following:

     - royalties and other burdens and obligations, express or implied, under oil and gas leases;

     - overriding royalties and other burdens created by us or predecessors in title;

     - a variety of contractual obligations including development obligations arising under operating agreements, farmout agreements, production sales contracts and other agreements that may affect the properties or their titles;

     - back-ins and reversionary interests existing under purchase agreements and leasehold assignments;

     - liens that arise in the normal course of operations, such as those for unpaid taxes, statutory liens securing obligations to unpaid suppliers and contractors and contractual liens under operating agreements;

     - pooling, unitization and communitization agreements, declarations and orders; and

     - easements, restrictions, rights-of-way and other matters that commonly affect property.

If these burdens and obligations affect our rights to production revenues, they have been taken into account in calculating our net revenue interests and in estimating the size and value of our reserves. We believe that the burdens and obligations affecting our properties are conventional in the industry for similar properties.

EMPLOYEES

     We had 26 employees at September 30, 1999. We believe that our relationships with our employees is satisfactory. None of our employees are covered by a collective bargaining agreement. From time to time, we utilize the services of independent contractors to perform certain services.

FEDERAL REGULATIONS

     SALES OF NATURAL GAS. Effective January 1, 1993, the Natural Gas Wellhead Decontrol Act deregulated prices for all "first sales" of natural gas. Thus, all of our sales of gas may be made at market prices, subject to applicable contract provisions.

     TRANSPORTATION OF NATURAL GAS. The rates, terms and conditions applicable to the interstate transportation of natural gas by pipelines are regulated by the Federal Energy Regulatory Commission under the Natural Gas Act, as well as under section 311 of the Natural Gas Policy Act. Since 1985, the commission has implemented regulations intended to make natural gas transportation more accessible to gas buyers and sellers on an open-access, non-discriminatory basis.

     Most recently, in Order No. 636, et seq., the commission promulgated an extensive set of new regulations requiring all interstate pipelines to "restructure" their services. The most significant provisions of Order No. 636:

     - require that interstate pipelines provide firm and interruptible transportation solely on an "unbundled" basis, separate from their sales service, and convert each pipeline's bundled firm city-gate sales service into unbundled firm transportation service;

     - issue blanket certificates to pipelines to provide unbundled sales service;

     - require that pipelines provide firm and interruptible transportation service on a basis that is equal in quality for all natural gas supplies, whether purchased from the pipeline or elsewhere;

     - require that pipelines provide a new non-discriminatory "no-notice" transportation service;

     - establish two new, generic programs for the reallocation of firm pipeline capacity;

     - require that pipelines offer access to their storage facilities on a firm and interruptible, open access, contract basis;

     - provide pregranted abandonment of unbundled sales and interruptible and short-term firm transportation service and conditional pregranted abandonment of long-term transportation service; and

     - modify transportation rate design by requiring all fixed costs related to transportation to be recovered through the reservation charge under the straight fixed variable method.

The order also recognized that eliminating city-gate sales service and implementing unbundled transportation service would result in considerable costs to the pipelines. Therefore, Order No. 636 provided mechanisms for the recovery by pipelines from present, former and future customers of certain types of "transition" costs likely to occur due to these new regulations.

     In subsequent orders, the commission substantially upheld the requirements imposed by Order No. 636. Under Order No. 636, pipelines and their customers engaged in extensive negotiations in order to develop and implement new service relationships under Order No. 636. Tariffs instituting these new restructured services were placed into effect on all pipelines by November 1, 1993. Numerous petitions for judicial review of Order No. 636 have been filed and consolidated for review in the United States Court of Appeals for the D.C. Circuit. Numerous parties have also sought review of separate commission orders implementing Order No. 636 on individual pipeline systems. Since the restructuring requirements that emerge from this lengthy administrative and judicial review process may be materially different from those of Order No. 636 as originally adopted, we cannot predict what effect, if any, the final rule resulting from Order No. 636 will have on us.

     SALES AND TRANSPORTATION OF CRUDE OIL. Sales of crude oil and condensate can be made at market prices not subject now to price controls. The price that we receive from the sale of these products will be affected by the cost of transporting the products to market. As required by the Energy Policy Act of 1992, the Federal Energy Regulatory Commission has revised its regulations governing the rates that may be charged by oil pipelines. The new rules simplified the method of regulating rates through use of an index for setting rate ceilings. In certain circumstances, the new rules permit oil pipelines to establish rates using traditional cost of service and other methods of ratemaking. The effect that these new rules may have on moving our products to market cannot yet be determined. At the same time as it issued the new rules, the commission also issued notices of inquiry regarding market-based pricing for oil pipeline rates and the information required to be filed for ratemaking and reporting purposes. We cannot predict what rules, if any, the commission will ultimately adopt as a result of these inquiry proceedings or the effect that any rules that are adopted might have on the cost of moving our products to market.

     LEGISLATIVE PROPOSALS. In the past, Congress has been very active in the area of natural gas regulation. There are legislative proposals pending in various state legislatures which, if enacted, could significantly affect the petroleum industry. We cannot predict what proposals, if any, might actually be enacted by Congress or the various state legislatures and what effect, if any, such proposals might have on our operations.

     FEDERAL, STATE OR AMERICAN INDIAN LEASES. If we conduct operations on federal, state or Indian oil and gas leases, these operations must comply with numerous regulatory restrictions, including various nondiscrimination statutes, and some of these operations must be conducted based on certain on-site security regulations and other appropriate permits issued by the Bureau of Land Management or Minerals Management Service or other appropriate federal or state agencies.

     The Mineral Leasing Act of 1920 prohibits direct or indirect ownership of any interest in federal onshore oil and gas leases by a foreign citizen of a country that denies "similar or like privileges" to citizens of the United States. These restrictions on citizens of a "non-reciprocal" country include ownership or holding or controlling stock in a corporation that holds a federal onshore oil and gas lease. If this restriction is violated, the corporation's lease can be canceled in a proceeding instituted by the United States Attorney General. Although the regulations of the Bureau of Land Management, which administers the Mineral Leasing Act, provide for agency designations of non-reciprocal countries, there are presently none of these designations in effect. We own interests in numerous federal onshore oil and gas leases. It is possible that our equity interest holders may be citizens of foreign countries, which at some time in the future might be determined to be non-reciprocal under the Mineral Leasing Act.

STATE REGULATIONS

     Most states regulate the production and sale of oil and natural gas, including:

     - requirements for obtaining drilling permits,

     - the method of developing new fields,

     - the spacing and operation of wells, and

     - the prevention of waste of oil and gas resources.

The rate of production may be regulated and the maximum daily production allowable from both oil and gas wells may be established on a market demand or conservation basis or both.

     We may enter into agreements relating to the construction or operation of a pipeline system for the transportation of natural gas. If this gas is produced, transported and consumed wholly within one state, those operations may, in some cases, be subject to the jurisdiction of such state's administrative authority charged with the responsibility of regulating intrastate pipelines. In that case, the rates which we could charge for gas, the transportation of gas, and the construction and operation of such pipeline would be subject to the rules and regulations governing such matters, if any, of such administrative authority.

ENVIRONMENTAL REGULATIONS

     GENERAL. Our activities are subject to existing federal, state and local laws and regulations governing environmental quality and pollution control. We believe that, absent the occurrence of an extraordinary event, compliance with existing federal, state and local laws, regulations and rules regulating the release of materials in the environment or otherwise relating to the protection of the environment will not have a material effect upon our capital expenditures, earnings or competitive position with respect to our existing assets and operations. We cannot predict what effect additional regulation or legislation, enforcement policies thereunder, and claims for damages to property, employees, other persons and the environment resulting from our operations could have on our activities.

     Our activities with respect to natural gas facilities, including the operation and construction of pipelines, plants and other facilities for transporting, processing, treating or storing natural gas and other products, are subject to stringent environmental regulation by state and federal authorities including the United States Environmental Protection Agency. These regulations can increase the cost of planning, designing, installation and operation of such facilities. In most cases, the regulatory requirements relate to water and air pollution control measures. Although we believe that we are in substantial compliance with environmental regulations, risks of substantial costs and liabilities associated with these regulations are inherent in oil and gas production operations, and may be incurred. Moreover, it is possible that other developments, such as stricter environmental laws and regulations, and claims for damages to property or persons resulting from oil and gas production, could result in substantial costs and liabilities.

     SOLID AND HAZARDOUS WASTE. We own or lease several properties that have been used for production of oil and gas for many years. Although we have utilized operating and disposal practices standard in the industry at the time, hydrocarbons or other solid wastes may have been disposed or released on or under these properties. In addition, many of these properties have been operated by third parties. We had no control over these entities' treatment of hydrocarbons or other solid wastes or in the manner in which these substances may have been disposed or released. State and federal laws applicable to oil and gas wastes and properties have gradually become stricter over time. Under these new laws, we could be required

     - to remove or remediate previously disposed wastes, including wastes disposed or released by prior owners or operators,

     - to remove or remediate property contamination, including groundwater contamination by prior owners or operators, or

     - to perform remedial plugging operations to prevent future contamination.

     We generate wastes, including hazardous wastes, that are subject to the Federal Resource Conservation and Recovery Act and comparable state statutes. The Environmental Protection Agency has limited the disposal options for certain hazardous wastes and is considering the adoption of stricter disposal standards for nonhazardous wastes. Furthermore, certain wastes currently exempt from treatment as "hazardous wastes" generated by our oil and gas operations may in the future be designated as "hazardous wastes" under the Resource Conservation and Recovery Act or other applicable statutes, and therefore, subject us to more rigorous and costly disposal requirements.

     SUPERFUND. The Comprehensive Environmental Response, Compensation and Liability Act, also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons for the release of a "hazardous substance" into the environment. These persons include the owner and operator of a site and persons that dispose or arrange for the disposal of hazardous substances at a site. The Act also authorizes the Environmental Protection Agency and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs of the action. We have not been designated as a potentially responsible party by the Environmental Protection Agency under the Act with respect to any site.

     OIL POLLUTION ACT. The Oil Pollution Act of 1990 and related regulations impose a variety of regulations on "responsible parties" related to the prevention of oil spills and liability for damages from spills in United States waters. A "responsible party" includes the owner or operator of a facility or vessel, or the lessee or permittee of the area in which an offshore facility is located. The Oil Pollution Act assigns liability to each responsible party for oil removal costs and a variety of public and private damages. While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill was caused by gross negligence or willful misconduct or resulted from violation of a federal safety, construction or operating regulation. If the party fails to report a spill or to cooperate fully in the cleanup, liability limits likewise do not apply. Few defenses exist to the liability imposed by the Oil Pollution Act.

     The Oil Pollution Act also imposes ongoing requirements on a responsible party, including proof of financial responsibility to cover at least some costs in a potential spill. On August 25, 1993, an advance notice of intent to adopt a rule under the Oil Pollution Act was published that would require owners and operators of offshore oil and gas facilities to establish $150 million in financial responsibility. Under the proposed rule, financial responsibility could be established through insurance, guaranty, indemnity, surety bond, letter of credit, qualification as a self-insurer or a combination of the foregoing. It is unlikely that insurance companies or underwriters will be willing to provide coverage under the Oil Pollution Act because the statute provides for direct lawsuits against insurers who provide financial responsibility coverage, and most insurers have strongly protested this requirement. The financial tests or other criteria that will be used to judge self-insurance are also uncertain. A number of bills are pending in the United States Congress to amend or modify the financial responsibility requirements under the Oil Pollution Act. We cannot predict the final form of the financial responsibility rule that will be adopted. If the original requirements under the Oil Pollution Act are not amended, we could incur substantial additional costs on us or otherwise materially adversely affect us. Pending adoption of final regulations, we have not taken any steps to establish financial responsibility under the Oil Pollution Act.

     AIR EMISSIONS. Our operations are subject to local, state and federal regulations for the control of emissions from air pollution sources. Administrative enforcement actions for failure to comply strictly with air regulations or permits are generally resolved by payment of monetary fines and correction of any identified deficiencies. Alternatively, regulatory agencies could require us to forego construction or operation of certain air emission sources, which could have a material adverse effect on a particular producing field.

     OSHA. We are subject to the requirements of the Federal Occupational Safety and Health Act and comparable state statutes. The Occupational Safety and Health Act hazard communication standard, the Environmental Protection Agency community right-to-know regulations under Title III of the Federal Superfund Amendment and Reauthorization Act and similar state statutes require us to organize or disclose information about hazardous materials used or produced in our operations. Certain of this information must be provided to employees, state and local governmental authorities and local citizens.

     Management believes that we are in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on us.

LEGAL PROCEEDINGS

     There are no legal proceedings to which we are a party or by which any of our property is subject, other than ordinary and routine litigation due to the business of producing and exploring for oil and natural gas, except as follows:

     S.W. HOLMWOOD. On July 12, 1999, the United States Court of Appeals for the Fifth Circuit rendered its decision affirming in part and reversing in part the decision of the United States District Court for the Western District of Louisiana, Lake Charles Division, in the matter Amoco Production Company v. The Meridian Resource & Exploration Company, No. 98-30724, which involves our Southwest Holmwood Prospect, Cameron Parish, Louisiana. We hold a beneficial four percent working interest in the prospect through a participation agreement with the defendant. The proceeding in the trial court, which was instituted on July 11, 1996, resulted in judgment against the defendant dissolving the oil and gas lease and the associated joint exploration agreement. The trial judge also terminated the defendant's interest in two wells effective July 26, 1996 and awarded post-termination production revenues to the plaintiff. The Fifth Circuit Court of Appeals disallowed plaintiff's legal interest claim, but otherwise affirmed the judgment of the trial court. Since the eventual outcome of the litigation is indeterminable, we have recorded 100% of the cumulative net operating income of $700,000 in other liabilities in our consolidated financial statements.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The names, ages, as of June 30, 1999, and positions of our directors and executive officers are as follows:

NAME                                                 AGE                    POSITION
----                                                 ---                    --------
William C. Leuschner...............................  70    Chairman of the Board of Directors
Charles T. Goodson.................................  44    President, Chief Executive Officer and
                                                           Director
Alfred J. Thomas, II...............................  62    Chief Operating Officer and Director
Ralph J. Daigle....................................  51    Senior Vice President of Exploration and
                                                           Director
Robert R. Brooksher................................  48    Chief Financial Officer, Secretary and
                                                           Director
Robert L. Hodgkinson(1)(2).........................  49    Director
Daniel G. Fournerat(1)(2)..........................  45    Director
William W. Rucks, IV...............................  41    Director
Francisco A. Garcia(1).............................  47    Director

---------------

(1) Member, Compensation Committee of the board of directors.

(2) Member, Audit Committee of the board of directors.

     William C. Leuschner has been chairman of the board of directors since May 1989. Mr. Leuschner served as a director of Skyline Natural Resources, a publicly-traded company on the Alberta Stock Exchange, from 1985 to 1995. He was president of Arenosa Resource Corporation, a private oil and gas company we subsequently acquired, from 1982 to 1992. In 1982, he founded Leuschner International Resources Ltd., a private hydrocarbon consulting and independent oil and gas producing firm, of which he is president. Mr. Leuschner is a professional geologist with a Bachelor of Geology from Texas A&M University in 1950.

     Charles T. Goodson has served as our president and chief executive officer and as a member of the board of directors since September 1998. From 1995 to 1998, Mr. Goodson was president of American Explorer, L.L.C., a private oil and gas exploration and production company we subsequently acquired. Since 1985, he has served as president and 50% owner of American Explorer, Inc., an oil and gas operating company which formerly operated properties for us and is currently inactive. From 1980 to 1985, Mr. Goodson worked for Callon Petroleum Company, first as a landman, then district land manager and then regional land manager. He began his career in 1978 as a landman for Mobil Oil Corporation.

     Alfred J. Thomas, II has served as our chief operating officer of and as a member of the board of directors since September 1998. From 1995 to 1998, Mr. Thomas was chief executive officer of American Explorer, L.L.C., a private oil and gas exploration and production company we subsequently acquired. Since 1985, he has served as chief executive officer and 50% owner of American Explorer, Inc., an oil and gas operating company which formerly operated properties for us and is currently inactive. From 1976 through 1984 he was a partner in Petitfils, Thomas and Associates, an oil and gas engineering consulting firm. He worked for the Superior Oil Company as a petroleum engineer from 1959 until 1976.

     Ralph J. Daigle has served as our senior vice president of exploration and as a member of the board of directors since September 1998. From 1995 to 1998, Mr. Daigle was senior vice president of exploration of American Explorer, L.L.C., a private oil and gas exploration and production company we subsequently acquired. Since 1989, he has served as the senior vice president of exploration of American Explorer, Inc., an oil and gas operating company which formerly operated properties for us and is currently inactive. From 1984 to 1989, Mr. Daigle worked as an independent geophysical consultant. From 1979 to 1984, he was employed by X-Plor, an exploration and production consulting group. Mr. Daigle worked for Texas Pacific Oil Company as a geophysical interpreter of seismic data from 1977 until 1979 and served in the same capacity with Union Oil Company from 1973 to 1977. He began his career as a field observer, party manager and party chief for Seismic Delta, Inc.

     Robert R. Brooksher has served as our chief financial officer and secretary and has served as a member of the board of directors since September 1998. From 1997 to 1998, Mr. Brooksher was chief financial officer of American Explorer, L.L.C., a private oil and gas exploration and production company we subsequently acquired. Since the beginning of 1997, he has served as the chief financial officer of American Explorer, Inc., an oil and gas operating company which formerly operated properties for us and is currently inactive. From 1994 to 1997, Mr. Brooksher served as a financial consultant to energy related companies. From 1988 to 1994, he was vice president of acquisitions and chief financial officer of Espero Energy Corporation. Mr. Brooksher was an investment manager with Graham Resources, Inc. from 1987 to 1988 and chief financial officer of Crescent Exploration Company from 1985 to 1987. From 1983 to 1985, he was a financial consultant for an individual with interests in oil and gas and real estate. Mr. Brooksher began his career with Arthur Andersen & Co. in 1973 and worked in its audit division until 1983.

     Robert L. Hodgkinson has served as a member of the board of directors since April 1989. Mr. Hodgkinson has served as director of Equatorial Energy, Inc., formerly Australian Oilfields Pty. Ltd., since February 1996. From April 1993 to September 1995, he was director of Roxbury Capital Corp., an oil and gas exploration and production company we acquired in September 1995. From 1982 to November 1990, Mr. Hodgkinson was vice president of L.O.M. Western Securities Ltd., a securities firm in Vancouver, British Columbia.

     Daniel G. Fournerat has served as our outside counsel and as a member of the board of directors since September 1998. Mr. Fournerat is an attorney-at-law practicing since 1977 with the Lafayette, Louisiana law firm of Onebane, Bernard, Torian, Diaz, McNamara & Abell with an oil and gas transactional practice.

     William W. Rucks, IV has served as our director since October 1999. Mr. Rucks has been a private venture capitalist-investor since September 1996. He has served as a director of OMNI Energy Services, Inc. since 1997. He served as president and vice chairman of Ocean Energy, Inc., formerly Flores & Rucks, Inc., from July 1995 until September 1996 and as its president and chief executive officer from its inception in 1992 until July 1995. From 1985 to 1992, Mr. Rucks served as president of FloRuxco, Inc. Before then, Mr. Rucks worked as a petroleum landman with Union Oil Company of California in its Southwest Louisiana District, serving as area land manager from 1981 to 1984.

     Francisco A. Garcia has served as our director since September 1999. Since January 1, 1999, Mr. Garcia has been the Director of Corporate Finance for Cramer Rosenthal McGlynn, LLC, an investment management firm. Since July 1997, Mr. Garcia has been a director at Logimetrics, Inc., a broadband wireless equipment and component manufacturer and seller. From 1987 to December 1997, he served as chairman of the board of Neptune Management Company, Inc., a manager of funds and accounts investing in distressed securities, obligations and consumer receivables. From 1991 until December 1998, Mr. Garcia served as president of Nethuns, Inc., a firm engaged in financial advisory, consumer finance and investment activities. Mr. Garcia is a citizen of Spain.

COMMITTEES OF THE BOARD OF DIRECTORS

     In accordance with Delaware corporate law, our business is managed under the direction of our board of directors. There are currently two standing committees of the board of directors, the audit committee and the compensation committee. Committee membership and the functions of those committees are described below.

     AUDIT COMMITTEE. The current members of the audit committee are Robert L. Hodgkinson and Daniel G. Fournerat. The committee is responsible for:

     - recommending to the entire board of directors engagement and discharge of independent auditors of our financial statements,

     - reviewing the professional service provided by the independent auditors,

     - reviewing the independence of independent auditors,

     - reviewing with the auditors the plan and results of the auditing engagement,

     - considering the range of audit and non-audit fees, and

     - reviewing the adequacy of our system of internal audit controls.

In addition, the committee directs and supervises special investigations as deemed necessary by the committee.

     COMPENSATION COMMITTEE. The current members of the compensation committee are Robert L. Hodgkinson, Daniel G. Fournerat and Francisco A. Garcia. The committee recommends to the board of directors the compensation to be paid to our officers and key employees and the compensation of the board of directors. Except as otherwise provided in any board-adopted plan, the committee administers executive compensation plans, stock option plans and other forms of direct or indirect compensation of officers and key employees. Each member of the committee has the power and authority to execute on behalf of the company documents, agreements and instruments related to these plans and compensation as are approved by the committee. Alternatively, the committee may authorize any officers to execute such documents, agreements and instruments on behalf of the company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Before the merger with American, Robert L. Hodgkinson, Emile D. Stehelin and Martin G. Abbott were members of the compensation committee. The current members of the committee are Robert L. Hodgkinson, Daniel G. Fournerat and Francisco A. Garcia. Mr. Hodgkinson had served as our president and chief executive officer from 1989 until the merger with American.

     In the merger with American, Mr. Hodgkinson entered into severance and consulting agreements with the company. See "Certain Relationships and Related Transactions -- Merger with American -- Hodgkinson Consulting and Termination Agreements" (page 42). We also entered into an agreement to purchase a working interest in the Valentine Prospect from 7804 Yukon, Inc. At the time of the merger with American, Yukon was owned 51% by Mr. Stehelin and 49% by Mr. Hodgkinson. As of September 1998, Yukon is owned 100% by Mr. Hodgkinson. See "Certain Relationships and Related Transactions -- Merger with
American -- Acquisition of Working Interest in Valentine" (page 41).

     Mr. Fournerat, who practices law with the Lafayette, Louisiana law firm of Onebane, Bernard, Torian, Diaz, McNamara & Abell, has served as our outside counsel since September 1998. See "Certain Relationships and Related Transactions -- Outside Counsel" (page 43).

DIRECTOR COMPENSATION

     During the year ended December 31, 1998, our employee and non-employee directors received no compensation for their services as directors. We are in the process of formulating our compensation policy that will be put in place for our employee and non-employee directors.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table provides information concerning compensation paid or accrued during the fiscal years ended December 31, 1998, 1997 and 1996 to our chief executive officer and each of our other four most highly-paid executive officers determined at the end of the last fiscal year:

                                                                         LONG-TERM
                                                                        COMPENSATION
                                  ANNUAL COMPENSATION                   ------------
NAME AND                         ---------------------   OTHER ANNUAL    NUMBER OF      ALL OTHER
PRINCIPAL POSITION               YEAR   SALARY   BONUS   COMPENSATION    OPTIONS(1)    COMPENSATION
------------------               ----   ------   -----   ------------   ------------   ------------
Robert L. Hodgkinson(2)........  1998       --    --     CDN 100,000(3)    90,000(4)          (5)
  President and Chief            1997       --    --     CDN 150,000(3)   200,000(4)        --
  Executive Officer              1996       --    --     CDN 150,000(3)        --           --
William C. Leuschner...........  1998       --    --                (6)    90,000(7)          (8)
  Chairman of the Board          1997       --    --     CDN 150,000(9)        --           --
                                 1996       --    --     CDN 150,000(9)   125,000(7)        --
Ronald P. Bourgeois(2).........  1998       --    --                (10)    90,000(11)        (12)
  Chief Financial Officer and    1997       --    --     CDN 118,000(13)        --          --
  Secretary                      1996       --    --     CDN 118,000(13)    75,000(11)      --
Charles T. Goodson(14).........  1998   70,000    --              --       66,000(15)       --
  President and Chief Executive  1997       --    --              --           --           --
  Officer                        1996       --    --              --           --           --
Alfred J. Thomas, II(16).......  1998   70,000    --              --       66,000(15)       --
  Chief Operating Officer        1997       --    --              --           --           --
                                 1996       --    --              --           --           --
Ralph J. Daigle(17)............  1998   60,000    --              --       60,000(15)       --
  Senior Vice President of       1997       --    --              --           --           --
  Exploration                    1996       --    --              --           --           --
Robert R. Brooksher(18)........  1998   60,000    --              --       38,000(15)       --
  Chief Financial Officer and    1997       --    --              --           --           --
  Secretary                      1996       --    --              --           --           --

---------------

 (1) See "Option Grants in Last Fiscal Year" for certain information with respect to options granted during the fiscal year ended December 31, 1998.

 (2) Mr. Hodgkinson and Mr. Bourgeois resigned their respective positions effective September 1, 1998.

 (3) These monies were paid to Hodgkinson Equities Corporation, a private company of which Mr. Hodgkinson is the principal shareholder, under a now terminated consulting agreement. See "Certain Relationships and Related Transactions -- Merger with American -- Hodgkinson Consulting and Termination Agreements" (page 42).

 (4) In connection with the merger with American, 110,000 of 200,000 option shares outstanding under our 1995 and 1996 stock option plans were canceled, and the remaining 90,000 were amended as to exercise price and expiry date and are governed under our 1998 incentive plan. See "Certain Relationships and Related Transactions -- Merger with American -- Amendment of Stock Options" (page 41).

 (5) In connection with the merger with American, Mr. Hodgkinson received CDN $150,000 in severance and received CDN $100,000 and will retain the furnishings from our Vancouver office in consideration for assuming the office and equipment leases for our Vancouver office. See "Certain Relationships and Related Transactions -- Merger with
     American -- Hodgkinson Consulting and Termination Agreements" (page 42).

 (6) In connection with a now terminated consulting agreement, CDN $100,000 was paid to Leuschner International Resources Ltd., a private company of which Mr. Leuschner is the chairman and principal shareholder. In connection with a current consulting agreement, US $50,000 was paid to Leuschner International Resources Ltd., a private company of which Mr. Leuschner is the chairman and principal shareholder. See "Certain Relationships and Related Transactions -- Merger with American -- Leuschner Consulting and Termination Agreements" (page 42).

 (7) In connection with the merger with American, 35,000 of 125,000 option shares outstanding under our 1995 and 1996 stock option plans were canceled, and the remaining 90,000 were amended as to exercise price and expiry date and are governed under our 1998 incentive plan. See "Certain Relationships and Related Transactions -- Merger with American
      -- Amendment of Stock Options" (page 41).

 (8) In connection with the merger with American, Mr. Leuschner received CDN $150,000 in severance and received CDN $100,000 in consideration for terminating the Calgary consultants and closing our Calgary office. See "Certain Relationships and Related Transactions -- Merger with American -- Leuschner Consulting and Termination Agreements" (page 42).

 (9) These monies were paid to Leuschner International Resources Ltd., a private company of which Mr. Leuschner is the chairman and principal shareholder, under a now terminated consulting agreement. See "Certain Relationships and Related Transactions -- Merger with American -- Leuschner Consulting and Termination Agreements" (page 42).

(10) In connection with a now terminated consulting agreement, CDN $100,000 was paid to Mr. Bourgeois. In connection with a current consulting agreement, Mr. Bourgeois was paid US $30,000. See "Certain Relationships and Related Transactions -- Merger with American -- Bourgeois Consulting and Termination Agreements" (page 42).

(11) In connection with the merger with American, 75,000 option shares under our 1995 and 1996 stock option plans were amended as to exercise price and expiry date and are governed under our 1998 incentive plan. Also in connection with the merger with American, Mr. Bourgeois was granted an additional 15,000 option shares under our 1998 incentive plan. See "Certain Relationships and Related Transactions -- Merger with American -- Amendment of Stock Options and -- Grant of Stock Options" (page 41).

(12) In connection with the merger with American, Mr. Bourgeois received CDN $120,000 in severance and CDN $5,000 for a disability plan premium. See "Certain Relationships and Related Transactions -- Merger with
     American -- Bourgeois Consulting and Termination Agreements" (page 42).

(13) These monies were paid to Mr. Bourgeois under a now terminated consulting agreement. See "Certain Relationships and Related Transactions -- Merger with American -- Bourgeois Consulting and Termination Agreements" (page
     41).

(14) Mr. Goodson joined the Company on September 1, 1998 and is compensated at an annual rate of $210,000.

(15) Options vest in 1/3 installments on each of December 31, 1998, December 31, 1999 and December 31, 2000.

(16) Mr. Thomas joined the Company on September 1, 1998 and is compensated an at annual rate of $210,000.

(17) Mr. Daigle joined the Company on September 1, 1998 and is compensated at an annual rate of $180,000.

(18) Mr. Brooksher joined the Company on September 1, 1998 and is compensated at an annual rate of $180,000.

     Option Grants in Last Fiscal Year. The following table provides information concerning stock options granted to the named persons in the Summary Compensation Table during the year ended December 31, 1998:

                               INDIVIDUAL GRANTS

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                 % OF TOTAL                            ANNUAL RATES OF STOCK
                                 NUMBER OF        OPTIONS                              PRICE APPRECIATION FOR
                                SECURITIES       GRANTED TO                                OPTION TERM(1)
                                UNDERLYING      EMPLOYEES IN   EXERCISE   EXPIRATION   ----------------------
NAME                          OPTIONS GRANTED   FISCAL YEAR     PRICE        DATE         5%           10%
----                          ---------------   ------------   --------   ----------   ---------    ---------
Robert L. Hodgkinson........     90,000(2)          8.9%        $.8479      9/1/01      $12,029      $25,259
William C. Leuschner........     90,000(2)          8.9%        $.8479      9/1/01      $12,029      $25,259
Ronald P. Bourgeois.........     75,000(2)          7.4%        $.8479      9/1/01      $10,024      $21,049
                                 15,000(3)          1.5%        $.8479      9/1/01      $ 2,005      $ 4,210
Charles T. Goodson..........     66,000(4)          6.5%        $.8479      9/1/08      $35,194      $89,188
Alfred J. Thomas............     66,000(4)          6.5%        $.8479      9/1/08      $35,194      $89,188
Ralph J. Daigle.............     60,000(4)          5.9%        $.8479      9/1/08      $31,994      $81,080
Robert R. Brooksher.........     38,000(4)          3.8%        $.8479      9/1/08      $20,263      $51,351

---------------

(1) Based on actual option term (three years for options granted to Messrs. Hodgkinson, Leuschner and Bourgeois, and ten years for options granted to Messrs. Goodson, Thomas, Daigle and Brooksher ) and annual compounding at rates shown. Because the exercise prices of options granted equaled the fair market value of our common stock on the date of grant, the potential realizable value at 0% is nil.

(2) These are incentive stock options, to the extent allowed by tax law, previously granted under our 1995 and 1996 plans that, in connection with the merger with American, have been amended as to exercise price and expiry date and are now governed under our 1998 incentive plan. See "Certain Relationships and Related Transactions -- Merger with American -- Amendment of Stock Options" (page 41).

(3) These are incentive stock options, to the extent allowed by tax law, granted under our 1998 incentive plan in connection with the merger with American. These options vested immediately upon grant. See "Certain Relationships and Related Transactions -- Merger with American -- Grant of Stock Options" (page 41).

(4) These are incentive stock options, to the extent allowed by tax law, granted under our 1998 incentive plan, and vest and become exercisable in approximately equal annual installments over a three-year period beginning December 31, 1998. See "Certain Relationships and Related Transactions -- Merger with American -- Grant of Stock Options" (page 41).

     Aggregated Option Exercises In Last Fiscal Year and Year-End Option Values. The following table provides information concerning the number of unexercised options and the value of in-the-money options held by the named persons in the Summary Compensation Table as of December 31, 1998:

                                                         NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                           SHARES                          OPTIONS AT FY-END         IN-THE-MONEY OPTIONS (1)
                        ACQUIRED ON       VALUE       ---------------------------   ---------------------------
NAME                    EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    ------------   ------------   -----------   -------------   -----------   -------------
Robert L.
Hodgkinson............    --             --             90,000           --            --           --
William C.
  Leuschner...........    --             --             90,000           --            --           --
Ronald P. Bourgeois...    --             --             90,000           --            --           --
Charles T. Goodson....    --             --             22,000       44,000            --           --
Alfred J. Thomas......    --             --             22,000       44,000            --           --
Ralph J. Daigle.......    --             --             20,000       40,000            --           --
Robert R. Brooksher...    --             --             12,667       25,333            --           --

---------------

(1) Value of in-the-money options calculated based on the closing price per share of our common stock at December 31, 1998 ($0.813 per share) as reported by the Nasdaq National Market System.

     Employment Contracts. On September 1, 1998, we entered into employment agreements with the following directors and executive officers providing for the following annual salaries:

NAME                                                         SALARY
----                                                        --------
Charles T. Goodson.......................................   $210,000
Alfred J. Thomas.........................................   $210,000
Ralph T. Daigle..........................................   $180,000
Robert R. Brooksher......................................   $180,000

     Each of the employment agreements:

     - has a term of three years with automatic one-year renewals thereafter unless terminated,

     - provides for termination with or without cause, with 12 months severance provided in the event of termination without cause, and

     - contains a non-competition agreement prohibiting the executive from competing with the company during his employment and for one year after termination of the agreement for cause or by the executive for any reason.

In January 1999, Messrs. Goodson, Thomas, Daigle and Brooksher agreed to temporarily reduce their annual salaries payable under the employment agreements by one-third for an undetermined period of time due to the then economic conditions in the oil and gas exploration and production industry.

     Termination Agreements. In December 1998, we entered into agreements with Messrs. Goodson, Thomas, Daigle and Brooksher providing for the payment of severance benefits upon a "change in control" and termination of the executive's employment. Each of the agreements continues until December 31, 2001; provided, however, that beginning on January 1, 2002 and each January 1 thereafter, the term of each of the agreements is automatically extended for one additional year unless, not later than September 30 of the preceding year, we give notice of our intent not to extend any of the agreements. Even if we timely give the notice, each of the agreements will automatically be extended for 24 months beyond its term if a "change in control" occurred during the term of any of the agreements. If an executive's employment is terminated following a "change in control" other than for cause or by an executive for good reason, the executive will be entitled to:

     - a lump sum cash payment equal to two multiplied by the sum of the executive's then annual base salary and the executive's most recent annual bonus;

     - life insurance, health, disability and other welfare benefits for a twenty-four month period; and

     - if an executive becomes entitled to any severance benefits or other payments or benefits under the agreements by reason of accelerated vesting of stock options thereunder, and if any of the total benefits will be subject to the excise tax, an additional cash payment to make the executive whole for the excise tax liabilities such that the net amount retained by the executive, after the deduction of any excise tax on the total benefits and any federal, state and local income tax, excise tax and FICA and Medicare withholding taxes upon the payment provided hereunder, is equal to the total benefits.

The executive is not entitled to any benefits under each of the agreements if the executive's employment terminates due to:

     - executive's retirement at age 65,

     - executive's total and permanent disability, or

     - executive's death.

     In July 1999, the termination agreements were amended to exclude from the definition of "change in control" designated transactions resulting in consideration to the company or our stockholders having a value of less than a $1.00 per share, unless the designated transaction is approved by two-thirds of our voting securities.

INCENTIVE PLAN

     We have adopted the 1998 Incentive Plan. The incentive plan is administered by the compensation committee of our board of directors, currently consisting of Robert L. Hodgkinson, Daniel G. Fournerat and Francisco A. Garcia. Subject to the express provisions of the incentive plan, the committee is authorized to, among other things, select grantees under the incentive plan and determine the size, duration and type, as well as the other terms and conditions of each incentive award. Key employees, including officers, consultants and outside directors are eligible to participate in the incentive plan.

     Under the incentive plan, the committee may grant incentive awards, which can be any of the following:

     - incentive stock options, as defined in Section 422 of the Internal Revenue Code,

     - "nonstatutory" stock options,

     - reload options, and

     - stock appreciation rights.

     We may issue incentive awards under the incentive plan covering at any one time an aggregate of 1,800,000 shares of our common stock. No more than 1,800,000 shares of our common stock will be available for incentive stock options. As of September 30, 1999, options covering 1,060,300 shares of our common stock were outstanding leaving 699,700 shares available for grant of future incentive awards.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MERGER WITH AMERICAN

     The Merger. On September 1, 1998, we completed the transaction to merge our wholly owned subsidiary, Optima Energy (U.S.) Corporation, with American Explorer, L.L.C. We also converted from a Canadian corporation to a Delaware corporation and changed our name from Optima Petroleum Corporation to "PetroQuest Energy, Inc."

     Under the terms of the merger, we acquired 100% of the ownership interests of American in exchange for 7,335,001 shares of our common stock and 1,667,001 contingent stock issue rights. The contingent stock issue rights entitle the holders to receive 1,667,001 shares of our common stock if the trading price of our common stock is $5.00 or higher for 20 consecutive trading days on or before September 1, 2001. All of the shares of our common stock and common stock issue rights issued in the merger were issued to the following persons who became our officers and directors upon completion of the merger:

                                                                             CONTINGENT
                                                               SHARES OF     STOCK ISSUE
NAME                                                          COMMON STOCK     RIGHTS
----                                                          ------------   -----------
Charles T. Goodson..........................................   2,567,250       583,450
Alfred J. Thomas II(1)......................................   1,309,298       297,560
Ralph J. Daigle.............................................   2,200,500       500,000

---------------

(1) Does not include 487,778 shares or our common stock and 110,856 common stock issue rights issued to Mr. Thomas' spouse and an aggregate of 770,175 shares of our common stock and 175,035 common stock issue rights issued to Mr. Thomas' adult children.

     Robert R. Brooksher, who became a director and our chief financial officer and secretary upon completion of the merger, holds a three year option from Charles T. Goodson, Alfred J. Thomas, II, Janell B. Thomas, Alfred J. Thomas, III, Blaine A. Thomas, Natalie A. Thomas and Ralph J. Daigle to acquire 5% of the shares of our common stock and common stock issue rights issued in the merger.

     Election of Directors and Executive Officers. In the merger, the following individuals were elected by the stockholders as additional directors and also serve as our executive officers as explained below. William C. Leuschner and Robert L. Hodgkinson continued to serve as our directors after the merger.

Charles T. Goodson                -- President, Chief Executive Officer and
                                     Director
Alfred J. Thomas, II              -- Chief Operating Officer and Director
Ralph J. Daigle                   -- Senior Vice President -- Exploration
                                     and Director
Robert R. Brooksher               -- Chief Financial Officer, Secretary and
                                     Director
Daniel G. Fournerat               -- Director

     As a result of the merger, Messrs. Leuschner, Hodgkinson, Goodson, Thomas, Daigle and Brooksher beneficially owned 10,585,384 shares, or 57.1%, of our outstanding common stock. Before the merger, the former directors and executive officers as a group beneficially owned 2,541,718 shares, or 23.1%, of our outstanding common stock.

     Grant of Stock Options. In the merger, we granted incentive stock options to certain of our directors, officers and employees under to the 1998 incentive plan as follows:

PERSON OR ENTITY                               SHARES OF OUR COMMON STOCK
----------------                               --------------------------
Ronald P. Bourgeos...........................            15,000(1)
Martin Abbot.................................            15,000(1)
Starbrite Developments, Ltd..................             5,000(1)
Charles T. Goodson...........................            66,000(2)
Alfred J. Thomas, II.........................            60,000(2)
Ralph J. Daigle..............................            60,000(2)
Robert R. Brooksher..........................            38,000(2)
Daniel G. Fournerat..........................            50,000(2)
Other employees as a group...................           232,300(2)

---------------

(1) These options vested immediately on grant, have a term of three years and an option price equal to the higher of (a) the weighted average trading price of our common stock for the five business days immediately preceding the amendment and (b) the closing price of our common stock on the business day immediately prior to the amendment.

(2) These options vest one-third on each of December 31, 1998, 1999 and 2000, have a term of 10 years and an option price equal to the higher of (a) the weighted average trading price of our common stock from the five business days immediately prior to the grant and (b) the closing price of our common stock on the business day immediately prior to the grant.

     Amendment of Stock Options. In the merger, options that were held by optionees under the 1995 and 1996 stock option plans and were exercisable into an aggregate of 465,000 shares of our common stock were amended to change the exercise price and expiration date. The optionees holding these options included the following:

PERSON OR ENTITY                               SHARES OF OUR COMMON STOCK
----------------                               --------------------------
William C. Leuschner.........................             90,000
Robert L. Hodgkinson.........................             90,000
Ronald P. Bourgeois..........................             75,000
Emile Stehelin...............................             65,000
Martin Abbott................................             50,000

These amended options vested immediately on amendment, have a term of three years and an option price equal to the higher of (a) the weighted average trading price of our common stock for the five business days immediately preceding the amendment and (b) the closing price of our common stock on the business day immediately prior to the amendment.

     Acquisition of Working Interest in Valentine. In the merger, we acquired a 5% working interest in the Valentine Prospect from Colima Oil Company and 7804 Yukon, Inc. Colima is wholly owned by William C. Leuschner, our chairman of the board and a director. Yukon was owned 51% by Emile D. Stehelin, our former director, and 49% by Robert L. Hodgkinson, a current director. The total purchase price for the 5% working interest was $675,300 with $270,120 paid to Colima and $405,180 paid to Yukon. A portion of the purchase price, $325,300, was paid with 200,000 shares of our common stock at a price of $1.6265 per share. The shares are subject to a one-year holding period under Rule 144 of the Securities Act of 1933. As of September 1998, Yukon is owned 100% by Mr. Hodgkinson.

     Termination of Employees and Management by American Explorer, Inc. In the merger, the employees and consultants of Optima Petroleum Corporation were terminated. American, which was acquired in the merger, has no employees. It was managed, and its and certain of Optima's properties were operated by American Explorer, Inc., a corporation owned by Charles T. Goodson, our president and chief executive officer and a director, and Alfred J. Thomas, II, our chief operating officer and a director, and both former members of American Explorer, L.L.C. From September 1, 1998 through December 31, 1998, our properties were operated and certain management functions were performed by American Explorer, Inc. The officers of American Explorer, Inc. are also our officers. American Explorer, Inc. charges PetroQuest a management fee to cover its costs of services ($600,000 for period from September 1, 1998 to December 31, 1998). At December 31, 1998, we owed American Explorer, Inc. approximately $1,053,000. This amount is included in our accounts payable. After the transition period, we will assume the operating and management functions from American Explorer, Inc. and their employees will become our employees.

     Hodgkinson Consulting and Termination Agreements. Under this consulting agreement, we paid Hodgkinson Equities Corporation CDN $12,500 per month during the year ended December 31, 1998 through the date of the merger for executive services. The principal shareholder of Hodgkinson is Robert L. Hodgkinson, our former president and chief executive officer and a current director. In the merger, the agreement was terminated and we entered into a termination agreement and a consulting agreement with Mr. Hodgkinson in August 1998. Under the termination agreement, Mr. Hodgkinson received CDN $150,000 in severance and received an additional CDN $100,000 and furnishings from our Vancouver office in consideration for assuming the office and equipment leases for the Vancouver office. Under the consulting agreement, Mr. Hodgkinson, through Hodgkinson Equities Corporation, may provide consulting services at our request for a three-year period after the merger at a rate of CDN $575 per day. The consulting agreement may be terminated on 30 days' notice by either party.

     Leuschner Consulting and Termination Agreements. Under this consulting agreement, we paid Leuschner International Resources Ltd. CDN $12,500 per month during the year ended December 31, 1998 through the date of the merger for executive services. The chairman and principal shareholder of Leuschner is William S. Leuschner, our chairman of the board. In the merger, the agreement was terminated and we entered into a termination agreement and a consulting agreement with Mr. Leuschner in August 1998. Under the termination agreement, Mr. Leuschner received CDN $150,000 in severance and received an additional CDN $100,000 in consideration for terminating the Calgary consultants and closing the Calgary office. Under the consulting agreement, Mr. Leuschner, through Leuschner International Resources Ltd., may provide consulting services at our request for a three-year period following the date of the merger at a rate of CDN $575 per day. The consulting agreement may be terminated on 30 days' notice by either party. In the merger, we entered into a second consulting agreement whereby Mr. Leuschner provides consulting services for a one-year period after the merger for a total compensation of US $150,000. For the next two years, Mr. Leuschner may provide consulting services at our request at a rate of US $1,000 per day. Under the second consulting agreement, Mr. Leuschner is reimbursed for all reasonable traveling and other out-of-pocket expenses incurred in the performance of his duties. The second consulting agreement may be terminated only for cause following notice to Mr. Leuschner and expiration of a 30 day cure period.

     Bourgeois Consulting and Termination Agreements. Under this consulting agreement, we paid Ronald P. Bourgeois,our former chief financial officer, secretary and director, CDN $10,000 per month during the year ended December 31, 1998 through the date of the merger for executive services. In the merger, the agreement was terminated and we entered into a termination agreement and a consulting agreement with Mr. Bourgeois in August 1998. Under the termination agreement, Mr. Bourgeois was paid a severance fee of CDN $120,000 and CDN $5,000 for a disability plan premium. Under the consulting agreement, Mr. Bourgeois may provide consulting services at our request for a three-year period after the merger at a rate of CDN $460 per day. The consulting agreement may be terminated on 30 days' notice by either party. In the merger, we entered into a second consulting agreement whereby Mr. Bourgeois provided consulting services for a six-month period after the merger for compensation of US $7,500 per month. For the next two-and-half years, Mr. Bourgeois may provide consulting services at our request at a rate of US $460 per day. Under the second consulting agreement, Mr. Bourgeois is reimbursed for all reasonable traveling and other out-of-pocket expenses incurred in the performance of his duties. The second consulting agreement may be terminated only for cause following notice to Mr. Bourgeois and expiration of a 30 day cure period.

OUTSIDE COUNSEL

     Before the merger with American, Daniel G. Fournerat, who practices law with the Lafayette, Louisiana law firm of Onebane, Bernard, Torian, Diaz, McNamara & Abell, served as outside counsel to American Explorer, L.L.C., which we acquired in the merger. After the merger, Mr. Fournerat has served as our outside counsel.

TURTLE BAYOU FIELD INTEREST

     On October 8, 1998, Messrs. Goodson Thomas, and Daigle contributed their interests in a lease at the Turtle Bayou Field to the company in return for a 30% interest after payout of 100% of the related well cost. Messrs. Goodson, Thomas and Daigle had previously acquired this lease in June 1995. We promoted this interest to industry partners thereby reducing our cost in the well. A producing well was drilled and completed on the lease. No amounts are currently payable to Messrs. Goodson, Thomas and Daigle under this farmout agreement. No cost was recorded for the contribution of this lease in our financial statements because it was treated as an ordinary farmout agreement.

                             PRINCIPAL STOCKHOLDERS

     The following table presents certain information as of September 30, 1999, as to

     - each stockholder known by us to be the beneficial owner of more than five percent of our shares of our common stock,

     - each of our directors and executive officers, and

     - all of our directors and executive officers as a group:

                                                              SHARES BENEFICIALLY OWNED(1)
                                                              -----------------------------
                                                                NUMBER     PERCENT OF CLASS
                                                                --------   ----------------
Charles T. Goodson(3).......................................   3,202,700        13.2%
Cramer Rosenthal McGlynn, LLC(4)............................   2,904,000        11.8%
  707 Westchester Avenue
  White Plains, New York 10604
Ralph J. Daigle(5)..........................................   2,720,600        11.3%
Alfred J. Thomas, II(6).....................................   2,257,492         9.4%
William W. Rucks, IV(7).....................................     705,000         3.0%
  First National Bank Towers, Box 11
  600 Jefferson Street, Suite 701
  Lafayette, Louisiana 70505
William C. Leuschner(8).....................................     702,779         3.0%
Robert L. Hodgkinson(9).....................................     590,000         2.5%
Robert R. Brooksher(10).....................................     494,367         2.1%
Francisco A. Garcia(11).....................................      60,000       *
Daniel G. Fournerat(12).....................................      16,667       *
All directors and executive officers as a group (9
  persons)(3)(5)(6)(7)(8)(9)(10)(11) and (12)...............  10,299,505        40.2%

---------------

 *  Less than 1%

 (1) Except as otherwise indicated, all shares are beneficially owned, and the sole investment and voting power is held, by the person named. This table is based on information supplied by officers, directors and principal stockholders and reporting forms, if any, filed with the Securities and Exchange Commission on behalf of such persons.

 (2) Unless otherwise indicated, the address of all beneficial owners of more than five percent of the outstanding shares of common stock set forth above is 625 E. Kaliste Saloom Road, Suite 400, Lafayette, Louisiana 70508.

 (3) Includes (i) 2,567,250 shares of common stock directly held by Mr. Goodson,
     (ii) 583,450 shares of common stock which may be directly held by Mr. Goodson pursuant to contingent stock issue rights, (iii) 30,000 shares of common stock indirectly held by American Explorer, Inc., a company in which Mr. Goodson has 50% ownership, and (iv) 22,000 shares of common stock issuable on the exercise of vested options. See "Certain Relationships and Related Transactions -- Merger with American" (page 40).

 (4) The beneficial owners of these shares of common stock have shared voting and shared investment power to all of the shares of common stock are reflected on Schedule 13G filed by Cramer Rosenthal McGlynn, LLC with the Securities Exchange Commission on August 12, 1999. Includes four-year warrants to purchase 968,000 of common stock at an exercise price of $1.25.

 (5) Includes (i) 2,200,500 shares of common stock directly held by Mr. Daigle,
     (ii) 500,100 shares of common stock which may be directly held by Mr. Daigle pursuant to contingent stock issue rights and (iii) 20,000 shares of common stock issuable on the exercise of vested options. See "Certain Relationships and Related Transactions -- Merger with American" (page 40).

 (6) Includes (i) 1,309,298 shares of common stock directly held by Mr. Thomas,
     (ii) 297,560 shares of common stock which may be directly held by Mr. Thomas pursuant to contingent stock issue rights, (iii) 487,778 shares of common stock directly held by his wife, Janell B. Thomas, (iv) 110,856 shares of common stock which may be held directly by his wife, Janell B. Thomas, pursuant to contingent stock issue rights, (v) 30,000 shares of common stock indirectly held by American Explorer, Inc., a company in which Mr. Thomas has 50% ownership, and (vi) 22,000 shares of common stock issuable on the exercise of vested options. See "Certain Relationships and Related Transactions -- Merger with American" (page 40).

 (7) Includes four-year warrants to purchase 225,000 shares of common stock at an exercise price of $1.25.

 (8) Includes shares held indirectly in the name of Leuschner International Resources, Ltd., a company wholly owned by Mr. Leuschner and 120,000 shares of common stock issuable on the exercise of vested options. See "Certain Relationships and Related Transactions -- Merger with American." Includes 80,000 shares of common stock issued pursuant to the acquisition of a 5% working interest in the Valentine prospect from Colima as to 2% and Yukon as to 3%. See "Certain Relationships and Related Transactions -- Merger with American" (page 40).

 (9) Includes shares held indirectly through Hodgkinson Equities Corporation, a company wholly owned by Mr. Hodgkinson, and 90,000 shares of common stock issuable on the exercise of vested options. Includes 60,000 shares of common stock issued pursuant to the acquisition of a 5% working interest in the Valentine prospect from Colima Oil Company as to 2% and 7804 Yukon, Inc. as to 3%. See "Certain Relationships and Related
     Transactions -- Merger with American" (page 40).

(10) Includes (i) 31,600 shares of common stock directly held by Mr. Brooksher,
     (ii) 366,750 shares of common stock which may be directly held by Mr. Brooksher on the exercise of a vested option to acquire common stock from Charles T. Goodson, Alfred J. Thomas, II, Janell B. Thomas, Alfred J. Thomas, III, Blaine A. Thomas, Natalie A. Thomas and Ralph J. Daigle, (iii) 83,350 shares of common stock which may be directly held by Mr. Brooksher pursuant to contingent stock issue rights on the exercise of a vested option to acquire contingent stock issue rights from Charles T. Goodson, Alfred J. Thomas, II, Janell B. Thomas, Alfred J. Thomas, III, Blaine A. Thomas, Natalie A. Thomas and Ralph J. Daigle and (iv) 12,667 shares of common stock issuable on the exercise of vested options. See "Certain Relationships and Related Transactions -- Merger with American" (page 40).

(11) Includes four-year warrants to purchase 20,000 shares of common stock at an exercise price of $1.25.

(12) Includes 16,667 shares of common stock issuable on the exercise of vested options. See "Certain Relationships and Related Transactions -- Merger with American" (page 40).

                              SELLING STOCKHOLDERS

     The following table sets forth certain information concerning each of the selling stockholders. Assuming that the selling shareholders offer all of their shares of our common stock, the selling stockholders will not have any beneficial ownership except as otherwise provided in the table below. The shares are being registered to permit the selling stockholders to offer the shares for resale from time to time. See "Plan of Distribution."

                                      NUMBER OF SHARES
                                      OWNED AND TO BE     NUMBER OF         NUMBER OF         PERCENTAGE OF
                                       OWNED PRIOR TO    SHARES BEING     SHARES OWNED        SHARES OWNED
        SELLING SHAREHOLDERS            OFFERING(1)       OFFERED(1)    AFTER OFFERING(2)   AFTER OFFERING(2)
        --------------------          ----------------   ------------   -----------------   -----------------
CRM Partners, LP(3)..................      696,000         696,000                0                 *
7804 Yukon Ltd.(4)...................      675,000         675,000                0                 *
William W. Rucks, IV(4)..............      705,000         675,000           30,000                 *
R. Chaney & Partners IV, L.P.(5).....      600,000         600,000                0                 *
CRM 1998 Enterprise Fund II, LLC(6)..      525,000         525,000                0                 *
CRM Retirement Partners, LP(7).......      509,250         509,250                0                 *
Connaught Global Limited(8)..........      300,000         300,000                0                 *
CRM Madison Partners, LP(9)..........      272,250         272,250                0                 *
Andrew M. Lessman(10)................      225,000         225,000                0                 *
Ingelside Company(10)................      225,000         225,000                0                 *
CRM 20/20 Fund, LLC(10)..............      225,000         225,000                0                 *
Gerald Cramer(10)....................      225,000         225,000                0                 *
Ironman Energy Capital(10)...........      225,000         225,000                0                 *
Vivaldi, LLC(10).....................      225,000         225,000                0                 *
MM & B Holdings, LLC(11).............      195,000         195,000                0                 *
Apex Investment Fund Limited(12).....      150,000         150,000                0                 *
BSR Investments Ltd.(12).............      150,000         150,000                0                 *
Jay B. Langner(12)...................      150,000         150,000                0                 *
Michael P. Marcus(12)................      150,000         150,000                0                 *
E. Wayne Nordberg(12)................      150,000         150,000                0                 *
Investors Administration Services,
  Inc.(8)............................      100,000         100,000                0                 *
Michael D. Bodino(13)................       93,750          93,750                0                 *
Kenneth R. Etheredge(13).............       93,750          93,750                0                 *
Bruce E. Lazier(13)..................       93,750          93,750                0                 *
San Jacinto Securities, Inc.(13).....       93,750          93,750                0                 *
Pamela Equities Corp.(14)............       90,000          90,000                0                 *
Edward J. Rosenthal Profit Sharing
  Plan(15)...........................       75,000          75,000                0                 *
LAD Equity Partners, LP(15)..........       75,000          75,000                0                 *
Robert Rehme(15).....................       75,000          75,000                0                 *
Nelson J. Luria, Trustee u/a dated
  12/18/79(15).......................       75,000          75,000                0                 *
FBO Samuel S. Nordberg and Anna L.
  Nordberg(15).......................
The Laurence B. Flood Trust Dated
  5/10/96(15)........................       75,000          75,000                0                 *
Cramer Rosenthal McGlynn LLC(16).....       67,500          67,500                0                 *
CRM 1998 Enterprise Fund, LLC(17)....       60,000          60,000                0                 *
Francisco A. Garcia(17)..............       60,000          60,000                0                 *
Kabuki Partners ADP, G.P.(17)........       60,000          60,000                0                 *

                                      NUMBER OF SHARES
                                      OWNED AND TO BE     NUMBER OF         NUMBER OF         PERCENTAGE OF
                                       OWNED PRIOR TO    SHARES BEING     SHARES OWNED        SHARES OWNED
        SELLING SHAREHOLDERS            OFFERING(1)       OFFERED(1)    AFTER OFFERING(2)   AFTER OFFERING(2)
        --------------------          ----------------   ------------   -----------------   -----------------
Michael Prober(18)...................       52,500          52,500                0                 *
William R. Cline(19).................       37,500          37,500                0                 *
Fred M. Filoon(19)...................       37,500          37,500                0                 *
Eugene A. Trainor III(19)............       37,500          37,500                0                 *
Keith F. Carney(20)..................       30,000          30,000                0                 *
Janet M. Mavec(20)...................       30,000          30,000                0                 *
Gloria K. Berry(15)..................       25,000          25,000                0                 *
Michael Marrone(21)..................       15,000          15,000                0                 *

---------------

  *  Less than 1%.

 (1) Ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The actual number of shares beneficially owned and offered for sale is subject to adjustment and could be materially less or more than the estimated account indicated depending upon factors which we cannot predict at this time.

 (2) Assumes the sale of all of the shares offered hereby to persons who are not affiliates of the selling shareholders.

 (3) Includes warrants to purchase 232,000 shares of common stock at an exercise price of $1.25 per share.

 (4) Includes warrants to purchase 225,000 shares of common stock at an exercise price of $1.25 per share.

 (5) Includes warrants to purchase 200,000 shares of common stock at an exercise price of $1.25 per share.

 (6) Includes warrants to purchase 175,000 shares of common stock at an exercise price of $1.25 per share.

 (7) Includes warrants to purchase 169,750 shares of common stock at an exercise price of $1.25 per share.

 (8) Includes warrants to purchase 100,000 shares of common stock at an exercise price of $1.25 per share.

 (9) Includes warrants to purchase 90,750 shares of common stock at an exercise price of $1.25 per share.

(10) Includes warrants to purchase 75,000 shares of common stock at an exercise price of $1.25 per share.

(11) Includes warrants to purchase 65,000 shares of common stock at an exercise price of $1.25 per share.

(12) Includes warrants to purchase 50,000 shares of common stock at an exercise price of $1.25 per share.

(13) Includes warrants to purchase 93,750 shares of common stock at an exercise price of $1.25 per share.

(14) Includes warrants to purchase 30,000 shares of common stock at an exercise price of $1.25 per share.

(15) Includes warrants to purchase 25,000 shares of common stock at an exercise price of $1.25 per share.

(16) Includes warrants to purchase 22,500 shares of common stock at an exercise price of $1.25 per share.

(17) Includes warrants to purchase 20,000 shares of common stock at an exercise price of $1.25 per share.

(18) Includes warrants to purchase 17,500 shares of common stock at an exercise price of $1.25 per share.

(19) Includes warrants to purchase 12,500 shares of common stock at an exercise price of $1.25 per share.

(20) Includes warrants to purchase 10,000 shares of common stock at an exercise price of $1.25 per share.

(21) Includes warrants to purchase 5,000 shares of common stock at an exercise price of $1.25 per share.

                              PLAN OF DISTRIBUTION

     This prospectus covers the resale of shares of our common stock by the selling stockholders. The selling stockholders may sell their shares of common stock under this prospectus:

     - through one or more broker-dealers acting as either principal or agent;

     - through underwriters;

     - directly to investors; or

     - any combination of these methods.

     The selling stockholders will fix a price or prices, and they may change the price, of the shares of common stock offered based upon:

     - market prices prevailing at the time of sale;

     - prices related to those market prices; or

     - negotiated prices.

     These sales may be effected in one or more of the following transactions (which may involve crosses and block transactions):

     - on any securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

     - in the over-the-counter market;

     - in private transactions;

     - through the writing of options, whether the options are listed on an option exchange or otherwise; or

     - through the settlement of short sales.

     Broker-dealers, underwriters or agents may receive compensation in the form of discounts, concessions from the selling stockholder or the purchasers. These discounts, concessions or commissions may be more than those customary for the transaction involved. If any broker-dealer purchases the shares of common stock as principal, it may effect resales of the shares through other broker-dealers, and other broker-dealers may receive compensation from the purchasers for whom they act as agents.

     To comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the shares may be "underwriters" within the meaning of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

     Any shares covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. A selling stockholder may not sell any shares described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

     To the extent required, the specific shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     Under the registration rights agreement, we have agreed to indemnify the selling stockholders and each underwriter, if any, against certain liabilities, including certain liabilities under the Securities Act, or will contribute to payments the selling stockholders or underwriters may be required to make in respect of those liabilities.

     We have agreed to pay substantially all of the expenses in connection with the registration, offering and sale of the shares covered by this prospectus, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

     We have agreed to keep the registration statement, of which this prospectus is a part, effective until August 31, 2004, subject to extension for any suspension or blackout periods during which shares covered by this prospectus can not be sold.

                        DESCRIPTION OF OUR CAPITAL STOCK

     The following description of certain of our securities is qualified by reference to our certificate of incorporation and bylaws which are available upon request.

     Our authorized capital stock consists of 75,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share.

COMMON STOCK

     Holders of shares of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Except as required by applicable law, common stockholders do not vote separately as a class, but vote together with the holders of outstanding shares of other classes of voting capital stock. There is no right to cumulate votes for the election of directors. Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary for a quorum at any meeting of our stockholders, and the vote by the holders of a majority of those outstanding shares is required to effect certain fundamental corporate changes such as amendments to the certificate of incorporation, liquidations, mergers or sales of all or substantially all of our assets.

     Holders of shares of our common stock are entitled to receive dividends, when and if declared by the board of directors out of funds legally available for that purpose, subject to the rights of outstanding shares of preferred stock. Our existing credit facility prohibits payment of common stock dividends without the bank's consent. On liquidation, holders of shares of our common stock are entitled to share ratably in all our assets remaining after payment of liabilities, subject to rights of any outstanding shares of preferred stock. Holders of shares of our common stock have no conversion, redemption or preemptive rights.

PREFERRED STOCK

     Under our certificate of incorporation, the board of directors has the power to issue shares of our preferred stock without stockholder approval. Our board can issue up to 5,000,000 shares of preferred stock in one or more series and can determine, for any series of preferred stock, the terms and rights of the series, including:

     - the number of shares and designation of the series,

     - the rate and time at which dividends will be payable on the shares of the series, and the status of the dividends as cumulative or non-cumulative and as participating or non-participating,

     - the voting rights, if any, for shares of the series,

     - any prices, times and terms at or on which shares of the series may be redeemed,

     - any rights and preferences of shares of the series upon any liquidation, dissolution or winding up of our affairs or any distribution of our assets,

     - any rights to convert shares of the series into, or exchange shares of the series for, shares of any other class of our stock,

     - the terms of any retirement or sinking fund for shares of the series,

     - any conditions or restrictions on our indebtedness or issuance of additional stock, and

     - any other powers, preferences, and relative, participating, optional and other special rights and limitations.

     Any issuance of our preferred stock may adversely affect the voting powers or other rights of holders of our common stock and may have the effect of delaying or preventing a change in control of our company.

CONTINGENT STOCK INTEREST RIGHTS

     In the merger with American, we issued 1,667,001 contingent stock issue rights. The contingent stock issue rights entitle the holders to receive 1,667,001 shares of our common stock if the trading price per share of the common stock is $5.00 or higher for 20 consecutive trading days on or before September 1, 2001. Holders of contingent stock issue rights generally will have no voting or other rights as stockholders until those contingent stock issue rights convert, if at all, to shares of our common stock. The contingent stock issue rights are generally not transferable other than to Robert R. Brooksher. See "Certain Relationships and Related Transactions -- Merger with American
 -- The Merger" (page 40). The contingent stock issue rights are subject to adjustment on the occurrence of certain events including stock dividends, stock splits and combinations, and reclassifications of our common stock. If we are a party to a consolidation, merger or sale of all or substantially all of our assets and as a result shares of our common stock are converted into the right to receive stock, securities or other property, each contingent stock issue right thereafter will convert, if at all, into the shares, securities or other property to be received in the transaction by a holder of the number of shares of common stock for which the contingent stock issue rights were convertible immediately before the transaction. Our board of directors will also make good faith adjustments to the conditions to the conversions of the contingent stock issue rights to maintain as nearly as reasonable practicable the parties' intent.

WARRANTS

     In the private placement of 5,000,000 units to accredited investors in August 1999, we issued to the unit purchasers warrants to purchase up to 2,500,000 shares of our common stock. We also issued to the placement agents warrants to purchase 500,000 shares of our common stock. Holders of the warrants, generally will have no voting or other rights as stockholders until they exercise their respective warrants. Each warrant is exercisable to purchase one-half of a share of our common stock, at an initial price of $1.25 per share, which may be adjusted under certain circumstances. The warrants issued to the purchasers of units may be exercised in whole or in part within four years of issuance, and upon delivery of written notice of exercise and payment of the total exercise price of the shares purchased. The warrants issued to the placement agents are similarly exercised but are exercisable for a five year period. The number of shares of our common stock to be issued upon exercise is calculated to the nearest full shares. No fractional shares or securities representing fractional shares of our common stock are issuable upon exercise. Any fractional shares resulting from exercise are paid in cash based on the current market price of our common stock at the close of business on the first business day before the exercise date.

     If we are a party to a capital reorganization, merger, consolidation, or sale of all or substantially all of our assets, reclassification of our common stock or our reorganization which results in shares of our common stock converting into the right to receive stock, securities or other property, each warrant thereafter will be exercisable for the shares of stock and other securities and property to be received in the transaction by a holder of the number of shares of common stock for which the warrant was exercisable immediately before the transaction.

     If a split or subdivision of our common stock or a combination of our common stock occurs, the number of underlying shares and the exercise price is adjusted so as to preserve the relative rights, preferences, voting power and position of the underlying shares relative to the other shares of our common stock before such transaction. If we issue any shares of our common stock or any other securities exercised or convertible into our common stock at a price per share lower than the then exercise price, then the exercise price and number of shares underlying the warrants is adjusted based on the dilutive effect of such issuance.

     We may repurchase the placement agent warrants upon prior written notice, at a purchase price of $0.05 per warrant if the closing price per share of our common stock is $3.00 or more for a period of 20 consecutive trading days at any time during the term of the warrants. However, the holders of those warrants are entitled to exercise their respective warrants at any time during the ten day period after receipt of the notice of our intent to repurchase the warrants.

REGISTRATION RIGHTS

     Under registration rights agreements, the holders of the securities listed below are entitled to certain registration rights for the following number of shares of our common stock:

                                                   SHARES OF COMMON STOCK          TYPE OF
TYPE OF SECURITY                                  WITH REGISTRATION RIGHTS   REGISTRATION RIGHTS
----------------                                  ------------------------   -------------------
Common stock....................................          7,335,001              Piggy back
Contingent stock issue rights...................          1,667,001              Piggy back

For a detailed description of these registration rights, see "Shares Eligible for Future Sale" (page 54).

SPECIAL PROVISIONS OF OUR CHARTER, BYLAWS AND DELAWARE LAW

     The following charter and bylaw provisions and provisions of Delaware law may have the effect of delaying, deterring or preventing a change of control.

     Authorization of Preferred Stock. As noted above, our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of our common stock. As a result, preferred stock

     - could be issued quickly and easily;

     - could adversely affect the rights of holders of our common stock; and

     - could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

     Election and Removal of Directors. Our charter and bylaws provide that directors may be removed only for cause. This system of removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of our company and may maintain the incumbency of the board of directors, as it generally makes it more difficult for stockholders to replace a majority of directors.

     Stockholder Meetings and Written Consent. Under our bylaws, a special meeting of the stockholders may be called by:

     - the board of directors by written order of a majority of the board;

     - the chairman of the board;

     - the chief executive officer;

     - the president; or

     - the stockholders by the written request of not less than two-thirds of our common stock entitled to vote at such meeting.

Our certificate of incorporation provides that the stockholders may not act by written consent and, accordingly, can only act at a meeting.

     Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by the board of directors or its committees.

     Indemnification. Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of directors for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us or our stockholders to the fullest extent Delaware law permits, and no member of our board is personally liable for monetary damages for breach of the member's fiduciary duty as a director, except for liability:

     - for any breach of the member's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

     - for any transaction from which the member derived an improper personal benefit.

This provision may discourage derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the company and our stockholders. Our bylaws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities, and we have entered into agreements with each of our directors and executive officers which indemnify them to the fullest extent Delaware law and our certificate of incorporation permit.

TRANSFER AGENT AND REGISTRAR

     Montreal Trust is the transfer agent and registrar for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Assuming the exercise of the warrants, the underlying shares of which are being registered for resale under this prospectus, we would have 26,577,347 shares of our common stock outstanding as of September 30, 1999. Of these shares, approximately 18,068,000 are freely tradeable with the remaining shares constituting "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act.

     In general, under Rule 144 as currently in effect, if a minimum of one year has elapsed since the later of the acquisition date of the restricted securities from either the company or our affiliate, a person is entitled to sell within any three-month period a number of restricted securities which does not exceed the greater of:

     - one percent of the then outstanding shares of our common stock, and

     - the average weekly trading volume of our common stock during a preceding period of four calendar weeks.

     Sales under Rule 144 are also subject to certain provisions as to the manner of sale, notice requirements and the availability of current public information about us. Under Rule 144, if a period of at least two years has elapsed since the later of the date restricted securities were acquired from the company or our affiliate, a stockholder who is not an affiliate of the company at the time of sale and has not been an affiliate for at least three months prior to the sale is entitled to sell shares of our common stock in the public market immediately without compliance with the Rule 144 requirements. Persons who may be treated as our affiliates generally include persons that control, are controlled by, or are under common control with our company, and may include certain of our officers, directors as well as our principal stockholders. Rule 144 does not require the same person to have held the restricted securities for the applicable periods under certain circumstances. The foregoing summary of Rule 144 is not intended to be a complete description.

     In the merger with American, we granted certain registration rights to persons who received an aggregate of 7,335,001 shares of our common stock and 1,667,001 contingent stock issue rights in the merger. The contingent stock issue rights entitle the holders to receive 1,667,001 shares our common stock if the trading price per share for our common stock is $5.00 or higher for 20 consecutive trading date on or before September 1, 2001. The registration rights provide the holders of this common stock and the common stock underlying the contingent stock issue rights the right to participate in registrations of our common stock by the company for our own account or the account of our stockholders. Accordingly, these persons were entitled to participate in this registration. However, these persons agreed to waive their rights to participate in this registration, while preserving their rights as to future registrations.

     We filed a registration statement on Form S-8 under the Securities Act to register 1,800,000 shares of our common stock reserved or to be available for issuance under our 1998 incentive plan. At September 30, 1999, options to purchase a total of 1,060,300 shares of our common stock were outstanding, leaving a total of 699,700 available for grant of incentive awards under our incentive plan. Shares of our common stock issued under our incentive plan generally are available for sale in the open market by holders who are not our affiliates and, subject to volume and other limitations of Rule 144, by holders who are affiliates of the company.

     We may issue additional restricted securities or register additional shares of our common stock under the Securities Act in the future for use in connection with future acquisitions. Under Securities Act Rule 145, the volume limitations and certain other requirements of Rule 144 will apply to resales of these shares by affiliates of the businesses acquired for a period of one year from the acquisition date, or such shorter period as the Securities and Exchange Commission may prescribe. Otherwise these shares generally will be freely tradable after their issuance by persons who are not our affiliates, unless we contractually restrict their sale.

     The market price of our common stock could decrease because of sales of a large number of shares in the open market after this offering or the perception that those sales could occur. These factors also could make it more difficult for the company to raise funds through future offerings of our common stock.

                                 LEGAL MATTERS

     The validity of the shares of our common stock offered in this prospectus will be passed upon for us by Porter & Hedges, L.L.P., Houston, Texas.

                                    EXPERTS

     The audited consolidated financial statements as of December 31, 1998, and for the year then ended of PetroQuest Energy, Inc. included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

     The consolidated financial statements of PetroQuest Energy, Inc. (formerly Optima Petroleum Corporation) included in this prospectus and in the registration statement have been audited by KPMG LLP, independent chartered accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the registration statement, and are included herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus constitutes a part of a registration statement on Form S-1 that we filed with the SEC under the Securities Act. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement. You can read and copy the registration statement and its related exhibits and schedules for further information with respect to our company and the shares offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC and each such statement is qualified by this reference. The registration statement and its exhibits and schedules may be inspected and copied at the SEC's public reference rooms in Washington, D.C. New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     We file annual, quarterly and current reports and other information with the SEC. You can read and copy our filed reports, statements or other information at the SEC's public reference rooms in Washington, D.C. New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov."

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants....................    F-2
Auditors' Report to the Shareholders........................    F-3
Consolidated Balance Sheets of PetroQuest Energy, Inc. as of
  December 31, 1998 and 1997................................    F-4
Consolidated Statements of Operations of PetroQuest Energy,
  Inc. for the years ended December 31, 1998, 1997, and
  1996......................................................    F-5
Consolidated Statements of Stockholders' Equity of
  PetroQuest Energy, Inc. for the years ended December 31,
  1998, 1997, and 1996......................................    F-6
Consolidated Statements of Cash Flows of PetroQuest Energy,
  Inc. for the years ended December 31, 1998, 1997, 1996....    F-7
Notes to Consolidated Financial Statements..................    F-8
Consolidated Balance Sheets of PetroQuest Energy, Inc. as of
  June 30, 1999.............................................   F-21
Consolidated Statements of Operations of PetroQuest Energy,
  Inc. for the six-month period ended June 30, 1999.........   F-22
Consolidated Statements of Stockholders' Equity of
  PetroQuest Energy, Inc. for the six-month period ended
  June 30, 1999 ............................................   F-23
Consolidated Statements of Cash Flows of PetroQuest Energy,
  Inc. for the six-month period ended June 30, 1999.........   F-24
Notes to Consolidated Financial Statements..................   F-25

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
PetroQuest Energy, Inc.:

     We have audited the accompanying consolidated balance sheet of PetroQuest Energy, Inc. (a Delaware corporation, formerly Optima Petroleum Corporation) and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PetroQuest Energy, Inc. and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

New Orleans, Louisiana
March 12, 1999

                      AUDITORS' REPORT TO THE SHAREHOLDERS

     We have audited the consolidated balance sheets of PetroQuest Energy, Inc. (formerly Optima Petroleum Corporation) as at December 31, 1997 and the consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes accessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1997 and the results of its operations and their cash flows for the years ended December 31, 1997 and 1996 in accordance with generally accepted accounting principles.

                                            KPMG LLP
                                            Chartered Accountants

Vancouver, Canada
March 13, 1998 (except for Note 1,
for which the date is March 12, 1999)

                            PETROQUEST ENERGY, INC.

                          CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                     ASSETS

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1997
                                                              ------------    ------------
Current Assets:
  Cash......................................................    $  1,081        $  4,455
  Accounts Receivable.......................................       1,016           1,643
  Other Current Assets......................................         177              --
                                                                --------        --------
          Total Current Assets..............................       2,274           6,098
                                                                --------        --------
Oil and Gas Properties
  Oil and Gas Properties, Full Cost Method..................      42,755          25,722
  Unevaluated Oil and Gas Properties........................       5,747           2,189
  Accumulated Depreciation, Depletion and Amortization......     (31,079)        (15,049)
                                                                --------        --------
  Oil and Gas Properties, Net...............................      17,423          12,862
Plugging and Abandonment Escrow.............................         221             492
Other Assets................................................         148             711
                                                                --------        --------
                                                                $ 20,066        $ 20,163
                                                                ========        ========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable and Accrued Liabilities..................    $  2,330        $    607
  Current portion of Long-term Debt.........................       2,400              --
                                                                --------        --------
          Total Current Liabilities.........................       4,730             607
                                                                --------        --------
Commitments and Contingencies (Note 11).....................          --              --
Long-term Debt..............................................       1,300             100
Other Liabilities...........................................         700             716
Stockholders' Equity
  Common Stock..............................................          19          32,450
  Paid-in capital...........................................      43,795             528
  Accumulated Deficit.......................................     (30,478)        (14,238)
                                                                --------        --------
          Total Stockholders' Equity........................      13,336          18,740
                                                                --------        --------
                                                                $ 20,066        $ 20,163
                                                                ========        ========

        The accompanying notes are an integral part of these statements.

                            PETROQUEST ENERGY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  TWELVE MONTHS ENDED
                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                1998      1997      1996
                                                              --------   -------   -------
Revenues:
  Oil and Gas Sales.........................................  $  3,263   $ 3,964   $ 7,963
  Interest Income...........................................       114       181        19
                                                              --------   -------   -------
                                                                 3,377     4,145     7,982
                                                              --------   -------   -------
Expenses:
  Lease Operating Expenses..................................     1,349       735     1,209
  Production Taxes..........................................       219       303       647
  Depreciation, Depletion and Amortization..................     2,801     3,133     4,202
  Full Cost Ceiling Write-Down..............................    13,431     1,820        --
  General and Administrative Expenses.......................     1,779     1,222     1,220
  Provision for Revenue Dispute.............................        --       740        --
  Interest Expense..........................................       116       136       502
  Foreign Exchange Gain.....................................       (99)     (187)       (2)
  Gain on Sale of Canadian Properties.......................        --      (952)       --
  Other Income..............................................       (52)       --        --
                                                              --------   -------   -------
Net Income (Loss) Before Income Taxes.......................   (16,167)   (2,805)      204
Income Tax Expense -- Current...............................        73       109        35
Net Income (Loss)...........................................  $(16,240)  $(2,914)  $   169
                                                              ========   =======   =======
Earnings (Loss) Per Common Share
Basic.......................................................  $  (1.20)  $ (0.26)  $  0.01
                                                              ========   =======   =======
Diluted.....................................................  $  (1.20)  $ (0.26)  $  0.01
                                                              ========   =======   =======
Average shares outstanding..................................    13,528    11,160    10,946
                                                              ========   =======   =======
Average shares outstanding assuming dilution................    13,528    11,160    11,114
                                                              ========   =======   =======

        The accompanying notes are an integral part of these statements.

                            PETROQUEST ENERGY, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (AMOUNTS IN THOUSANDS)

                                                                                          TOTAL
                                                       COMMON    PAID-IN   RETAINED   STOCKHOLDERS'
                                                       STOCK     CAPITAL   DEFICIT       EQUITY
                                                      --------   -------   --------   -------------
December 31, 1995...................................  $ 31,325   $   528   $(11,493)    $ 20,360
Exercises of options and warrants...................     1,827         2         --        1,829
Issued to directors and consultants.................        29        --         --           29
Sale of common stock................................         3        --         --            3
Net Income..........................................        --        --        169          169
Treasury Stock Repurchases..........................       (75)       (1)        --          (76)
                                                      --------   -------   --------     --------
December 31, 1996...................................  $ 33,109   $   529   $(11,324)    $ 22,314
Issued to directors and consultants.................        17        --         --           17
Net Loss............................................        --        --     (2,914)      (2,914)
Treasury stock repurchases..........................      (676)       (1)        --         (677)
                                                      --------   -------   --------     --------
December 31, 1997...................................  $ 32,450   $   528   $(14,238)    $ 18,740
Conversion of Common Shares (Note 3):
  Optima no par Shares Surrendered..................   (32,450)     (528)        --      (32,978)
  PetroQuest Energy, Inc. $.001 par value Shares
     Issued.........................................        11    32,967         --       32,978
American Merger Issuance of Shares (Note 3).........         8    10,828         --       10,836
Net Loss............................................        --        --    (16,240)     (16,240)
                                                      --------   -------   --------     --------
December 31, 1998...................................  $     19   $43,795   $(30,478)    $ 13,336
                                                      ========   =======   ========     ========

        The accompanying notes are an integral part of these statements.

                            PETROQUEST ENERGY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                              TWELVE MONTHS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1998        1997        1996
                                                              ---------   ---------   --------
Cash flows from operating activities:
  Net income (loss).........................................  ($16,240)   $ (2,914)   $   169
     Adjustments to reconcile net income to net cash
       provided by operating activities:
       Depreciation, depletion and amortization and full
          cost ceiling write-down...........................    16,232       4,953      4,202
       Gain on sale of Canadian oil and gas properties......        --        (952)        --
Changes in working capital accounts:
  Accounts receivable.......................................     1,174         159        611
  Other current assets......................................        (6)         --       (365)
  Accounts payable and accrued liabilities..................      (229)     (1,288)      (386)
  Provision for revenue dispute.............................        --         740         --
  Plugging and abandonment escrow...........................      (284)       (132)      (483)
  Net working capital of Canadian oil and gas properties
     sold...................................................        --        (318)        --
  Other.....................................................       231          71         --
                                                              --------    --------    -------
Net cash provided by operating activities...................       878         319      3,748
                                                              --------    --------    -------
Cash flows from investing activities:
  Investment in oil and gas properties......................    (3,612)     (3,746)    (5,804)
  Sale of Canadian properties...............................        --      11,865        859
  Debentures receivable.....................................        --          --        360
  Cash cost of American merger transaction, net of cash
     received (Note 3)......................................    (1,800)         --         --
                                                              --------    --------    -------
Net cash provided by (used in) investing activities.........    (5,412)      8,119     (4,585)
                                                              --------    --------    -------
Cash flows from financing activities:
  Proceeds from borrowings..................................     1,600          --        211
  Repayment of debt.........................................      (440)     (4,845)      (605)
  Repurchase of common stock................................        --        (645)     1,989
                                                              --------    --------    -------
Net cash provided by financing activities...................     1,160      (5,490)     1,595
                                                              --------    --------    -------
Net increase (decrease) in cash.............................    (3,374)       2948        758
Cash balance beginning of period............................     4,455       1,507        749
                                                              --------    --------    -------
Cash balance end of period..................................  $  1,081    $  4,455    $ 1,507
                                                              ========    ========    =======
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
     Interest...............................................  $     83    $    109    $   503
                                                              ========    ========    =======
     Income taxes...........................................  $    120    $    136    $    35
                                                              ========    ========    =======

        The accompanying notes are an integral part of these statements.

                            PETROQUEST ENERGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION

     PetroQuest Energy, Inc. ("PetroQuest" or the "Company") is an independent oil and gas company headquartered in Lafayette, Louisiana with an exploration office in Houston, Texas. It is engaged in the exploration, development, acquisition and operation of oil and gas properties onshore and offshore in the Gulf Coast Region. PetroQuest and its predecessors have been active in this area since 1986. The financial statements reflect the results of the Company and its predecessor entity, Optima Petroleum Corporation ("Optima"), for all periods presented.

     The financial statements of Optima for the years ended December 31, 1997 and 1996 and previously issued to shareholders were prepared in Canadian dollars and in accordance with Canadian generally accepted accounting principles with a reconciliation to United States generally accepted accounting principles included in the notes to the financial statements. In conjunction with the relocation of the Company to the United States, the Company changed its reporting currency to the U.S. dollar and changed its generally accepted accounting principles from Canada to the United States. Consequently, the comparative financial statements presented for the years ended December 31, 1997 and 1996 have been prepared in the U.S. dollars and in accordance with United States generally accepted accounting principles.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principals of Consolidation

     The Consolidated Financial Statements include the accounts of the Company and its subsidiary, PetroQuest Energy, Inc., a Louisiana corporation (PetroQuest
(LA)). Additionally, PetroQuest (LA) owns 100% of the membership interests of PetroQuest Energy One, L.L.C. All intercompany accounts and transactions have been eliminated.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Oil and Gas Properties

     The Company utilizes the full-cost method of accounting, which involves capitalizing all acquisition, exploration and development costs incurred for the purpose of finding oil and gas reserves, including the costs of drilling and equipping productive wells, dry hole costs, lease acquisition costs and delay rentals. The Company also capitalizes the portion of general and administrative costs which can be directly identified with acquisition, exploration or development of oil and gas properties. Costs associated with unevaluated properties are excluded from amortization. Unevaluated property costs are transferred to evaluated property costs at such time as wells are completed on the properties, the properties are sold, or management determines these costs to have been impaired. Cost of properties, including future development, site restoration, dismantlement and abandonment costs, which have proved reserves and those which have been determined to be worthless, are depleted on the units of production method based on proved reserves. Additionally, the capitalized costs of oil and gas properties cannot exceed the present value of the estimated net cash flow from its proved reserves, together with the lower of cost or estimated fair value of its undeveloped properties (the full cost ceiling). Transactions involving sales of reserves in

                            PETROQUEST ENERGY, INC.

place, unless extraordinarily large portions of reserves are involved, are recorded as adjustments to accumulated depreciation, depletion and amortization.

     Upon the acquisition or discovery of oil and gas properties, management estimates the future net costs to be incurred to dismantle, abandon and restore the property using geological, engineering and regulatory data available. Such cost estimates are periodically updated for changes in conditions and requirements. Such estimated amounts are considered as part of the full cost pool for purposes of amortization upon acquisition or discovery. Such costs are capitalized as oil and gas properties as the actual restoration, dismantlement and abandonment activities take place.

  Other Assets

     Other Assets consist primarily of loan costs which are amortized over the life of the related loan.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments in overnight securities made through its commercial bank accounts, which result in available funds the next business day, to be cash and cash equivalents. The Company holds a minimal amount of cash denominated in Canadian dollars for settlement of Canadian obligations incurred prior to the Merger (Note 3). The impact of exchange rate changes on these amounts is insignificant and is included in results of operations for all periods shown.

  Income Taxes

     The Company accounts for income taxes in accordance with SFAS No. 109. Provisions for income taxes include deferred taxes resulting primarily from temporary differences due to different reporting methods for oil and gas properties for financial reporting purposes and income tax purposes. For financial reporting purposes, all exploratory and development expenditures are capitalized and depreciated, depleted and amortized on the future gross revenue method. For income tax purposes, only the equipment and leasehold costs relative to successful wells are capitalized and recovered through depreciation or depletion. Generally, most other exploratory and development costs are charged to expense as incurred; however, the Company may use certain provisions of the Internal Revenue Code which allow capitalization of intangible drilling costs where management deems appropriate. Other financial and income tax reporting differences occur as a result of statutory depletion.

  Natural Gas Imbalances

     The Company follows an entitlement method of accounting for its proportionate share of gas production on a well by well basis, recording a receivable to the extent that a well is in an "undertake" position and conversely recording a liability to the extent that a well is in an "overtake" position.

     At December 31, 1998, the Company had a net overtake position representing 8,341 Mcfs. There were no gas imbalances at December 31, 1997.

  Certain Concentrations

     During 1998 and 1997, 51% and 100% respectively, of the Company's oil and gas production was sold to three customers. Based on the current demand for oil and gas, the Company does not believe the loss of any of these customers would have a significant financially disruptive effect on its business or financial condition.

                            PETROQUEST ENERGY, INC.

  Foreign Currency Accounting

     The Company's functional currency is the U.S. dollar. During 1998 and 1997, substantially all of the Company's operations were domestic and recorded in the Company's primary accounting records in U.S. dollars. The operations of Canadian oil and gas properties prior to 1997 were translated into U.S. dollars at the exchange rates in effect at the time of the related transactions. The translation of Canadian dollar denominated monetary assets and liabilities as of December 31, 1998 and 1997, are adjusted to reflect the exchange rates at the balance sheet date. Exchange gains and losses arising from the translation of Canadian dollar denominated assets and liabilities are included in the results of operations for each period shown. The net Canadian dollar denominated monetary assets included in the balance sheet at December 31, 1998, are insignificant. Prior to the Merger (Note 3), Optima's reporting and functional currency was the Canadian dollar.

  Fair Value of Financial Instruments

     The fair value of accounts receivable and accounts payable approximate book value at December 31, 1998 and 1997 due to the short-term nature of these accounts. The fair value of the note payable approximates book value due to the variable rate of interest charged.

  New Accounting Standards

     In June 1997, the Financial Accounting Standards Board (the FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and display of comprehensive income in the financial statements. Comprehensive income is the total of net income and all other non-owner changes in equity. SFAS No. 131 requires that companies disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance. SFAS Nos. 130 and 131 are effective for 1998. The Company adopted these standards in 1998 with no effect on the Company's financial statements, financial position or results of operations.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards that require every derivative instrument (including certain derivative instruments embedded in other contracts) to be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

     SFAS No. 133 is effective for fiscal years beginning after June 15, 1999 and must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the company's election, before January 1, 1998).

     Because the Company does not currently use derivative instruments, the adoption of SFAS No. 133 will not impact the Company's financial statements.

  Earnings Per Common Share Amounts

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128 ("SFAS 128"), Earnings per Share, which generally simplified the manner in which earnings per share are

                            PETROQUEST ENERGY, INC.

determined. The Company adopted SFAS 128 effective December 15, 1997. All per share amounts for each period presented were restated to reflect SFAS 128.

     Basic earnings or loss per common share were computed by dividing net income or loss by the weighted average number of shares of common stock outstanding during the year. Diluted earnings or loss per common share for 1996 was determined on a weighted average basis using common shares issued and outstanding adjusted for the effect of stock options considered common stock equivalents computed using the treasury stock method. The number of shares excluded from calculation for 1996 because the exercise price exceeded the average stock price for the period was insignificant. In 1998 and 1997, all options were excluded from the computation of diluted loss per share because they were antidilutive. The contingent stock rights assigned in connection with the Merger are excluded from the calculation of diluted earnings per share.

NOTE 3 -- MERGER OF OPTIMA ENERGY (U.S.) CORPORATION

     On September 1, 1998, the Company completed its previously announced transaction to merge its wholly owned subsidiary Optima Energy (U.S.) Corporation with American Explorer, L.L.C. (American). Concurrent with the transaction, the Company became a Delaware corporation and converted each share of Optima no par value common stock into one share of the Company's $.001 par value common stock and changed its name from Optima Petroleum Corporation to PetroQuest Energy, Inc. American conducted oil and natural gas exploration activities in the Gulf Coast Region.

     Under the terms of the transaction, American merged with the Company in exchange for 7,335,001 shares of the Company's common stock, issued primarily to the three former members of American, representing about 40% of the post acquisition shares outstanding. Additionally, the Company issued to the members of American and certain current officers of the Company 1,667,001 contingent stock rights exchangeable for common shares should the market share price of the Company's common stock exceed $5 per share for 20 consecutive trading days during the three year term of the rights. The rights terminate on September 1, 2001. Should these rights become exchangeable, the Company would be required to issue 1,667,001 shares, representing 8.30% of undiluted shares outstanding (after conversion of the rights) at December 31, 1998, for no net proceeds.

     The transaction was treated as a purchase for accounting purposes. No value was assigned to the contingent stock rights. The purchase price of approximately $10.6 million was allocated to the assets and liabilities based on estimated fair value. Net assets acquired in the transaction were as follows:

Oil and gas properties....................................   $16,178
Working Capital...........................................    (1,890)
Due to Optima.............................................    (2,150)
Note Payable..............................................    (2,440)
Escrow funds and other....................................       903
                                                             -------
                                                             $10,601
                                                             =======

     The purchase price in excess of the net book value of the net assets acquired of $7.9 million was allocated to the Company's oil and gas properties.

     The operating results of American have been consolidated in the Company's statement of operations since September 1, 1998. The following summarized unaudited proforma income statement data reflects the impact the transaction would have had on the Company's results of operations for the years ended December 31, 1998 and 1997 had the transaction occurred January 1, 1997. These unaudited proforma results have been prepared for comparative purposes only and do not purport to be indicative of the

                            PETROQUEST ENERGY, INC.

amounts which actually would have resulted had the transaction occurred on January 1, 1997, or which may result in the future.

                                                              PROFORMA RESULTS FOR THE
                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1998          1997
                                                              ----------     ---------
Revenues....................................................   $  7,469       $10,872
                                                               ========       =======
Net Loss....................................................   $ (8,357)      $(2,554)
                                                               ========       =======
Earnings per common share:
  Basic.....................................................   $  (0.45)      $ (0.13)
                                                               ========       =======
  Diluted...................................................   $  (0.45)      $ (0.13)
                                                               ========       =======

     Subsequent to the Merger, Optima Energy (U.S.) Corporation changed its name to PetroQuest Energy, Inc. (a Louisiana corporation) and American Explorer, L.L.C. changed its name to PetroQuest Energy One, L.L.C.

NOTE 4 -- LIQUIDITY

     The Company's liquidity has been adversely affected by declines in prices received for sales of oil and gas production. In order to fund its cash requirements for operations and debt service, the Company plans to raise private capital and to fund a substantial portion of its anticipated capital expenditures through drilling ventures with industry partners; however, there is no assurance that such plans will meet with success.

     If the Company is unable to obtain additional financing, it could be forced to delay or even abandon some of its exploration and development opportunities. Furthermore, the Company may be required to sell some of its producing properties in order to provide needed liquidity.

     The Company obtained a non-recourse bank loan in 1999 to fund completion of its High Island Block 494 property. Substantially all of the initial cash flows from production at this property will be dedicated to payment of the bank loan obtained to fund its completion.

NOTE 5 -- LONG-TERM DEBT

     In connection with the Merger described in Note 3, the Company and its lender amended American's reducing revolving line of credit to provide for borrowings of up to $25 million, subject to a cap calculated on the Company's borrowing base, as defined. At December 31, 1998, the borrowing base was $3.7 million and was fully funded. Each month the borrowing base is reduced by $200,000. The borrowing base amount and the amount by which it will be reduced, is established by the lender and is based on their evaluation of the Company's oil and gas properties. The borrowing base is redetermined semi-annually on February 1 and August 1 of each year. The result of the February 1, 1999 borrowing base review has not yet been determined. Interest under the loan is payable monthly at prime plus 1/2% (9 1/4% at December 31, 1998). It is secured by substantially all of the Company's oil and gas properties. A commitment fee of .5% per annum on the unused available borrowing base is payable quarterly. The line of credit agreement contains various covenants including restrictions on additional indebtedness and dividends as well as maintenance of certain financial ratios. The Company was not in compliance with one of these covenant tests for the quarter ended December 31, 1998. The Company has obtained an appropriate waiver of this violation from the bank.

                            PETROQUEST ENERGY, INC.

     Maturity of the credit facility over the next five years and thereafter is as follows (in thousands):

1999.......................................................   $2,400
2000.......................................................    1,300
2001.......................................................       --
2002.......................................................       --
2003 and thereafter........................................       --
                                                              ------
                                                              $3,700
                                                              ======

NOTE 6 -- RELATED PARTY TRANSACTIONS

     In conjunction with the Merger discussed at Note 3, the employees and consultants of Optima were terminated. American had no employees. It was managed and its properties (and certain of Optima's properties) were operated by American Explorer, Inc. (AEI), a corporation owned by two officers of the Company and former members of American. From September 1, 1998 through December 31, 1998, the Company's properties were operated by AEI and certain management functions were performed by AEI. The officers of AEI are also the officers of the Company. AEI charges the Company a management and overhead reimbursement fee to cover its costs of services for the Company ($600,000 for the four months ended December, 1998). Of this amount $365,000 was capitalized as part of the acquisition, exploration and development effort (See Note 2). The remainder is included in general and administrative expense. Accounts payable at December 31, 1998 includes $1,052,905 owed AEI. Accounts receivable at December 31, 1998 includes $798,800 due from AEI representing primarily accrued production revenue. After the transition period, which was September 1, 1998 through December 31, 1998, the Company will assume the operating and management functions of AEI, whose employees will become employees of the Company.

     Three of the officers of the Company contributed their interests in a lease at the Turtle Bayou Field to the Company in return for a 30% interest after payout of 100% of the related well cost. The Company promoted this interest to industry partners thereby reducing its cost in the well. A producing well was drilled and completed on the lease. No cost was recorded for the contribution of this lease in the accompanying financial statements because it was treated as an ordinary farmout agreement.

     Certain officers and directors and their affiliates are working interest owners in properties operated by the Company and are billed for and pay their proportionate share of drilling and operating costs in the normal course of business.

     During 1998 and 1997, the Company was charged consulting expenses of $124,500 and $301,700 respectively by companies owned by former directors. Office expense includes $51,500 and $85,000 for 1998 and 1997 respectively paid to a company owned by a former director.

                            PETROQUEST ENERGY, INC.

NOTE 7 -- SEGMENT INFORMATION

     Effective January 1, 1997, the Company sold substantially all of its Canadian oil and gas interests for cash proceeds of approximately $12.3 million; thus, material United States and Canada segment revenues and operating expenses are included only in the 1996 results of operations as follows:

                                                              CANADA   UNITED STATES   TOTAL
                                                              ------   -------------   ------
Oil and Gas Sales...........................................  $2,016      $5,947       $7,963
Production Taxes............................................     148         499          647
Lease Operating Expenses....................................     538         669        1,207
                                                              ------      ------       ------
Operating Income............................................   1,330       4,779        6,109
Depreciation and Depletion..................................   1,070       3,132        4,202
                                                              ------      ------       ------
Unallocated costs:..........................................     260       1,647        1,907
  General and Administrative................................                            1,220
  Interest Expense, net.....................................                              483
  Income Tax Expense........................................                               35
                                                                                       ------
Net Income..................................................                           $  169
                                                                                       ======

  NOTE 8 -- COMMON STOCK

     Prior to the September 1, 1998, Merger of Optima Energy (U.S.) Corporation, the Company had authorized 100,000,000 no par common shares. There were 11,002,346 common shares issued and outstanding at December 31, 1997. In connection with the Merger, all no par common shares of the Company were surrendered, and replaced by newly authorized and issued shares of $.001 par value common shares of the Company. There were 75,000,000 shares authorized and 18,537,347 shares issued and outstanding at December 31, 1998.

                            PETROQUEST ENERGY, INC.

NOTE 9 -- INVESTMENT IN OIL AND GAS PROPERTIES

     The following table discloses certain financial data relative to the Company's evaluated oil and gas producing activities, which are located onshore and offshore the continental United States: (amounts in thousands)

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1998      1997      1996
                                                              -------   -------   -------
Costs incurred during year:
  Capitalized
     Purchases of producing properties......................  $12,302
     Exploration costs......................................      104
     Development costs......................................    2,832
     Plugging and abandonment costs.........................    1,357
     Capitalized G & A Cost.................................      438
                                                              -------
                                                              $17,033   $ 2,739   $ 5,804
                                                              =======   =======   =======
Oil and gas properties
  Balance, beginning of period..............................  $25,722   $34,692   $29,747
  Additions.................................................   17,033     2,739     5,804
  Sales.....................................................       --   (11,709)     (859)
                                                              -------   -------   -------
  Balance, end of year......................................  $42,755   $25,722   $34,692
                                                              -------   -------   -------
Accumulated depreciation, depletion and amortization
  Balance beginning of period...............................  $15,049   $12,166   $ 7,964
  Provision for depreciation, depletion and amortization....    2,599     3,133     4,202
  Provision for ceiling write-down..........................   13,431     1,820        --
  Sales.....................................................       --    (2,070)       --
                                                              -------   -------   -------
  Balance, end of year......................................   31,079    15,049    12,166
                                                              -------   -------   -------
Net capitalized costs.......................................  $11,676   $10,673   $22,526
                                                              =======   =======   =======
DD&A per Mcfe (including provision for ceiling
  write-down)...............................................  $ 10.33   $  2.68   $  0.99

     At December 31, 1998 and 1997, unevaluated oil and gas properties with capitalized costs of $5,747,000 and $2,189,000, respectively, were not subject to depletion. Management expects that these properties will be evaluated over the next one to three years.

     The Company uses the full cost method of accounting for its investment in oil and natural gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and natural gas reserves are capitalized into a "full cost pool" (the pool) as incurred, and properties in the pool are depleted and charged to operations using the units of production method based on the ratio of current production to total proved future production. Additionally, the cost in excess of the net book value of assets and liabilities acquired in the Merger with American of $7.9 million, discussed above, is recorded in the pool at December 31, 1998, and is subject to depletion or write-down. To the extent that costs capitalized in the pool (net of accumulated depreciation, depletion and amortization) exceed the present value (using a 10% discount rate) of estimated future net cash flow from proved oil and natural gas reserves, and the lower of cost and fair value of unproved properties, excess costs are charged to operations. Once incurred, a write-down of oil and natural gas properties is not reversible at a later date even if oil or natural gas prices increase. The Company was required to write-down its asset base in 1998 due primarily to the cost in excess of net book value recorded in the Merger with American and significant declines in oil prices during 1998.

                            PETROQUEST ENERGY, INC.

NOTE 10 -- INCOME TAXES

     The Company follows the provisions of SFAS No. 109, "Accounting For Income Taxes," which provides for recognition of a deferred tax asset for deductible temporary timing differences, operating loss carryforwards, statutory depletion carryforwards and tax credit carryforwards net of a "valuation allowance." An analysis of the Company's deferred taxes follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1998      1997
                                                              -------   -------
Net operating loss carryforwards............................  $ 4,094   $ 3,590
Statutory depletion carryforward............................      195        --
Alternative minimum tax credit..............................        4        --
Temporary differences:
          Oil and gas properties -- full cost...............   (1,563)      (30)
                                                              -------   -------
                                                                2,730      3560
Valuation allowance.........................................   (2,730)   (3,560)
                                                              -------   -------
                                                                   --        --
                                                              =======   =======

     For tax reporting purposes, the Company had operating loss carryforwards of $11,106 at December 31, 1998. If not utilized, such carryforwards would begin expiring in 2001 and would completely expire by the year 2007. The Company had available for tax reporting purposes $533 in statutory depletion deductions that may be carried forward indefinitely. A valuation allowance is provided for that portion of the tax asset for which it is deemed more likely than not that it will not be realized. Due to the Company's recent losses, management has provided a valuation allowance for the entire deferred tax asset.

     The Company's effective tax rate differs from the statutory rate each year because the Company was not able to recognize the tax benefit related to losses under the SFAS No. 109 criteria. The Company's statutory rates used in calculating tax attributes for 1998, 1997 and 1996 were 37%, 40% and 40%, respectively. The change in the statutory rate for 1998 is due to the conversion of the Company to a domestic tax paying entity (Note 3). Current income tax expense relates to certain Canadian and domestic liabilities for which offsets related to the Company's tax preference items is not available.

NOTE 11 -- COMMITMENTS AND CONTINGENCIES

S.W. HOLMWOOD

     An appeal is currently pending before the United States Court of Appeals for the Fifth Circuit from the decision of the United States District Court for the Western District of Louisiana (Lake Charles Division) in the matter Amoco Production Company v. The Meridian Resource & Exploration Company, No. 98-30724, United States Court of Appeal for the Fifth Circuit which involves the Company's Southwest Holmwood Prospect, Cameron Parish, Louisiana. The Company holds a beneficial four percent (4%) working interest in the prospect by virtue of a participation agreement with the defendant. Proceeding in the trial court (instituted on July 11, 1996), resulted in judgment against the defendant dissolving the oil and gas lease and the associated joint exploration agreement. The trial judge further terminated the defendant's interest in two wells effective July 26, 1996 and awarded post-termination production revenues to the plaintiff. The claims of the plaintiff and the litigation are being actively and aggressively defended by the defendant in the United States Court of Appeal. Since the outcome of the litigation is indeterminable, the Company has recorded 100% of the cumulative net operating income to date aggregating to $700,000 in other liabilities in its consolidated financial statements.

                            PETROQUEST ENERGY, INC.

WILDHAY

     The Company is party to court proceedings in the Court of Queen's Bench of the Province of Alberta commenced by a drilling contractor (on May 13, 1996), Artisan Corporation, relative to the drilling of a well on behalf of the Company and a joint venture partner. The Company has defended the proceedings and filed a counter claim for breach of contract against Artisan Corporation and claims of negligence against Artisan Corporation and Tuboscope Vetco Canada Inc. for an amount which exceeds the claim of the drilling contractor. The Company's claim includes thrown away costs and expenses for loss of the well and damages. The well costs were included in Oil and Gas Properties at December 31, 1998.

ABANDONMENT

     The Company maintains abandonment escrows that have been established for future abandonment obligations of certain oil and gas properties of the Company. The management of the Company believes the escrows will be sufficient to offset those future abandonment liabilities; however, the Company is responsible for any abandonment expenses in excess of the escrow balances. As of December 31, 1998, total estimated site restoration, dismantlement and abandonment costs were approximately $4,195,000, net of expected salvage value.

NOTE 12 -- EMPLOYEE BENEFIT PLANS

     Prior to the Merger, under the Company's stock option plan (the 1996 Plan), 750,000 common shares were reserved for issuance and outstanding options exercisable into 730,000 common shares of the Company under the 1996 Plan as well as outstanding options under the Company's previous plan (the 1995 Plan) exercisable into 52,500 common shares of Optima. After the Merger, these options (the Amended Options) under the 1995 and 1996 Plans became subject to the new stock option plan described below. The new exercise price of the Amended Options is the higher of the weighted average trading price of the common shares of Optima for the 5 business days immediately prior to the amendment and the closing price of the common shares of the closing price of the common shares of Optima on the business day immediately prior to the amendment. The Amended Options expire three years from the amendment but in no event greater than 10 years from the date of the original grant. All other options outstanding under the 1995 and 1996 Plans were cancelled. The amendment and cancellation of the options occurred on the closing date of the Merger.

     In March, 1998, Management of the Company, in conjunction with the proposed Merger, adopted a new stock option plan (the "New Plan") which was effective upon the closing of the Merger in order to attract new management and retain key employees. Key employees, including officers (whether or not they are directors), and consultants of the Company and outside directors are eligible to participate in the New Plan. Under TSE policies, a new plan was required to be adopted in order to grant options in excess of those reserved under the 1996 and 1995 plans. The Company's stock option plans reserved 1,950,000 common shares for issuance. Prior to the Merger, 787,000 common shares had been issued pursuant to the exercise of options granted under the 1995 and 1996 Plans and options exercisable into 782,500 shares were outstanding, leaving 380,500 options available for issuance. Under the New Plan, 1,800,000 common shares had been allotted and reserved for future issuance.

     On the closing of the Merger, options to purchase a total of 1,012,300 shares of Common Stock were outstanding. Of these options, 500,000 vested immediately on grant, and 512,300 vest one third on each of December 31, 1998, 1999 and 2000. Options exercisable into 787,700 shares are available for future grants.

     Generally, options must be exercised within 10 years of the grant date and may be granted only to employees, directors and consultants. The exercise price of each option may not be less than 100% of the fair market value of a share of Common Stock on the date of grant.

                            PETROQUEST ENERGY, INC.

     Upon a Change in Control of the Company, all outstanding options become immediate exercisable.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which became effective with respect to the Company in 1996. Under SFAS No. 123, companies can either record expense based on the fair value of stock-based compensation upon issuance or elect to remain under the current Accounting Principles Board Opinion No. 25 ("APB 25") method whereby no compensation cost is recognized upon grant if certain requirements are met. The Company is continuing to account for its stock-based compensation under APB 25. However, pro forma disclosures as if the Company adopted the cost recognition requirements under SFAS No. 123 are presented below.

     If the compensation cost for the Company's 1998, 1997 and 1996 grants for stock-based compensation plans had been determined consistent with SFAS No. 123, the Company's 1998, 1997 and 1996 net income and basic and diluted earnings per common share would have approximated the pro forma amounts below (in thousands, except per share amounts):

                                                         YEAR ENDED DECEMBER 31,
                                       ------------------------------------------------------------
                                              1998                  1997                1996
                                       -------------------   ------------------   -----------------
                                          AS        PRO         AS        PRO        AS       PRO
                                       REPORTED    FORMA     REPORTED    FORMA    REPORTED   FORMA
                                       --------   --------   --------   -------   --------   ------
Net income (loss)....................  $(16,240)  $(17,182)  $(2,914)   $(3,467)   $ 169     $ (384)
Earnings (loss) per common share:
  Basic..............................  $  (1.20)  $  (1.27)  $ (0.26)   $ (0.31)   $0.01     $(0.04)
  Diluted............................  $  (1.20)  $  (1.27)  $ (0.26)   $ (0.31)   $0.01     $(0.04)

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to grants prior to 1995, and additional awards in the future are anticipated. The contingent stock rights assigned in connection with the Merger are excluded from the calculation of pro forma net loss and loss per share.

     A summary of the Company's stock options as of December 31, 1998, 1997 and 1996 and changes during the years ended on those dates is presented below.

                                                       YEAR ENDED DECEMBER 31,
                                      ----------------------------------------------------------
                                             1998                1997                1996
                                      ------------------   -----------------   -----------------
                                                   WGTD.               WGTD.               WGTD.
                                        NUMBER     AVG.     NUMBER     AVG.     NUMBER     AVG.
                                          OF       EXER.      OF       EXER.      OF       EXER.
                                       OPTIONS     PRICE    OPTIONS    PRICE    OPTIONS    PRICE
                                      ----------   -----   ---------   -----   ---------   -----
Outstanding at beginning of year....   1,163,000   $2.73   1,163,000   $2.87     942,500   $2.59
Granted.............................   1,012,300    0.84          --      --     750,000    3.03
Expired/cancelled...................   (1,163,00)   2.73          --      --     (15,000)   3.85
Exercised...........................          --      --          --      --    (514,500)   2.60
                                      ----------           ---------           ---------
Outstanding at end of year..........   1,012,300    0.84   1,163,000    2.73   1,163,000    2.87
Options exercisable at year-end.....     694,100    0.84   1,163,000    2.73   1,163,000    2.87
Options available for future
  grant.............................     787,700                  --                  --
Weighted average fair value of
  options granted during the year...  $     0.58                  --           $    2.21

     The fair value of each option granted during the periods presented is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (a) divided yield of 0% (b) expected volatility of 55.6%, (c) risk-free interest rate of 5.30% and 6.50% in 1998 and 1996, respectively, and (d) expected life of 10 years for 1998 grants and 3 years for 1996 grants.

                            PETROQUEST ENERGY, INC.

     The following table summarizes information regarding stock options outstanding at December 31, 1998:

                                                OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                    -------------------------------------------   ------------------------
RANGE OF                              OPTIONS        WGTD. AVG.      WGTD. AVG.     OPTIONS     WGTD. AVG.
EXERCISE                            OUTSTANDING      REMAINING        EXERCISE    EXERCISABLE    EXERCISE
PRICES                              AT 12/31/98   CONTRACTUAL LIFE     PRICE      AT 12/31/98     PRICE
--------                            -----------   ----------------   ----------   -----------   ----------
$0.84.............................   1,012,300       6.5 Years         $0.84        694,100       $0.84

NOTE 13 -- OIL AND GAS RESERVE INFORMATION -- UNAUDITED

     A majority of the Company's net proved oil and gas reserves at December 31, 1998 have been estimated by independent petroleum consultants in accordance with guidelines established by the Securities and Exchange commission ("SEC"). Accordingly, the following reserve estimates are based upon existing economic and operating conditions at the respective dates.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in providing the future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact. In addition, the present values should not be construed as the current market value of the Company's oil and gas properties or the cost that would be incurred to obtain equivalent reserves.

     The following table sets forth an analysis of the Company's estimated quantities of net proved and proved developed oil (including condensate) and gas, all located onshore and offshore the continental United States:

                                                               OIL    NATURAL
                                                               IN       GAS
                                                              MBbls   IN MMcf
                                                              -----   -------
Proved reserves as of December 31, 1995.....................   748     32,954
Revisions of previous estimates.............................   (77)   (12,538)
Extensions, discoveries and other additions.................   745      4,088
Purchase of producing properties............................   200      1,178
Sale of reserves............................................   (12)    (1,976)
Production..................................................  (154)    (3,309)
                                                              -----   -------
Proved reserves as of December 31, 1996.....................  1,450    20,397
Revisions of previous estimates.............................  (345)    (2,065)
Extensions, discoveries and other additions.................    --        371
Purchase of producing properties............................    --         --
Sale of reserves............................................  (311)   (15,254)
Production..................................................  (140)    (1,002)
                                                              -----   -------
Proved reserves as of December 31, 1997.....................   654      2,447
Revisions of previous estimates.............................  (134)      (602)
Extensions, discoveries and other additions.................     5        874
Purchase of producing properties............................    63      8,891
Production..................................................   (84)    (1,049)
                                                              -----   -------
Proved reserves as of December 31, 1998.....................   504     10,561
                                                              =====   =======
Proved developed reserves:
  as of December 31, 1996...................................   996     19,258
                                                              =====   =======
  as of December 31, 1997...................................   554      2,333
                                                              =====   =======
  as of December 31, 1998...................................   275      7,722
                                                              =====   =======

                            PETROQUEST ENERGY, INC.

     The following tables present the standardized measure of future net cash flows related to proved oil and gas reserves together with changes therein, as defined by the FASB. The oil, condensate and gas price structure utilized to project future net cash flows reflects current prices at each year end and has been escalated only where known and determinable price changes are provided by contracts and law. Future production and development costs are based on current costs with no escalations. No future income taxes were included in the computation of standardized measure in 1998 and 1997 because the Company's tax basis in oil and gas properties, along with its other tax preference attributes, net, exceeded pretax estimated discounted future net cash flows. Estimated future cash flows have been discounted to their present values based on a 10% annual discount rate.

                                                            STANDARDIZED MEASURE
                                                                DECEMBER 31,
                                                       ------------------------------
                                                         1998       1997       1996
                                                       --------   --------   --------
Future cash flows....................................  $ 28,958   $ 16,235   $ 58,855
Future production and development costs..............   (14,208)    (3,389)   (12,827)
Future income taxes..................................        --         --     (1,079)
                                                       --------   --------   --------
Future net cash flows................................  $ 14,750   $ 12,846   $ 44,949
10% annual discount..................................    (3,074)    (3,789)   (14,644)
                                                       --------   --------   --------
Standardized measure of discounted future net cash
  flows..............................................  $ 11,676   $  9,057   $ 30,305
                                                       ========   ========   ========

                                                        CHANGES IN STANDARDIZED MEASURE
                                                            YEAR ENDED DECEMBER 31,
                                                       ---------------------------------
                                                         1998        1997        1996
                                                       ---------   ---------   ---------
Standardized measure at beginning of year............  $  9,057    $ 30,305    $ 21,607
Sales and transfers of oil and gas produced, net of
  production costs...................................    (1,752)     (2,926)     (6,107)
Changes in price, net of future production costs.....    (3,350)     (5,050)     16,147
Extensions and discoveries, net of future production
  and development costs..............................       850         480      13,404
Changes in estimated future development costs, net of
  development costs incurred during this period......       237         199      (1,826)
Revisions of quantity estimates......................    (1,592)     (4,401)    (16,821)
Accretion of discount................................       906       3,107       2,161
Net change in income taxes...........................        --       1,068      (1,085)
Purchase of reserves in place........................     7,566          --       2,346
Sale of reserves in place............................        --     (10,007)     (1,198)
Changes in production rates (timing) and other.......      (246)     (3,718)      1,677
                                                       --------    --------    --------
Standardized measure at end of year..................  $ 11,676    $  9,057    $ 30,305
                                                       ========    ========    ========

                            PETROQUEST ENERGY, INC.

                          CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                     ASSETS

                                                               JUNE 30,      DECEMBER 31,
                                                                 1999            1998
                                                              -----------    ------------
                                                              (UNAUDITED)
Current Assets:
  Cash......................................................   $    767        $  1,081
  Accounts Receivable.......................................      1,278           1,016
  Other Current Assets......................................        103             177
                                                               --------        --------
          Total Current Assets..............................      2,148           2,274
                                                               --------        --------
Oil and Gas Properties Oil and Gas Properties, Full Cost
  Method....................................................     47,422          42,755
  Unevaluated Oil and Gas Properties........................      5,449           5,747
  Accumulated Depreciation, Depletion and Amortization......    (33,033)        (31,079)
                                                               --------        --------
          Net Oil and Gas Properties........................     19,838          17,423
Plugging and Abandonment Escrow.............................        155             221
Other Assets................................................        370             148
                                                               --------        --------
                                                               $ 22,511        $ 20,066
                                                               ========        ========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable & Accrued Liabilities....................   $  3,765        $  2,330
  Current Portion of Long-Term Debt.........................      2,935           2,400
                                                               --------        --------
          Total Current Liabilities.........................      6,700           4,730
                                                               --------        --------
Accounts Payable to be Refinanced...........................        449              --
Long-term Debt..............................................      2,550           1,300
Other Liabilities...........................................        700             700
Stockholders' Equity
  Common Stock..............................................         19              19
  Paid-in Capital...........................................     43,829          43,795
  Accumulated Deficit.......................................    (31,736)        (30,478)
                                                               --------        --------
          Total Stockholders' Equity........................     12,112          13,336
                                                               --------        --------
                                                               $ 22,511        $ 20,066
                                                               ========        ========

        The accompanying notes are an integral part of these statements.

                            PETROQUEST ENERGY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
Revenues:
  Oil and Gas Sales.........................................  $     2,738   $     1,107
  Interest Income...........................................           40           128
                                                              -----------   -----------
                                                                    2,778         1,235
                                                              -----------   -----------
Expenses:
  Lease Operating Expenses..................................          975           396
  Production Taxes..........................................          157            60
  Depreciation, Depletion and Amortization..................        2,012         1,355
  General and Administrative................................          711           596
  Interest Expense..........................................          191             5
  Foreign Exchange (Gain)/Loss..............................          (10)         (171)
                                                              -----------   -----------
Loss from Operations........................................       (1,258)       (1,006)
  Income Tax Expense........................................           --             9
                                                              -----------   -----------
Net Loss....................................................  $    (1,258)  $    (1,015)
                                                              ===========   ===========
Earnings Per Common Share
  Basic.....................................................         (.06)         (.09)
                                                              ===========   ===========
  Diluted...................................................         (.06)         (.09)
                                                              ===========   ===========
Average shares outstanding..................................   18,554,391    11,002,346
                                                              ===========   ===========
Average shares outstanding assuming dilution................   18,554,391    11,002,346
                                                              ===========   ===========

        The accompanying notes are an integral part of these statements.

                            PETROQUEST ENERGY, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                  (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                                                                       TOTAL
                                                     COMMON   PAID-IN   RETAINED   STOCKHOLDERS'
                                                     STOCK    CAPITAL   DEFICIT       EQUITY
                                                     ------   -------   --------   -------------
December 31, 1998..................................   $19     $43,795   $(30,478)     $13,336
Options Exercised..................................    --          34         --           34
Net Loss...........................................    --          --     (1,258)      (1,258)
                                                      ---     -------   --------      -------
June 30, 1999......................................   $19     $43,829   $(31,736)     $12,112
                                                      ===     =======   ========      =======

        The accompanying notes are an integral part of these statements.

                            PETROQUEST ENERGY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
Cash Flows from Operating Activities:
  Net (Loss)................................................  $(1,258)   $(1,015)
     Adjustments to Reconcile Net Income to Net Cash
      Provided by Operating Activities:
       Depreciation, Depletion and Amortization.............    2,012      1,355
Changes in Working Capital Accounts:
  Accounts Receivable.......................................     (262)       (18)
  Other Current Assets......................................      168
  Accounts Payable & Accrued Liabilities....................    1,435       (246)
  Loan Receivable...........................................              (1,637)
  Plugging and Abandonment Escrow...........................       66        472
  Other.....................................................     (374)       (64)
                                                              -------    -------
Net Cash Provided By (Used in) Operating Activities.........    1,787     (1,153)
                                                              -------    -------
Cash flows from Investing Activities:
  Investment in Oil and Gas Properties......................   (4,793)    (1,060)
  Sale of Oil and Gas Properties............................      424
                                                              -------
Net Cash (Used in) Investing Activities.....................   (4,369)    (1,060)
                                                              -------    -------
Cash Flows from Financing Activities:
  Proceeds from Borrowings..................................    2,399          3
  Repayment of Debt.........................................     (165)        --
  Options Exercised.........................................       34         --
                                                              -------    -------
Net Cash Provided by Financing Activities...................    2,268          3
                                                              -------    -------
Net Increase (Decrease) in Cash.............................     (314)    (2,210)
Cash Balance Beginning of Period............................    1,081      3,980
                                                              -------    -------
Cash Balance End of Period..................................  $   767    $ 1,770
                                                              =======    =======
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
     Interest...............................................  $    68    $     5
                                                              =======    =======

        The accompanying notes are an integral part of these statements.

                            PETROQUEST ENERGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- INTERIM FINANCIAL STATEMENTS

     The consolidated financial statements of PetroQuest Energy, Inc. (the "Company") at June 30, 1999 and for the six- month period then ended are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim period. The financial statements reflect the results of the Company and its predecessor entity, Optima Petroleum Corporation ("Optima"), for all periods presented. The consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto, together with management's discussion and analysis of financial condition and results of operations, contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1998. The results of operations for the six- month period ended June 30, 1999 are not necessarily indicative of future financial results. Certain prior period amounts have been reclassified to conform to current period presentation.

NOTE 2 -- MERGER OF OPTIMA (U.S.) ENERGY CORPORATION

     On September 1, 1998, the Company completed its transaction to merge its wholly owned subsidiary Optima Energy (U.S.) Corporation with American Explorer, L.L.C. (American). Concurrent with the transaction, the Company became a Delaware corporation and converted each share of Optima no par value common stock into one share of the Company's $.001 par value common stock and changed its name from Optima Petroleum Corporation to PetroQuest Energy, Inc. American conducted oil and natural gas exploration activities in the Gulf Coast Region.

     Under the terms of the transaction, American merged with the Company in exchange for 7,335,001 shares of the Company's common stock, issued to the three former members of American, representing about 40% of the post acquisition shares outstanding. Additionally, the Company issued 1,667,001 contingent stock rights exchangeable for common shares should the market share price of the Company's common stock exceed $5 per share for 20 consecutive trading days during the three year term of the rights. The rights terminate on September 1, 2001.

     The transaction was treated as a purchase for accounting purposes. No value was assigned to the contingent stock rights. The purchase price of approximately $10.6 million was allocated to the assets and liabilities based on estimated fair value.

     The operating results of American have been consolidated in the Company's statement of operations since September 1, 1998. The following summarized unaudited income statement data reflects the impact the transaction would have had on the Company's results of operations for the six- months ended June 30, 1998 had the transaction occurred January 1, 1998.

                                                       PROFORMA RESULTS
                                                           FOR THE
                                                       SIX MONTHS ENDED
                                                        JUNE 30, 1998
                                                       ----------------
                                                         (UNAUDITED)
Revenues............................................       $ 4,422
                                                           =======
Net Loss............................................       $(1,514)
                                                           =======
Loss per common share:
  Basic.............................................         (0.08)
                                                           =======
  Diluted...........................................         (0.08)

                            PETROQUEST ENERGY, INC.

NOTE 3 -- EARNINGS PER SHARE

     Basic net income per share of common stock was calculated by dividing net income applicable to common stock by the weighted-average number of common shares outstanding during the period. For the period, options of 21,391 shares for the six month period were excluded from the computation of diluted loss per share because they were antidilutive. The contingent stock rights assigned in connection with the merger are excluded from the calculation of diluted earnings per share.

NOTE 4 -- LONG-TERM DEBT

     In April 1999, the Company's borrowing base was redetermined and set at $3,350,000. It reduced $150,000 on May 1, 1999 and June 1, 1999. Beginning July 1, 1999 and continuing on the first day of each month thereafter, the borrowing base shall be reduced by $250,000. The next redetermination is scheduled for September 1, 1999. Interest under the loan is payable monthly at prime plus
 1/2% (8 1/4% at June 30, 1999).

     On April 21, 1999, the Company entered into a loan agreement for non-recourse financing to fund completion, flow line and facility costs of its High Island Block 494 property. The property is security for the loan. Interest is payable at 12% and the lender receives a 2 1/2% overriding royalty interest in the property. For the first three production months, all of the cash flow from the property will be dedicated to payment of principal and interest on the loan. Subsequently, 85% of the cash flow from the property (assuming certain production levels) will be dedicated to debt service. The well began producing during the first part of July 1999. At June 30, 1999, $449,446 of vendor payables related to the completion, flow line, and facilities of the well at High Island 494 are classified as long-term since they were subsequently funded through this facility.

NOTE 5 -- NEW ACCOUNTING STANDARDS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards that require every derivative instrument (including certain derivative instruments embedded in other contracts) to be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 is effective for the company during the first quarter of the fiscal year 2001.

     Because the Company does not currently use derivative instruments, the adoption of SFAS No. 133 will not impact the Company's financial statements.

NOTE 6 -- RELATED PARTY TRANSACTIONS

     In conjunction with the merger discussed at Note 2, the employees and consultants of Optima were terminated. American had no employees. It was managed and its properties (and certain of Optima's properties) were operated by American Explorer, Inc. (AEI), a corporation owned by two officers of the Company and former members of American. From September 1, 1998 through December 31, 1998, the Company's properties were operated by AEI and certain management functions were performed by AEI. The officers of AEI are also the officers of the Company. AEI charged the Company a management fee to cover its costs of services for the Company ($600,000 for the four months ended December 31, 1998). At December 31, 1998, the Company owed AEI approximately $1,053,000, which is included in Accounts Payable. Effective January 1, 1999, the Company assumed the operating and management functions from AEI, whose employees became employees of the Company.

                            PETROQUEST ENERGY, INC.

NOTE 7 -- PRIVATE PLACEMENT

     On August 3, 1999 the Company received the initial funding of a private placement of 5 million units at a purchase price of $1.00 per unit for a total consideration of $5,000,000 before fees and expenses. Of the total consideration, $4,000,000 has been received with the remaining funds expected to be received within the next two weeks. The proceeds from the private placement will be used for drilling and exploration costs, delay rentals on oil and gas leases and working capital and general corporate purposes.

     Each unit sold in the private placement consists of one share of the Company's common stock and one warrant exercisable to purchase one-half a share of the Company's common stock. Each warrant is exercisable at any time through the fourth year after issuance to purchase one-half of a share of the Company's common stock at a per share purchase price of $1.25.

     In addition to the units issued to investors, the Company also issued to the placement agents of the units warrants exercisable to purchase 500,000 shares of the Company's common stock. These warrants are exercisable at any time through the fifth year after issuance to purchase 500,000 shares of the Company's common stock at a per share purchase price of $1.25.

------------------------------------------------------
------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTUS MAY HAVE CHANGED SINCE THAT DATE.

                             ---------------------

                               TABLE OF CONTENTS

Summary...............................     3
Risk Factors..........................     7
Use of Proceeds.......................    13
Capitalization........................    13
Price Range of Our Common Stock.......    14
Dividend Policy.......................    14
Selected Financial Data...............    15
Selected Operating And Reserve Data...    16
Management's Discussion And Analysis
  of Financial Condition And Results
  of Operations.......................    17
Business..............................    23
Management............................    32
Certain Relationships And Related
  Transactions........................    40
Principal Stockholders................    44
Selling Stockholders..................    46
Plan of Distribution..................    48
Description of Capital Stock..........    50
Shares Eligible For Future Sale.......    54
Legal Matters.........................    55
Experts...............................    55
Where You Can Find More Information...    55
Index to Financial Statements.........   F-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                8,000,000 SHARES
                                   PETROQUEST
                                  ENERGY, INC.
                                  COMMON STOCK
                           -------------------------

                                   PROSPECTUS
                           -------------------------
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses (other than underwriting discounts and commissions) in connection with the offering described in this Registration Statement, all of which shall be paid by us. All of such amounts (except the SEC Registration Fee and the Toronto Stock Exchange Listing Fee) are estimated.

SEC Registration Fee......................................   $ 3,858
Blue Sky Fees and Expenses................................    10,000
Toronto Exchange Listing Fee..............................    29,425
Printing and Mailing Costs................................     5,000
Legal Fees and Expenses...................................    15,000
Accounting Fees and Expenses..............................    15,000
Miscellaneous.............................................     5,000
                                                             -------
          Total...........................................   $83,283
                                                             =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

     In a suit brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of the case, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such persons shall have been adjudged liable to the corporation except as otherwise provided by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys' fees).

     The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, or (ii) by independent counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.

     Our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted under Delaware law. Our certificate of incorporation limits the personal liability of a director to us or our stockholders to damages for breach of the director's fiduciary duty.

     The above discussion of our certificate of incorporation and bylaws and the DGCL is not intended to be exhaustive and is qualified in its entirety by the certificate, bylaws and statute.

     We maintain officers' and directors' indemnity insurance against expenses of defending claims or payment of amounts arising out of good-faith conduct believed by the officer or director to be in or not opposed to our best interest.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since September 1996, we have issued and sold the following unregistered securities:

     (a) On September 1, 1998, we completed the transaction to merge our wholly owned subsidiary, Optima Energy (U.S.) Corporation, with American Explorer, L.L.C. We also converted from a Canadian corporation to a Delaware corporation and changed our name from Optima Petroleum Corporation to "PetroQuest Energy, Inc."

     Under the terms of the merger, we acquired 100% of the ownership interests of American in exchange for 7,335,001 shares of our common stock and 1,667,001 contingent stock issue rights. The contingent stock issue rights entitle the holders to receive 1,667,001 shares of our common stock if the trading price of our common stock is $5.00 or higher for 20 consecutive trading days on or before September 1, 2001. All of the shares of our common stock and common stock issue rights issued in the merger were issued to the following persons, each of whom became our officer and director upon completion of the merger:

                                                                             CONTINGENT
                                                               SHARES OF     STOCK ISSUE
NAME                                                          COMMON STOCK     RIGHTS
----                                                          ------------   -----------
Charles T. Goodson..........................................   2,567,250       583,450
Alfred J. Thomas II(1)......................................   1,309,298       297,560
Ralph J. Daigle.............................................   2,200,500       500,000

---------------

(1) Does not include 487,778 shares of our common stock and 110,856 common stock issue rights issued to Mr. Thomas' spouse and an aggregate of 770,175 shares of our common stock and 175,035 common stock issue rights issued to Mr. Thomas' adult children.

     In addition, Robert R. Brooksher, who became a director and our chief financial officer and secretary upon completion of the merger, holds a three year option to acquire from Charles T. Goodson, Alfred J. Thomas, II, Janell B. Thomas, Alfred J. Thomas, III, Blaine A. Thomas, Natalie A. Thomas and Ralph J. Daigle 5% of the shares of our common stock and common stock issue rights issued in connection with the merger.

     (b) In August 1999, we completed a private placement of 5 million units to accredited investors at a purchase price of $1.00 per unit for a total consideration of $5,000,000 before fees and expenses. Each unit sold in the private placement consisted of one share of our common stock and one warrant to purchase one-half a share of our common stock. Each warrant is exercisable at any time for a period of four years after the date of issuance to purchase one-half a share of our common stock at a purchase price of $1.25 per share. In addition, we issued to the placement agents of the units, warrants to purchase 500,000 shares of our common stock. The warrants received by the placement agents are exercisable at any time for a period of five years after the date of issuance to purchase one share of our common stock at a purchase price of $1.25 per share. In addition, we agreed to file this registration statement covering the resale of our common stock underlying the units and the shares of our common stock issuable on the exercise of the warrants received by the unit holders and the placement agents within 60 days of the closing of the private placement.

     The sales of the securities described in paragraphs (a) and (b) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only

\and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either receive adequate information about PetroQuest or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          2.1            -- Plan and Agreement of Merger by and among Optima
                            Petroleum Corporation, Optima Energy (U.S. Corporation
                            its wholly-owned subsidiary and Goodson Exploration
                            Company, NAB Financial L.L.C., Dexco Energy, inc.,
                            American Explorer, L.L.C. (incorporated herein by
                            reference to Appendix G of the Proxy Statement on
                            Schedule 14A filed July 22, 1998).
          3.1            -- Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 4.1 to Form 8-K dated
                            September 16, 1998).
          3.2            -- Bylaws of the Company (incorporated herein by reference to Exhibit 4.2 to Form 8-K dated September 16, 1998).
          3.3            -- Certificate of Domestication of Optima Petroleum
                            Corporation (incorporated herein by reference to Exhibit
                            4.4 to Form 8-K dated September 16, 1998).
          4.1            -- Registration Rights Agreement dated as of September 1,
                            1998 among Optima Petroleum Corporation, Charles T.
                            Goodson, Alfred J. Thomas, II, Ralph J. Daigle, Janell B.
                            Thomas, Alfred J. Thomas, III, Blaine A. Thomas, and
                            Natalie A. Thomas (incorporated herein by reference to
                            Exhibit 99.1 to Form 8-K dated September 16, 1998).
          4.2            -- Form of Certificate of Contingent Stock Issue Right
                            (incorporated herein by reference to Exhibit 4.3 to Form
                            8-K dated September 16, 1998).
          4.3            -- Form of Warrant to Purchase Shares of Common Stock of
                            PetroQuest Energy, Inc. (incorporated herein by reference
                            to Exhibit 4.1 to Form 8-K dated August 9, 1999).
          4.4            -- Form of Placement Agent Warrant to Purchase Shares of
                            Common Stock of PetroQuest Energy, Inc. (incorporated
                            herein by reference to Exhibit 4.2 to Form 8-K dated
                            August 9, 1999).
         *5.1            -- Opinion of Porter & Hedges, L.L.P.
         10.1            -- 1998 Stock Option Plan (incorporated herein by reference to Exhibit 10.2 to Form 8-K dated September 16, 1998).
         10.2            -- Employment Agreement dated September 1, 1998, between
                            PetroQuest Energy, Inc. and Alfred J. Thomas, II
                            (incorporated herein by reference to Exhibit 10.3 to Form
                            8-K dated September 16, 1998).
         10.3            -- Employment Agreement dated September 1, 1998, between
                            PetroQuest Energy, Inc. and Charles T. Goodson
                            (incorporated herein by reference to Exhibit 10.2 to Form
                            8-K dated September 16, 1998).
         10.4            -- Employment Agreement dated September 1, 1998, between
                            PetroQuest Energy, Inc. and Ralph J. Daigle (incorporated
                            herein by reference to Exhibit 10.4 to Form 8-K dated
                            September 16, 1998).
         10.5            -- Employment Agreement dated September 1, 1998, between
                            PetroQuest Energy, Inc. and Robert R. Brooksher
                            (incorporated herein by reference to Exhibit 10.5 to Form
                            8-K dated September 16, 1998).
         10.6            -- First Amendment to Employment Agreement dated September
                            1, 1998 between PetroQuest Energy, Inc. and Charles T.
                            Goodson dated July 30, 1999 (incorporated herein by
                            reference to Exhibit 10.1 to Form 8-K dated August 9,
                            1999).
         10.7            -- First Amendment to Employment Agreement dated September
                            1, 1998 between PetroQuest Energy, Inc. and Alfred J.
                            Thomas, II dated July 30, 1999 (incorporated herein by
                            reference to Exhibit 10.2 to Form 8-K dated August 9,
                            1999).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.8            -- First Amendment to Employment Agreement dated September
                            1, 1998 between PetroQuest Energy, Inc. and Ralph J.
                            Daigle dated July 30, 1999 (incorporated herein by
                            reference to Exhibit 10.3 to Form 8-K dated August 9,
                            1999).
         10.9            -- First Amendment to Employment Agreement dated September
                            1, 1998 between PetroQuest Energy, Inc. and Robert R.
                            Brooksher dated July 30, 1999 (incorporated herein by
                            reference to Exhibit 10.4 to Form 8-K dated August 9,
                            1999).
         10.1            -- Credit Agreement dated September 24, 1998, among
                            PetroQuest Energy, Inc. (a Louisiana corporation),
                            PetroQuest Energy One, L.L.C. (a Louisiana limited
                            liability company), PetroQuest Energy, Inc. (a Delaware
                            corporation) and Compass Bank (incorporated herein by
                            reference to Exhibit 10.6 to Form 10-K for the year ended
                            December 31, 1998).
         10.11           -- Termination Agreement dated December 16, 1998, between
                            PetroQuest Energy, Inc. and Charles T. Goodson
                            (incorporated herein by reference to Exhibit 10.7 to Form
                            10-K for the year ended December 31, 1998).
         10.12           -- Termination Agreement dated December 16, 1998, between
                            PetroQuest Energy, Inc. and Alfred J. Thomas, II
                            (incorporated herein by reference to Exhibit 10.8 to Form
                            10-K for the year ended December 31, 1998).
         10.13           -- Termination Agreement dated December 16, 1998, between
                            PetroQuest Energy, Inc. and Ralph J. Daigle (incorporated
                            herein by reference to Exhibit 10.9 to Form 10-K for the
                            year ended December 31, 1998).
         10.14           -- Termination Agreement dated December 16, 1998, between
                            PetroQuest Energy, Inc. and Robert R. Brooksher
                            (incorporated herein by reference to Exhibit 10.10 to
                            Form 10-K for the year ended December 31, 1998).
         10.15           -- First Amendment to Termination Agreement dated December
                            16, 1998, between PetroQuest Energy, Inc. and Charles T.
                            Goodson dated July 30, 1999 (incorporated herein by
                            reference to Exhibit 10.5 to Form 8-K dated August 9,
                            1999).
         10.16           -- First Amendment to Termination Agreement dated December
                            16, 1998, between PetroQuest Energy, Inc. and Alfred J.
                            Thomas, II dated July 30, 1999 (incorporated herein by
                            reference to Exhibit 10.6 to Form 8-K dated August 9,
                            1999).
         10.17           -- First Amendment to Termination Agreement dated December
                            16, 1998, between PetroQuest Energy, Inc. and Ralph J.
                            Daigle dated July 30, 1999 (incorporated herein by
                            reference to Exhibit 10.7 to Form 8-K dated August 9,
                            1999).
         10.18           -- First Amendment to Termination Agreement dated December
                            16, 1998, between PetroQuest Energy, Inc. and Robert R.
                            Brooksher dated July 30, 1999 (incorporated herein by
                            reference to Exhibit 10.8 to Form 8-K dated August 9,
                            1999).
         10.19           -- Indemnification Agreement dated December 16, 1998,
                            between PetroQuest Energy, Inc. and Charles T. Goodson
                            (incorporated herein by reference to Exhibit 10.11 to
                            Form 10-K for the year ended December 31, 1998).
         10.20           -- Indemnification Agreement dated December 16, 1998,
                            between PetroQuest Energy, Inc. and Alfred J. Thomas, II
                            (incorporated herein by reference to Exhibit 10.12 to
                            Form 10-K for the year ended December 31, 1998).
         10.21           -- Indemnification Agreement dated December 16, 1998,
                            between PetroQuest Energy, Inc. and Ralph J. Daigle
                            (incorporated herein by reference to Exhibit 10.13 to
                            Form 10-K for the year ended December 31, 1998).
         10.22           -- Indemnification Agreement dated December 16, 1998,
                            between PetroQuest Energy, Inc. and Robert R. Brooksher
                            (incorporated herein by reference to Exhibit 10.14 to
                            Form 10-K for the year ended December 31, 1998).
         10.23           -- Indemnification Agreement dated December 16, 1998,
                            between PetroQuest Energy, Inc. and Daniel G. Fournerat
                            (incorporated herein by reference to Exhibit 10.15 to
                            Form 10-K for the year ended December 31, 1998).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.24           -- Indemnification Agreement dated December 16, 1998,
                            between PetroQuest Energy, Inc. and William C. Leuschner
                            (incorporated herein by reference to Exhibit 10.16 to
                            Form 10-K for the year ended December 31, 1998).
         10.25           -- Indemnification Agreement dated December 16, 1998,
                            between PetroQuest Energy, Inc. and Robert L. Hodgkinson
                            (incorporated herein by reference to Exhibit 10.17 to
                            Form 10-K for the year ended December 31, 1998).
         16.1            -- Letter from KPMG dated December 18, 1998 (incorporated
                            herein by reference to Exhibit 16.1 to Form 8-K dated
                            December 21, 1998)
         21.1            -- Subsidiaries of the Company (incorporated herein by
                            reference to Exhibit 21.1 to the Registration Statement
                            No. 333-55745 filed June 2, 1998)
        *23.1            -- Consent of Arthur Andersen LLP
        *23.2            -- Consent of KPMG LLP
        *23.3            -- Consent of Porter & Hedges, LLP (contained in Exhibit
                            5.1)
        *24.1            -- Power of attorney (included on the signature page of this
                            Registration Statement).

---------------

* Filed herewith.

     (b) Financial Statement Schedules. All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Louisiana, on October 29, 1999.

                                            PETROQUEST ENERGY, INC.

                                            By:   /s/ CHARLES T. GOODSON
                                              ----------------------------------
                                                Charles T. Goodson,
                                                President, Chief Executive
                                                Officer and Director

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints Charles T. Goodson and Robert R. Brooksher, and both of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                                 CAPACITY IN WHICH SIGNED           DATE
---------                                                 ------------------------           ----

                                                         Chairman of the Board and     October   , 1999
-----------------------------------------------------      Director
                William C. Leuschner

               /s/ CHARLES T. GOODSON                    President, Chief Executive    October 29, 1999
-----------------------------------------------------      Officer and Director
                 Charles T. Goodson                        (Principal Executive
                                                           Officer)

              /s/ ALFRED J. THOMAS, II                   Chief Operating Officer       October 28, 1999
-----------------------------------------------------      and Director
                Alfred J. Thomas, II

                 /s/ RALPH J. DAIGLE                     Senior Vice President --      October 28, 1999
-----------------------------------------------------      Exploration and Director
                   Ralph J. Daigle

               /s/ ROBERT R. BROOKSHER                   Chief Financial Officer,      October 26, 1999
-----------------------------------------------------      Secretary and Director
                 Robert R. Brooksher                       (Principal Financial and
                                                           Accounting Officer)

               /s/ DANIEL G. FOURNERAT                   Director                      October 28, 1999
-----------------------------------------------------
                 Daniel G. Fournerat

SIGNATURE                                                 CAPACITY IN WHICH SIGNED           DATE
---------                                                 ------------------------           ----
                                                         Director                      October   , 1999
-----------------------------------------------------
                Robert L. Hodgkinson

              /s/ WILLIAM W. RUCKS, IV                   Director                      October 28, 1999
-----------------------------------------------------
                William W. Rucks, IV

                                                         Director                      October   , 1999
-----------------------------------------------------
                 Francisco A. Garcia

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          2.1            -- Plan and Agreement of Merger by and among Optima
                            Petroleum Corporation, Optima Energy (U.S. Corporation
                            its wholly-owned subsidiary and Goodson Exploration
                            Company, NAB Financial L.L.C., Dexco Energy, inc.,
                            American Explorer, L.L.C. (incorporated herein by
                            reference to Appendix G of the Proxy Statement on
                            Schedule 14A filed July 22, 1998).
          3.1            -- Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 4.1 to Form 8-K dated
                            September 16, 1998).
          3.2            -- Bylaws of the Company (incorporated herein by reference to Exhibit 4.2 to Form 8-K dated September 16, 1998).
          3.3            -- Certificate of Domestication of Optima Petroleum
                            Corporation (incorporated herein by reference to Exhibit
                            4.4 to Form 8-K dated September 16, 1998).
          4.1            -- Registration Rights Agreement dated as of September 1,
                            1998 among Optima Petroleum Corporation, Charles T.
                            Goodson, Alfred J. Thomas, II, Ralph J. Daigle, Janell B.
                            Thomas, Alfred J. Thomas, III, Blaine A. Thomas, and
                            Natalie A. Thomas (incorporated herein by reference to
                            Exhibit 99.1 to Form 8-K dated September 16, 1998).
          4.2            -- Form of Certificate of Contingent Stock Issue Right
                            (incorporated herein by reference to Exhibit 4.3 to Form
                            8-K dated September 16, 1998).
          4.3            -- Form of Warrant to Purchase Shares of Common Stock of
                            PetroQuest Energy, Inc. (incorporated herein by reference
                            to Exhibit 4.1 to Form 8-K dated August 9, 1999).
          4.4            -- Form of Placement Agent Warrant to Purchase Shares of
                            Common Stock of PetroQuest Energy, Inc. (incorporated
                            herein by reference to Exhibit 4.2 to Form 8-K dated
                            August 9, 1999).
         *5.1            -- Opinion of Porter & Hedges, L.L.P.
         10.1            -- 1998 Stock Option Plan (incorporated herein by reference to Exhibit 10.2 to Form 8-K dated September 16, 1998).
         10.2            -- Employment Agreement dated September 1, 1998, between
                            PetroQuest Energy, Inc. and Alfred J. Thomas, II
                            (incorporated herein by reference to Exhibit 10.3 to Form
                            8-K dated September 16, 1998).
         10.3            -- Employment Agreement dated September 1, 1998, between
                            PetroQuest Energy, Inc. and Charles T. Goodson
                            (incorporated herein by reference to Exhibit 10.2 to Form
                            8-K dated September 16, 1998).
         10.4            -- Employment Agreement dated September 1, 1998, between
                            PetroQuest Energy, Inc. and Ralph J. Daigle (incorporated
                            herein by reference to Exhibit 10.4 to Form 8-K dated
                            September 16, 1998).
         10.5            -- Employment Agreement dated September 1, 1998, between
                            PetroQuest Energy, Inc. and Robert R. Brooksher
                            (incorporated herein by reference to Exhibit 10.5 to Form
                            8-K dated September 16, 1998).
         10.6            -- First Amendment to Employment Agreement dated September
                            1, 1998 between PetroQuest Energy, Inc. and Charles T.
                            Goodson dated July 30, 1999 (incorporated herein by
                            reference to Exhibit 10.1 to Form 8-K dated August 9,
                            1999).
         10.7            -- First Amendment to Employment Agreement dated September
                            1, 1998 between PetroQuest Energy, Inc. and Alfred J.
                            Thomas, II dated July 30, 1999 (incorporated herein by
                            reference to Exhibit 10.2 to Form 8-K dated August 9,
                            1999).
         10.8            -- First Amendment to Employment Agreement dated September
                            1, 1998 between PetroQuest Energy, Inc. and Ralph J.
                            Daigle dated July 30, 1999 (incorporated herein by
                            reference to Exhibit 10.3 to Form 8-K dated August 9,
                            1999).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.9            -- First Amendment to Employment Agreement dated September
                            1, 1998 between PetroQuest Energy, Inc. and Robert R.
                            Brooksher dated July 30, 1999 (incorporated herein by
                            reference to Exhibit 10.4 to Form 8-K dated August 9,
                            1999).
         10.1            -- Credit Agreement dated September 24, 1998, among
                            PetroQuest Energy, Inc. (a Louisiana corporation),
                            PetroQuest Energy One, L.L.C. (a Louisiana limited
                            liability company), PetroQuest Energy, Inc. (a Delaware
                            corporation) and Compass Bank (incorporated herein by
                            reference to Exhibit 10.6 to Form 10-K for the year ended
                            December 31, 1998).
         10.11           -- Termination Agreement dated December 16, 1998, between
                            PetroQuest Energy, Inc. and Charles T. Goodson
                            (incorporated herein by reference to Exhibit 10.7 to Form
                            10-K for the year ended December 31, 1998).
         10.12           -- Termination Agreement dated December 16, 1998, between
                            PetroQuest Energy, Inc. and Alfred J. Thomas, II
                            (incorporated herein by reference to Exhibit 10.8 to Form
                            10-K for the year ended December 31, 1998).
         10.13           -- Termination Agreement dated December 16, 1998, between
                            PetroQuest Energy, Inc. and Ralph J. Daigle (incorporated
                            herein by reference to Exhibit 10.9 to Form 10-K for the
                            year ended December 31, 1998).
         10.14           -- Termination Agreement dated December 16, 1998, between
                            PetroQuest Energy, Inc. and Robert R. Brooksher
                            (incorporated herein by reference to Exhibit 10.10 to
                            Form 10-K for the year ended December 31, 1998).
         10.15           -- First Amendment to Termination Agreement dated December
                            16, 1998, between PetroQuest Energy, Inc. and Charles T.
                            Goodson dated July 30, 1999 (incorporated herein by
                            reference to Exhibit 10.5 to Form 8-K dated August 9,
                            1999).
         10.16           -- First Amendment to Termination Agreement dated December
                            16, 1998, between PetroQuest Energy, Inc. and Alfred J.
                            Thomas, II dated July 30, 1999 (incorporated herein by
                            reference to Exhibit 10.6 to Form 8-K dated August 9,
                            1999).
         10.17           -- First Amendment to Termination Agreement dated December
                            16, 1998, between PetroQuest Energy, Inc. and Ralph J.
                            Daigle dated July 30, 1999 (incorporated herein by
                            reference to Exhibit 10.7 to Form 8-K dated August 9,
                            1999).
         10.18           -- First Amendment to Termination Agreement dated December
                            16, 1998, between PetroQuest Energy, Inc. and Robert R.
                            Brooksher dated July 30, 1999 (incorporated herein by
                            reference to Exhibit 10.8 to Form 8-K dated August 9,
                            1999).
         10.19           -- Indemnification Agreement dated December 16, 1998,
                            between PetroQuest Energy, Inc. and Charles T. Goodson
                            (incorporated herein by reference to Exhibit 10.11 to
                            Form 10-K for the year ended December 31, 1998).
         10.20           -- Indemnification Agreement dated December 16, 1998,
                            between PetroQuest Energy, Inc. and Alfred J. Thomas, II
                            (incorporated herein by reference to Exhibit 10.12 to
                            Form 10-K for the year ended December 31, 1998).
         10.21           -- Indemnification Agreement dated December 16, 1998,
                            between PetroQuest Energy, Inc. and Ralph J. Daigle
                            (incorporated herein by reference to Exhibit 10.13 to
                            Form 10-K for the year ended December 31, 1998).
         10.22           -- Indemnification Agreement dated December 16, 1998,
                            between PetroQuest Energy, Inc. and Robert R. Brooksher
                            (incorporated herein by reference to Exhibit 10.14 to
                            Form 10-K for the year ended December 31, 1998).
         10.23           -- Indemnification Agreement dated December 16, 1998,
                            between PetroQuest Energy, Inc. and Daniel G. Fournerat
                            (incorporated herein by reference to Exhibit 10.15 to
                            Form 10-K for the year ended December 31, 1998).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.24           -- Indemnification Agreement dated December 16, 1998,
                            between PetroQuest Energy, Inc. and William C. Leuschner
                            (incorporated herein by reference to Exhibit 10.16 to
                            Form 10-K for the year ended December 31, 1998).
         10.25           -- Indemnification Agreement dated December 16, 1998,
                            between PetroQuest Energy, Inc. and Robert L. Hodgkinson
                            (incorporated herein by reference to Exhibit 10.17 to
                            Form 10-K for the year ended December 31, 1998).
         16.1            -- Letter from KPMG dated December 18, 1998 (incorporated
                            herein by reference to Exhibit 16.1 to Form 8-K dated
                            December 21, 1998)
         21.1            -- Subsidiaries of the Company (incorporated herein by
                            reference to Exhibit 21.1 to the Registration Statement
                            No. 333-55745 filed June 2, 1998)
        *23.1            -- Consent of Arthur Andersen LLP
        *23.2            -- Consent of KPMG LLP
        *23.3            -- Consent of Porter & Hedges, LLP (contained in Exhibit
                            5.1)
        *24.1            -- Power of attorney (included on the signature page of this
                            Registration Statement).

---------------

* Filed herewith.